Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

June 21, 2023

by and among

TLGY Acquisition Corporation

VIRGO MERGER SUB CORP.

VERDE BIORESINS, INC.

and

solely for purposes of Sections 3.07, 3.10 and 7.13, and Article XI
TLGY SPONSORS LLC

Table of Contents

Page

Article I Certain Definitions		3
1.01	Definitions	3
1.02	Construction	22
Article II The Merger; Closing		22
2.01	The Merger	22
2.02	Effects of the Merger	23
2.03	Closing	23
2.04	Organizational Documents of the Company and Acquiror	24
2.05	Directors and Officers of the Companies	24
Article III Effects of the Merger		24
3.01	Effect on Capital Stock	24
3.02	Equitable Adjustments	25
3.03	Exchange of Company Certificates and Company Book-Entry Shares	25
3.04	Withholding	26
3.05	No Fractional Shares	27
3.06	Dissenting Shares	27
3.07	Earnout	28
3.08	Financing Certificate	30
3.09	Payment of Expenses	31
3.10	Payment of Stockholder Extension Advances and Sponsor Extension Loans	32
Article IV Representations and Warranties of the Company		32
4.01	Organization, Standing and Corporate Power	33
4.02	Corporate Authority; Approval; Non-Contravention	33
4.03	Governmental Approvals	34
4.04	Capitalization	34
4.05	Subsidiaries	35
4.06	Financial Statements; Internal Controls	35
4.07	Compliance with Laws	35
4.08	Absence of Certain Changes or Events	36
4.09	No Undisclosed Liabilities	36
4.10	Information Supplied	36
4.11	Litigation	37
4.12	Contracts	37
4.13	Employment Matters	39
4.14	Employee Benefits	40
4.15	Taxes	42

4.16	Intellectual Property	43
4.17	Data Protection	44
4.18	Information Technology	45
4.19	Real Property	46
4.20	Corrupt Practices; Sanctions	47
4.21	Competition and Trade Regulation	48
4.22	Environmental Matters	48
4.23	Brokers	49
4.24	Affiliate Agreements	49
4.25	Insurance	49
4.26	COVID-19	49
4.27	Takeover Statutes and Charter Provisions	50
4.28	No Other Representations or Warranties	50
Article V Representations and Warranties of Acquiror and Merger Sub		50
5.01	Organization, Standing and Corporate Power	50
5.02	Corporate Authority; Approval; Non-Contravention	51
5.03	Litigation	52
5.04	Compliance with Laws	52
5.05	Employee Benefit Plans	52
5.06	Financial Ability; Trust Account	53
5.07	Taxes	53
5.08	Brokers	55
5.09	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act	55
5.10	Business Activities; Absence of Changes	56
5.11	Registration Statement	57
5.12	Capitalization	58
5.13	NASDAQ Stock Market Quotation	59
5.14	Contracts; No Defaults	60
5.15	Title to Property	60
5.16	Investment Company Act	60
5.17	Affiliate Agreements	60
5.18	Sanctions	61
5.19	Takeover Statutes and Charter Provisions	61
5.20	No Other Representations or Warranties	61
Article VI Covenants of the Company		61
6.01	Conduct of Business	61
6.02	Inspection	65
6.03	No Claim Against the Trust Account	65
6.04	Proxy Solicitation; Other Actions	66

2

6.05	Non-Solicitation; Acquisition Proposals	67
6.06	Company Lock-up	68
6.07	Litigation	68
6.08	Conversion of Company Notes; Exercise of Company Warrants; Termination of Company Stock Incentive Plan	68
6.09	Company Support Agreement	69
6.10	[Reserved]	69
6.11	Net Debt	69
6.12	Material Contract Consents	69
6.13	Internal Control System	69
6.14	HSR Act	69
6.15	Voting Trust Transfer	71
Article VII Covenants of Acquiror		71
7.01	Indemnification and Insurance	71
7.02	Conduct of Acquiror During the Interim Period	72
7.03	Trust Account	74
7.04	Inspection	75
7.05	Acquiror NASDAQ Listing	75
7.06	Acquiror Public Filings	76
7.07	Section 16 Matters	76
7.08	Director and Officer Appointments	76
7.09	Exclusivity	76
7.10	Redomicile	77
7.11	Acquiror Plan	78
7.12	Stockholder Litigation	78
7.13	Extension of Time to Consummate a Business Combination	78
7.14	HSR Act	80
Article VIII Joint Covenants		81
8.01	Support of Transaction	81
8.02	Preparation of Registration Statement; Extraordinary General Meeting; Solicitation of Company Stockholder Approvals	82
8.03	Tax Matters	85
8.04	Confidentiality; Publicity	86
8.05	Ratification of Covenants	87
8.06	Post-Closing Cooperation; Further Assurances	87
8.07	Financing Cooperation	87
8.08	Key Employees	88
Article IX Conditions to Obligations		88
9.01	Conditions to Obligations of All Parties	88
9.02	Additional Conditions to Obligations of Acquiror	89
9.03	Additional Conditions to the Obligations of the Company	90

3

Article X Termination/Effectiveness		91
10.01	Termination	91
10.02	Effect of Termination	93
Article XI Miscellaneous		93
11.01	Waiver	93
11.02	Notices	93
11.03	Assignment	95
11.04	Rights of Third Parties	95
11.05	Expenses	96
11.06	Governing Law	96
11.07	Captions; Counterparts	97
11.08	Schedules and Exhibits	97
11.09	Entire Agreement	97
11.10	Amendments	97
11.11	Severability	97
11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	98
11.13	Enforcement	98
11.14	Non-Recourse	99
11.15	Non-survival of Representations, Warranties and Covenants	99

Exhibits

Exhibit A – Form of Company Support Agreement

Exhibit B – Form of Acquiror Support Agreement

Exhibit C – Form of Registration Rights Agreement

Exhibit D – Form of Certificate of Incorporation of Acquiror

Exhibit E – Form of Bylaws of Acquiror

Exhibit F – Form of Company Lock-Up Agreement

Exhibit G – Form of FIRPTA Certificate

Exhibit H – Post-Closing Directors and Officers

4

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of June 21, 2023, is entered into by and among TLGY Acquisition Corporation, a Cayman Islands exempted company (“Acquiror”), Virgo Merger Sub Corp., a Delaware corporation (“Merger Sub”), Verde Bioresins, Inc., a Delaware corporation (the “Company”), and, solely for purposes of Sections 3.07, 3.10 and 7.13, and Article XI, TLGY Sponsors LLC, a Cayman Islands limited liability company (the “Sponsor”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated for the purpose of acquiring one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct Subsidiary of Acquiror that was formed for the sole purpose of the Merger;

WHEREAS, in accordance with the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of the Acquiror (the Company, in its capacity as the surviving corporation of the Merger, is referred to as the “Surviving Corporation”);

WHEREAS, the Company Board has (a) determined that this Agreement and the Transactions, including the Merger, and the Ancillary Documents are advisable, fair to, and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Transactions, including the Merger and the Ancillary Agreements to which the Company is a party, and (c) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that the Company Stockholders vote in favor of the adoption of this Agreement;

WHEREAS, each of the Acquiror Board and the board of directors of Merger Sub has (a) determined that this Agreement and the Transactions, including the Merger, and the Ancillary Documents are advisable, fair to and in the best interests of each of Acquiror and Merger Sub and their respective shareholders or stockholders, as applicable, (b) approved and declared advisable this Agreement and the Transactions, including the Merger, and the Ancillary Agreements to which Acquiror and Merger Sub are a party, as applicable, (c) directed that the adoption of this Agreement be submitted to a vote of the Acquiror Shareholders and the sole stockholder of Merger Sub, as applicable, and (d) recommended that the Acquiror Shareholders and the sole stockholder of Merger Sub, as applicable, vote in favor of the adoption of this Agreement;

WHEREAS, immediately following the execution and delivery of this agreement, Acquiror, as the sole stockholder of Merger Sub, shall adopt this Agreement;

WHEREAS, in connection with the Transactions, Humanitario Capital LLC (“Humanitario”), the controlling stockholder of the Company as of the date of this Agreement, will enter into a Support Agreement (the “Company Support Agreement”) with Acquiror and the Company, in the form set forth on Exhibit A, pursuant to which, among other things, Humanitario will agree to execute and deliver a consent constituting the Company Stockholder Approvals;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor, Acquiror and the Company have entered into a Support Agreement, dated as of the date hereof (the “Acquiror Support Agreement” and together with the Company Support Agreements, the “Support Agreements”), in the form set forth on Exhibit B, pursuant to which, among other things, the Sponsor has agreed to vote in favor of the adoption of this Agreement and the Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor, certain directors and officers of Acquiror, Acquiror and the Company have entered into a Sponsor Share Restriction Agreement, dated as of the date hereof (the “Sponsor Agreement”), pursuant to which, among other things, the Sponsor and such directors and officers have agreed to (i) certain restrictions, including transfer restrictions, with respect to their Acquiror Common Stock and/or Acquiror Warrants, and (ii) to a forfeiture of certain of the Acquiror Warrants;

WHEREAS, in connection with the Transactions, within ten (10) Business Days after the Registration Statement is declared effective under the Securities Act, Humanitario shall enter into a voting trust agreement (the “Voting Trust Agreement”) with an independent trustee (the “Voting Trustee”), pursuant to which Humanitario will transfer and assign to the Voting Trustee all of the Closing Merger Consideration and the Earnout Shares received (or to be received) by Humanitario pursuant to the terms of this Agreement, in each case, upon the terms and subject to the conditions set forth in the Voting Trust Agreement and the Support Agreement (the “Voting Trust Transfer”);

WHEREAS, in connection with the Transactions and pursuant to the terms of the Acquiror Support Agreement, Humanitario and Acquiror shall agree to enter into a Subscription Agreement (the “Founder PIPE Agreement”), pursuant to which Humanitario will purchase Acquiror Common Stock upon the Closing, subject to the terms and conditions therein;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Acquiror, the Company, certain Acquiror Shareholders and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article III, will enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form set forth on Exhibit C to be effective upon the Closing;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its shareholders to have their Acquiror Public Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Business Combination (the “Offer”);

WHEREAS, at least one Business Day prior to the consummation of the Merger, Acquiror shall, subject to obtaining the Acquiror Shareholder Approvals, domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the CACI (the “Redomicile”), pursuant to which, among other things, (a) the Acquiror will adopt the certificate of incorporation in the form set forth on Exhibit D (the “Acquiror Charter”), which shall be the certificate of incorporation of Acquiror until amended in accordance with its terms and the DGCL and (b) pursuant to and in accordance with the Redomicile, each issued and outstanding Acquiror Class B Ordinary Share shall automatically convert, on a one-for-one basis, into one share of Acquiror Common Stock, and each issued and outstanding Acquiror Class A Ordinary Share shall automatically convert, on a one-for-one basis, into one share of Acquiror Common Stock, and, as a result of which and pursuant to the Warrant Agreement, each Existing Acquiror Private Placement Warrant shall automatically convert, on a one-for-one basis, into one Domesticated Acquiror Private Placement Warrant, and each Existing Acquiror Public Warrant shall automatically convert, on a one-for-one basis, into one Domesticated Acquiror Public Warrant (the conversion as described in this clause (b), the “Acquiror Share Conversion”);

WHEREAS, prior to the consummation of the Merger, and immediately following the Redomicile, Acquiror shall adopt the bylaws in the form set forth on Exhibit E (the “Acquiror Bylaws”), which shall be the bylaws of Acquiror, until thereafter amended in accordance with its terms, the Acquiror Charter and the DGCL;

WHEREAS, prior to the Closing, Acquiror shall, subject to obtaining the Majority Acquiror Shareholder Approval, adopt an equity incentive plan of the Acquiror (the “Acquiror Equity Incentive Plan”), pursuant to Section 7.11 and in a form prepared by the Company in consultation with the Acquiror;

WHEREAS, Acquiror shall be renamed “Verde Bioresins, Corp.”, or such other name mutually agreed to by the Company and Acquiror (the “Name Change”), and shall trade publicly on the NASDAQ under the new ticker symbol “VRDE”; and

WHEREAS, the parties intend that, for United States federal income tax purposes, (a) the Redomicile qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (b) the Acquiror Share Conversion qualifies as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations, (c) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror, Merger Sub and the Company are parties under Section 368(b) of the Code and the Treasury Regulations, and (d) this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I
Certain Definitions

1.01            Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.17.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Change in Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Ordinary Share” means a Class A ordinary share, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Ordinary Share” means a Class B ordinary share, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means the shares of common stock of Acquiror, par value $0.0001 per share, from and after the Redomicile.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Equity Incentive Plan” has the meaning specified in the Recitals hereto.

“Acquiror Equity Plan Proposal” has the meaning specified in Section 8.02(c).

“Acquiror Final Prospectus” means the Acquiror’s final prospectus, dated November 30, 2021, as amended.

“Acquiror Material Contracts” has the meaning specified in Section 5.14(a).

“Acquiror Ordinary Shares” means prior to the Redomicile, collectively, the Acquiror Class A Ordinary Shares and the Acquiror Class B Ordinary Shares.

“Acquiror Organizational Documents” means (a) prior to the Redomicile, the Articles of Association as may be amended from time to time in accordance with its provisions and the CACI, and (b) after the Redomicile, the Acquiror Charter and the bylaws of Acquiror.

“Acquiror Extension Termination Notice” has the meaning specified in Section 7.13(a).

“Acquiror Private Placement Warrants” means (a) prior to the Redomicile, the Existing Acquiror Private Placement Warrants, and (b) from and after the Redomicile, (i) the Domesticated Acquiror Private Placement Warrants, and (ii) any private placement warrants to acquire Acquiror Common Stock issuable upon conversion of the Working Capital Loans or the Sponsor Extension Loans.

“Acquiror Public Shares” means the Acquiror Class A Ordinary Shares initially included in the units sold by Acquiror in its initial public offering (or, after the Redomicile, the shares of common stock, par value $0.0001 per share, of Acquiror into which such Acquiror Class A Ordinary Shares shall have been converted).

“Acquiror Public Warrants” means (a) prior to the Redomicile, the Existing Acquiror Public Warrants, and (b) from and after the Redomicile, the Domesticated Acquiror Public Warrants.

“Acquiror SEC Reports” has the meaning specified in Section 5.09(a).

“Acquiror Share Conversion” has the meaning specified in the Recitals hereto.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Acquiror Organizational Documents) holder of Acquiror Public Shares to redeem all or a portion of the Acquiror Public Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) calculated as of two (2) Business Days prior to Closing (as determined in accordance with the Acquiror Organizational Documents) in connection with the Proposals.

“Acquiror Share Redemption Payment” means the payment of the consideration for the Acquiror Share Redemption on the terms and subject to the conditions and limitations set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement.

“Acquiror Shareholder” means (a) prior to the Redomicile, a holder of Acquiror Ordinary Shares and (b) after the Redomicile, a holder of Acquiror Common Stock.

“Acquiror Shareholder Approvals” means the Majority Acquiror Shareholder Approval and the Supermajority Acquiror Shareholder Approval.

“Acquiror Support Agreement” has the meaning specified in the Recitals hereto.

“Acquiror Warrants” means the Acquiror Public Warrants, the Acquiror Private Placement Warrants, and, after their issuance, the Contingent Warrants.

“Acquisition Proposal” has the meaning specified in Section 6.05(b)(i).

“Action” means any claim, action, suit, assessment, audit, investigation, examination, arbitration or proceeding, in each case that is brought by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.02(c).

“Advisory Amendment Proposal” has the meaning specified in Section 8.02(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Company Shares” means the sum, without duplication, of the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, after giving effect to the Company Conversion.

“Agreement” has the meaning specified in the preamble hereto.

“Amendment Proposal” has the meaning specified in Section 8.02(c).

“Ancillary Agreements” means the Sponsor Agreement, the Support Agreements, the Company Lock-Up Agreements, the Registration Rights Agreement, the Trust Agreement and any other agreement related to the Transactions.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including political donations or campaign finance Laws, the U.S. Foreign Corrupt Practices Act, all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any person to obtain or retain business or an improper business advantage.

“Antitrust Approvals” means the expiration or termination of all applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Articles of Association” means the Amended and Restated Memorandum and Articles of Association of Acquiror, adopted by special resolution and effective on November 30, 2021, and as may be amended from time to time in accordance with its provisions, this Agreement and the CACI.

“Balance Sheet Date” means December 31, 2022.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, individual consulting, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, incentive compensation, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, vacation, fringe or other benefits or remuneration plan, program, policy, agreement or arrangement of any kind.

“Business Combination” has the meaning ascribed to such term in the Articles of Association.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Grand Cayman, Cayman Islands are authorized or required by Law to close.

“CACI” means the Companies Act (As Revised) of the Cayman Islands.

“Cancelled Shares” has the meaning specified in Section 3.01(b).

“Capitalized Lease Obligations” means obligations pursuant to a lease that is, or is required in accordance with GAAP to be, classified as a finance lease (specifically excluding any obligations pursuant to operating leases that, prior to adoption of the Financial Accounting Standards Board’s Accounting Standard Codification Topic 842, would not have been required to be recognized on a balance sheet prepared in accordance with GAAP).

“CBA” has the meaning specified in Section 4.12(a)(xii).

“Certificate of Merger” has the meaning specified in Section 2.01.

“Closing” has the meaning specified in Section 2.03.

“Closing Merger Consideration” has the meaning specified in Section 3.01(c).

“Closing Per Share Price” has the meaning specified in Section 3.01(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Available Software” means “off-the-shelf”, non-customized or non-modified Software that is (a) made available to or licensed to the Company or any of its Subsidiaries on a non-exclusive basis by any Person solely in executable or object code form, (b) not incorporated into any of the products or services of the Company or any of its Subsidiaries, and (c) made generally commercially available on and actually licensed under standard non-discriminatory terms, for either (i) annual payments by the Company and its Subsidiaries of $10,000 or less or (ii) aggregate payments by the Company and its Subsidiaries of $10,000 or less.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” means each Benefit Plan, sponsored, maintained or contributed to (or obligated to be sponsored, maintained or contributed to) by the Company or any of its Subsidiaries, (a) in which any current or former employee or other service provider to the Company or any of its Subsidiaries participates or has any rights or benefits, whether absolute or contingent, or (b) with respect to which the Company or any of its Subsidiaries has or could have any Obligation, except to the extent such plan is sponsored or maintained by a Governmental Authority as required by applicable Law.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 8.02(f).

“Company Certificates” has the meaning specified in Section 3.03(a).

“Company Change in Recommendation” has the meaning specified in Section 8.02(f).

“Company Common Stock” means a share of the Company’s common stock, par value $0.0001 per share.

“Company Conversion” has the meaning specified in Section 6.08.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Existing Notes” means (i) that certain Secured Convertible Promissory Note, dated February 17, 2023, between the Company and Acuitas (and assigned by Acuitas to Humanitario on June 19, 2023), and (ii) that certain Secured Convertible Promissory Note, dated June 15, 2023, between the Company and Acuitas (and assigned by Acuitas to Humanitario on June 19, 2023).

“Company Extension Loans” means any loan made to Acquiror or the Sponsor by the Company or any of Affiliate of the Company for the purpose of financing costs incurred in connection with an Extension.

“Company Intellectual Property” means all Owned Intellectual Property and all other Intellectual Property used in, held for use or necessary to the business of the Company or any of its Subsidiaries.

“Company Interim Notes” means convertible notes issued by the Company to Humanitario after the execution of this Agreement but prior to the First Closing Date.

“Company Notes” means the Company Existing Notes and the Company Interim Notes.

“Company Organizational Documents” means the certificate of incorporation and bylaws of the Company, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Company Permits” has the meaning specified in Section 4.07(d).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Software” means all material Software used in the business of the Company or any of its Subsidiaries.

“Company Stock” means the Company Common Stock and any other equity securities issued by the Company.

“Company Stockholder” means each holder of a share of Company Stock.

“Company Stockholder Approvals” has the meaning specified in Section 8.02(f).

“Company Stockholder Earnout Shares” has the meaning specified in Section 3.07(a).

“Company Support Agreement” has the meaning specified in the Recitals hereto.

“Company Warrants” means each outstanding and unexercised warrant to purchase Company Stock whether or not then vested or fully exercisable.

“Competing Proposal” has the meaning specified in Section 7.09(c).

“Confidentiality Agreement” means that certain Confidentiality Agreement (as may be amended or supplement), dated as of May 30, 2022, between TLGY Holdings LLC and the Company.

“Contingent Rights” shall mean the contingent right attached to the Acquiror Class A Ordinary Shares to receive at least one-fourth of one Acquiror Warrant pursuant to the Warrant Agreement, under certain circumstances and subject to adjustment as further described in the Acquiror Final Prospectus.

“Contingent Warrants” shall mean the warrants in the same form as and fungible with the Acquiror Public Warrants, issued under the Contingent Rights pursuant to the Warrant Agreement.

“Contract” means any legally binding contract, agreement, license or sublicense, subcontract, lease, and purchase order.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 or any mutation of the same, including any resulting epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, isolation, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning specified in Section 3.06.

“Domesticated Acquiror Private Placement Warrants” means the Existing Acquiror Private Placement Warrants after giving effect to the Redomicile, as a result of which each shall automatically become a warrant to acquire one share of Acquiror Common Stock.

“Domesticated Acquiror Public Warrant” means the Existing Acquiror Public Warrants after giving effect to the Redomicile, as a result of which each shall automatically become a warrant to acquire one share of Acquiror Common Stock.

“Earnout Period” means the time period following the Third Closing Date and the fifth-year anniversary of the Third Closing Date.

“Earnout Shares” means the Sponsor Earnout Shares and the Company Stockholder Earnout Shares.

“Effective Time” has the meaning specified in Section 2.01.

“Eligible Company Stockholders” has the meaning specified in Section 3.07.

“Enforceability Exceptions” has the meaning specified in Section 4.02(a).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), public and worker health and safety (to the extent relating to exposure to Hazardous Materials), or the investigation, cleanup, use, generation, management, manufacture, labeling, registration, import, export, storage, emission, treatment, transportation, disposal or Release of or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity (whether or not incorporated) which, together with the Company, currently is, or has been within the last six (6) years treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

“Ex-Im Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Acquiror Private Placement Warrant” means each private placement warrant to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of eleven dollars fifty cents ($11.50), that was sold to Sponsor simultaneously with the closing of Acquiror’s initial public offering.

“Existing Acquiror Public Warrant” means a warrant to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of eleven dollars fifty cents ($11.50), that was included in the units sold as part of Acquiror’s initial public offering.

“Extension” has the meaning specified in Section 7.13(a).

“Extension Loans” means any Sponsor Extension Loan or Company Extension Loan.

“Extraordinary General Meeting” means a meeting of the holders of Acquiror Ordinary Shares to be held for the purpose of approving the Proposals.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) that is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“First Closing Date” has the meaning specified in Section 2.03.

“Foreign Investment Laws” means all applicable Laws and Orders relating to foreign investment or that provide for the review of national security or defense matters or the national interest in connection with the cross-border acquisition of any interest in or assets of a business under the jurisdiction of a Governmental Authority, including the Committee on Foreign Investment in the United States.

“Founder PIPE Agreement” has the meaning specified in the Recitals.

“Fraud” means actual and intentional fraud under Delaware common law with a specific intent to deceive brought against a party hereto based on a representation or warranty of such party hereto contained in this Agreement; provided, that at the time such representation was made (a) such representation was inaccurate, (b) such party hereto had actual Knowledge (and not imputed or constructive Knowledge) of the inaccuracy of such representation, (c) such party hereto had the specific intent to deceive another party hereto, and (d) the other party hereto acted in reliance on such inaccurate representation and suffered losses as a result of such inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Official” means any official or employee of any directly or indirectly government-owned or controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such entity or for or on behalf of any such public international organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Gross Proceeds” means an amount equal to (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing, after taking into account the Acquiror Share Redemption; plus (b) the proceeds under the Founder PIPE Agreement; plus (c) all cash or cash-equivalent instruments of the Company and its Subsidiaries (excluding any cash already taken into account in clause (b) above, or any cash proceeds from the Company Notes); plus (d) the proceeds actually paid to Acquiror at or prior to the Closing under any Pre-Closing Financing, and the proceeds payable to Acquiror after the Closing under any Pre-Closing Financing to the extent committed at or prior to the Closing.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning), or otherwise subject to liability or standards of care under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, toxic mold or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Humanitario” has the meaning specified in the recitals hereto.

“Humanitario Proceeds” means, without duplication, (a) the proceeds under the Founder PIPE Agreement, (b) the cash proceeds from the Company Notes, (c) cash or cash-equivalent instruments of the Company and its Subsidiaries, and (d) any proceeds received from Humanitario and/or any of its Affiliates under any other bona fide debt or equity financing by Humanitario and/or any of its Affiliates. For the avoidance of doubt, proceeds from any Person (except for Humanitario and/or its Affiliates) from any Pre-Closing Financing that is originated or introduced by any of the Company, Humanitario, and/or any of their Affiliates or Representatives shall not constitute “Humanitario Proceeds”.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) Capitalized Lease Obligations, (g) obligations under any Financial Derivative/Hedging Arrangement (assuming termination thereof), (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above, and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights and other proprietary rights of any kind, as they exist anywhere in the world, whether registered or unregistered, including all: (a) patents and patent applications (including any renewals, extensions, divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof, substitutions and foreign counterparts relating to any such patents and patent applications, and industrial property rights); (b) trademarks, service marks, trade dress, trade and brand names and logos and social media designations, and any and all other indicia of source or origin, together with all goodwill associated therewith and any registrations and applications for registration therefor; (c) rights associated with works of authorship, including exclusive exploitation rights, copyrights, copyrightable works, and any registrations and applications for registration therefor; (d) internet domain names, IP addresses and URLs; (e) trade secrets and other intellectual property rights in know-how, inventions, processes, procedures, technical data, algorithms, formulae, protocols, techniques, results of experimentation and testing, and business information (including financial and marketing plans, supplier lists, and pricing and cost information) and other confidential and proprietary information rights; (f) rights in databases and data collections (including knowledge databases, customer lists and customer databases); (g) intellectual property rights in Software (including in object code and source code); and (h) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“Interim Period” has the meaning specified in Section 6.01.

“Intervening Event” means an event, fact, development, circumstance or occurrence, that materially and negatively affects the business, assets, operations or prospects of the Company and its Subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to the Acquiror or the Acquiror Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the Acquiror Board as of the date hereof), and that becomes known to the Acquiror Board after the date of this Agreement (but specifically excluding a Competing Proposal). For the avoidance of doubt the Acquiror Share Redemption shall not be deemed to be an Intervening Event.

“Intervening Event Notice Period” has the meaning specified in Section 8.02(d).

“IT Systems” means all computer hardware (including computer systems, servers, routers, hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with the foregoing), data Processing systems, Software, and all other information technology equipment and assets, including any outsourced systems and processes, and documentation related to the foregoing, in each case, that are owned, leased, licensed by, used, relied on, held for use or controlled by the Company and its Subsidiaries.

“Knowledge” shall mean the actual knowledge of (a) in the case of the Company, Brian Gordon, and (b) in the case of Acquiror, Jin-Goon Kim.

“Law” means any statute, law (including common law), constitution, act, treaty, convention, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lease Documents” has the meaning specified in Section 4.19(d).

“Leased Company Properties” has the meaning specified in Section 4.19(c).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for (a) any restrictions arising under any applicable Securities Laws, and (b) immaterial easements, rights of way, covenants, encumbrances or restrictions that do not materially detract from the value of the underlying asset or interfere with the use of, or in the case of real property, occupancy of, the asset.

“Listing Application” has the meaning specified in Section 7.05(b).

“Majority Acquiror Shareholder Approval” means, with respect to any Proposal other than the Redomicile Proposal, the Name Change Proposal and the Amendment Proposal, the affirmative vote by ordinary resolutions of at least a majority of the votes cast by holders of Acquiror Ordinary Shares voting in person or by proxy at the Extraordinary General Meeting.

“Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on (i) the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following (or any event, change, circumstance or development to the extent primarily arising out of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” pursuant to clause (i) above: (a) any actual or proposed change or development in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (b) any change or development in interest rates, exchange rates, or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company or its Subsidiaries operate, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, employees, or contractors, (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action, or failure to take action, required or contemplated by this Agreement or with the prior written consent of Acquiror, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (g) any (x) armed hostilities or the escalation thereof, whether or not pursuant to the declaration of any national emergency or war, or (y) military or terrorist attack, or escalation thereof, and (h) any failure of the Company and its Subsidiaries, taken as a whole to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company operates.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Consideration” has the meaning specified in Section 3.03(a).

“Merger Sub” has the meaning specified in the preamble hereto.

“Minimum Cash Condition” means the Net Proceeds (but excluding any Humanitario Proceeds, to the extent accounted for as Net Proceeds) at the Closing shall be no less than $15,000,000 (after taking into account any Cost Discount).

“Minimum IRR Threshold” means a value that provides a gross internal rate of return of 35%, calculated based on the Closing Per Share Price and from the Third Closing Date until the first Trading Day of the applicable 30-day period for purposes of the 30-Day VWAP calculation or the closing of the Trade Sale, as applicable, taking into account all declared and paid dividends.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Name Change Proposal” has the meaning specified in Section 8.02(c).

“Net Debt” means, with respect to the Company, (a) the total short-term and long-term liabilities of the Company (except for (x) such liabilities under the Stockholder Extension Advances and any Company Interim Notes issued in connection with any Stockholder Extension Advances and (y) the Company Notes to be converted into Company Common Stock pursuant to Section 6.08), minus (b) the total cash and cash equivalents of the Company; in each case, on a consolidated basis and determined in accordance with GAAP.

“Net Proceeds” means Gross Proceeds, after deduction of all Transaction Expenses.

“NASDAQ Proposal” has the meaning specified in Section 8.02(c).

“NASDAQ” means the Nasdaq Global Market.

“Non-TLGY Pre-Closing Financing” means any Pre-Closing Financing that is originated or introduced by any of the Company, Humanitario, and/or any of their Affiliates or Representatives (excluding, for the avoidance of doubt, the Sponsor, Acquiror, and/or any of their respective Affiliates or Representatives). For the avoidance of doubt, the proceeds under the Founder PIPE Agreement shall constitute a Non-TLGY Pre-Closing Financing.

“Obligations” means any duties, debts, guarantees, responsibilities, liabilities, assurances, commitments and obligations, costs and expenses of whatever kind and nature, whether legal or equitable, whether vested, absolute or contingent, primary or secondary, direct or indirect, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, patent or latent, and whether based in common law or statute or arising under Contract or by action of any Governmental Authority or otherwise.

“Offer” has the meaning specified in the Recitals hereto.

“Owned Company Software” means all Software owned by the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries purport to own.

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries purport to own, including Registered IP.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (i) that arise in the ordinary course of business, (ii) relate to amounts not yet delinquent or (iii) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP on the Audited Financial Statements; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) Liens for Taxes (i) not yet delinquent or (ii) that are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP; (d) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses or occupancy of such real property, or which do not materially detract from the value of the underlying asset; (e) non-exclusive licenses of Intellectual Property granted to customers and service providers in the ordinary course of business; (f) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Audited Financial Statements (which such Liens are referenced or the existence of which such Liens is referred to in the notes to the balance sheet included in the Audited Financial Statements); (g) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any real property leased by the Company, or which do not materially detract from the value of the underlying asset; and (h) Liens described on Schedule 101(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means any information that, alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with a natural Person, including names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers, credit card information, billing and transactional information, contact preferences, financial information or other information that constitutes “personal information”, “personally identifiable information” or “personal data” under applicable laws.

“Pre-Closing Financing” means (a) the issuance by the Acquiror of any shares of capital stock or equity-linked securities or rights exercisable for or convertible into shares of capital stock or (b) equity financing facilities or non-redemption pools entered into by the Acquiror, in each case with respect to clauses (a) and (b), the definitive agreements of which will be entered into on or after the date hereof and prior to or simultaneously with the Closing.

“Privacy Laws” means any and all Laws and binding guidelines and industry standards, in each case, as applicable to the Company or any of its Subsidiaries, relating to data privacy, protection or security or the receipt or the Processing of Personal Information, including all Laws governing cybercrime and breach notification, Section 5 of the Federal Trade Commission Act, California Consumer Privacy Act of 2018, California Privacy Rights Act of 2020, Children’s Online Privacy Protection Act, Family Education Rights Privacy Act, state data breach notification Laws, state data security Laws, state social security number protection Laws, EU General Data Protection Regulation 2016/679, EU Privacy and Electronic Communications Directive 2002/58/EC, any successor or implementing legislation or regulation to any of the foregoing and any Law concerning requirements for any outbound communications and/or electronic marketing (including e-mail marketing, telemarketing and text messaging).

“Processing” means any operation or set of operations performed on data, including adaption or alteration, combination, recording, distribution, import, export, organization, protection, disposal, blocking, erasure, destruction, storing, use, disclosure, collection, transferring or otherwise interacting with such data, including Personal Information.

“Proposals” has the meaning specified in Section 8.02(c).

“Pro Rata Share” means, for each Eligible Company Stockholder, a percentage determined by dividing (a) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after taking into account the Company Conversion) held by such Eligible Company Stockholder immediately prior to the Effective Time, by (b) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after taking into account the Company Conversion) held by all Eligible Company Stockholders immediately prior to the Effective Time.

“Proxy Statement” means the proxy statement and notice of extraordinary general meeting filed by Acquiror as part of the Registration Statement with respect to the Extraordinary General Meeting for the purpose of soliciting proxies from Acquiror Shareholders to approve the Proposals (which shall also provide the Acquiror Shareholders with the opportunity to redeem their Acquiror Public Shares in conjunction with a shareholder vote on the Business Combination).

“Redeeming Shareholder” means an Acquiror Shareholder who demands that Acquiror redeem all or part of its Acquiror Public Shares for cash in connection with the transactions contemplated hereby or otherwise in accordance with the Acquiror Organizational Documents.

“Redomicile” has the meaning specified in the Recitals hereto.

“Redomicile Proposal” has the meaning specified in Section 8.02(c).

“Registered IP” has the meaning specified in Section 4.16(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 8.02(a).

“Regulatory Approvals” has the meaning specified in Section 9.01(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Related Party” means, with respect to any party hereto, any Subsidiary or Affiliate thereof, or any business, entity or Person that any of the foregoing controls, is controlled by or is under common control with.

“Release” means any actual or threatened releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into or through the indoor or outdoor environment.

“Relevant Month” means, with respect to a Year, the first whole calendar month within such Year and each of the eleven (11) consecutive calendar months thereafter.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Required Acquiror Shareholder Approvals” means approval by Acquiror Shareholders of the Transaction Proposal, Redomicile Proposal, Name Change Proposal, Amendment Proposal, NASDAQ Proposal, and the Acquiror Equity Plan Proposal.

“Sanctioned Territory” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the non-Ukrainian-government controlled areas of Kherson and Zaporizhzhia).

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person located, organized, or resident in a Sanctioned Territory; (c) the government of a Sanctioned Territory or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions, trade controls, or embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, or (c) any other applicable jurisdiction.

“Schedules” means the disclosure schedules of the Company or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Second Closing Date” has the meaning specified in Section 2.03.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, models and methodologies, schematics, specification, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Sponsor Earnout Shares” has the meaning specified in Section 3.07(b).

“Sponsor Extension Loan” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Sponsor’s designee, for the purpose of financing costs incurred in connection with an Extension.

“Stockholder Extension Advances” has the meaning specified in the Company Support Agreement.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supermajority Acquiror Shareholder Approval” means, with respect to the Redomicile Proposal, the Name Change Proposal and the Amendment Proposal, the affirmative vote by special resolution of two-thirds (2/3) of the votes eligible to be cast by the holders of the outstanding Acquiror Ordinary Shares who, being present in person or by proxy and entitled to vote at the Extraordinary General Meeting, actually vote at the Extraordinary General Meeting.

“Support Agreements” has the meaning specified in the Recitals hereto.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Target Cash Percentage” shall mean the quotient of (x) the dollar amount of the Net Proceeds at the Closing (after subtracting therefrom the amount of proceeds raised from any Non-TLGY Pre-Closing Financing), and (y) the Target Cash Requirement, provided, however, that the Target Cash Percentage shall not be greater than 100%.

“Target Cash Requirement” means a minimum of $25,000,000.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, sales, use, or other tax, escheat or unclaimed property obligation, governmental fee or other like assessment, together with any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Authority” means any Governmental Authority with jurisdiction or authority to impose, administer, levy, assess or collect Tax.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Third Closing Date” has the meaning specified in Section 2.03.

“Trade Sale” means any transaction or series of related transactions (a) following which fifty percent (50%) or more of the voting power of Acquiror is transferred to a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than Acquiror or any of their respective subsidiaries), (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of Acquiror immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of Acquiror or any of their respective subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Acquiror to any person; provided that, in each case, no transferee or acquiror in such transaction or series of transactions shall be an Affiliate of any of the transferor or seller in such transaction or series of transactions.

“Trading Day” means any day on which shares of Acquiror Common Stock is actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Transaction Proposal” has the meaning specified in Section 8.02(c).

“Transactions” means the transactions contemplated by this Agreement, including the Redomicile and the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event” means either Triggering Event I or Triggering Event II.

“Triggering Event I” means the daily volume-weighted average price as reported by Bloomberg for any thirty (30) consecutive Trading Day period within the Earnout Period for one share of Acquiror Common Stock quoted on the NASDAQ (or such other exchange on which the shares of Acquiror Common Stock are then listed) (the “30-Day VWAP”) is greater than or equal to a value that equals or exceeds the Minimum IRR Threshold, provided that the first Trading Day of such 30-Trading Day period shall occur after the 30 month anniversary of the Third Closing Date.

“Triggering Event II” means (a) the 30-Day VWAP is greater than or equal to a value that equals or exceeds the Minimum IRR Threshold, provided that the first Trading Day of the relevant 30 Trading Day period shall occur after the 42 month anniversary of the Third Closing Date, or (b) a Trade Sale that occurs after the 42 month anniversary of the Third Closing Date but within the Earnout Period that reflects a valuation (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the Acquiror Board in good faith) per share of Acquiror Common Stock on a fully diluted basis that equals or exceeds the Minimum IRR Threshold.

“Trust” has the meaning specified in the Recitals hereto.

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“Voting Trust Transfer” has the meaning specified in the Recitals hereto.

“Voting Trustee” has the meaning specified in the Recitals hereto.

“Warrant Agreement” means that certain Warrant Agreement, dated as of November 30, 2021, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, as may be amended from time to time.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Sponsor’s designee, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

1.02         Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) any reference to a Law shall mean such Law as amended through the relevant date.

(b)           Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)             All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)            The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than the Business Day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

Article II
The Merger; Closing

2.01         The Merger. Upon the terms and subject to the conditions set forth in this Agreement, following the Acquiror Share Redemption Payment and the Redomicile, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company continuing as the Surviving Corporation. Following the Merger the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement (including Section 2.03 hereof) and the DGCL.

2.02         Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.03         Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”), including the Acquiror Share Redemption Payment and the Redomicile, shall take place electronically through the exchange of documents via e-mail or facsimile beginning on the date which is eight (8) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually begins is referred to in this Agreement as the “First Closing Date.” Notwithstanding the foregoing, subject to Section 10.01, Acquiror has the option to postpone the First Closing Date if the Minimum Cash Condition is not satisfied. Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms:

(a)            on the First Closing Date:

(i)             Acquiror shall cause the Acquiror Share Redemption Payment to be consummated;

(ii)            Acquiror shall cause the Certificate of Domestication to be filed pursuant to Section 7.10 hereof, and the Certificate of Domestication shall specify that the Redomicile shall become effective on the next Business Day after the Certificate of Domestication has been filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Domestication (the effective time of the Redomicile, the “Redomicile Effective Time”, and the date on which the Redomicile becomes effective, the “Second Closing Date”); and

(iii)           the Company shall cause a certificate of merger in form and substance reasonably satisfactory to the Acquiror and the Company (the “Certificate of Merger”), together with all other necessary documentation, to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL, and the Certificate of Merger shall specify that the Merger shall become effective on the second Business Day after the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time” and the date on which the Merger becomes effective, the “Third Closing Date);

(b)            on the Second Closing Date, the Redomicile will become effective, and by virtue of the Redomicile, the Name Change will occur; and

(c)            on the Third Closing Date, the Merger will become effective, and Acquiror shall have been approved to trade publicly on the NASDAQ under the new ticker symbol “VRDE”.

2.04         Organizational Documents of the Company and Acquiror. At the Effective Time, the certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended in accordance with their terms and the DGCL.

2.05         Directors and Officers of the Companies.

(a)            Persons constituting the officers of the Company prior to the Effective Time shall be appointed as the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed.

(b)            Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, Acquiror shall take all necessary action prior to the Effective Time such that (i) each director of Acquiror in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time), (ii) immediately after the Effective Time, the Acquiror Board shall consist of seven (7) members, with one (1) member of the Acquiror Board to be appointed by the Sponsor (the “Sponsor Director”) (which initially shall be Jin-Goon Kim) and (iii) the initial members of the Acquiror Board shall be the individuals set forth on Exhibit H, each to serve in the applicable class of directors identified therein. The initial members of the audit committee, the compensation committee and the corporate governance committee of the Acquiror Board immediately after the Effective Time shall be such individuals as agreed upon by the Company and Acquiror prior to the Closing in good faith. If necessary to effect the foregoing, the Acquiror Board shall adopt resolutions prior to the Effective Time that expand or decrease the size of the Acquiror Board and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Acquiror Board. Each person appointed as a director of Acquiror pursuant to this Section 2.05(b) shall remain in office as a director of Acquiror until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If any of the directors set forth on Exhibit H shall be unable or unwilling to serve at the Closing, the party that appointed such individual, shall promptly designate a replacement director and provide any relevant information about such appointee as the other party may reasonably request.

(c)            Acquiror shall take all necessary action prior to the Effective Time such that (i) each officer of Acquiror in office immediately prior to the Effective Time shall cease to be an officer immediately following the Effective Time and (ii) the persons constituting the officers of the Company prior to the Effective Time shall, as of immediately following the Effective Time, be appointed the officers of Acquiror in identical positions until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed.

Article III
Effects of the Merger

3.01         Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Merger Sub or the holder of any Company Stock:

(a)            Conversion of Merger Sub Common Stock. Each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be automatically converted at the Effective Time into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.0001 per share, and such shares will constitute the only outstanding equity interests of the Surviving Corporation following the Merger.

(b)            Cancellation of Certain Company Stock. Each share of Company Stock issued and outstanding immediately prior to the Effective Time that is held by the Company in treasury or owned by Acquiror or by Merger Sub shall no longer be outstanding and shall be automatically cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(c)            Conversion of All Other Company Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares and Dissenting Shares, shall be automatically converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of Acquiror Common Stock (deemed to have a value of ten dollars ($10) per share) (the “Closing Per Share Price”) (the “Closing Merger Consideration”) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $365,000,000 by (ii) ten dollars ($10) by (y) the Aggregate Company Shares.

3.02         Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Stock or Acquiror Ordinary Shares shall have been changed into a different number of shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, change, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Stock or Acquiror Ordinary Shares will be appropriately adjusted to provide to the holders of Company Stock and the holders of Acquiror Ordinary Shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.03         Exchange of Company Certificates and Company Book-Entry Shares.

(a)            Exchange Procedures. At the Closing, the Company Stockholders holding shares of Company Common Stock shall deliver the certificates or book entry statements evidencing their right to shares of Company Common Stock (collectively, the “Company Certificates”), other than Cancelled Shares and Dissenting Shares, to Acquiror for cancellation, or in the case of a lost, stolen or destroyed Company Certificate, will deliver to Acquiror an affidavit (and indemnity if required) in the manner provided in Section 3.03(e) below, and, in exchange therefor, Acquiror shall instruct its transfer agent to issue the Closing Merger Consideration in book-entry form promptly thereafter (but in no event earlier than the Effective Time), and Company Certificates shall forthwith be cancelled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Closing Merger Consideration and the Earnout Shares as prescribed by this Agreement (the “Merger Consideration”).

(b)            Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Certificates with respect to the Merger Consideration to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates. Subject to applicable Law, following surrender of any such Company Certificates, Acquiror shall promptly deliver to the record holders thereof, without interest, the Closing Merger Consideration issued in exchange therefor in book-entry form and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect thereto; provided, however, any dividends or other distributions with respect to Earnout Shares shall be subject to the provisions of Section 3.08.

(c)            Transfers of Ownership. If Merger Consideration is to be issued in book-entry form in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of the Merger Consideration in any name other than that of the registered holder of the Company Certificates surrendered, or established to the reasonable satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

(d)            No Further Ownership Rights in Company Common Stock. All shares of Acquiror Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 3.03.

(e)            Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, Acquiror shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the aggregate Closing Merger Consideration (and Earnout Shares, if applicable) into which the shares of Company Common Stock formerly represented by such Company Certificates was converted into and any dividends or distributions payable pursuant to Section 3.03(b); provided, however, that, as a condition precedent to the delivery of such Closing Merger Consideration (and Earnout Shares, if applicable), the owner of such lost, stolen or destroyed Company Certificates shall indemnify Acquiror against any claim that may be made against Acquiror or the Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

3.04         Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Corporation and their respective Affiliates and agents (each, a “Payor”) shall be entitled to deduct and withhold from any consideration or amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Tax Law. To the extent that a Payor withholds or deducts such amounts with respect to any Person, such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes.

3.05         No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 3.01, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. In lieu of the issuance of any such fractional share, Acquiror shall pay in cash (rounded to the nearest whole cent), without interest, to each former Company Stockholder who otherwise would be entitled to receive such fractional share, after aggregating all fractional shares that otherwise would be paid to such Person, an amount equal to such fractional amount multiplied by the Closing Per Share Price.

3.06         Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder entitled to vote in respect of such shares of Company Common Stock who has not voted in favor of the Merger or consented thereto in writing pursuant to Section 228 of the DGCL and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration and shall instead be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled to only such rights as may be granted to him, her or it under the DGCL. If any holder of Dissenting Shares fails to perfect or otherwise fails to comply with the provision of Section 262 of the DGCL or otherwise effectively waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the appraised value of such Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into, and to have become exchangeable for the right to receive the Merger Consideration upon the surrender of such shares in accordance with this Article III and thereafter shall not be deemed to be Dissenting Shares. The Company shall give Acquiror reasonably prompt notice of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the appraised value of Dissenting Shares, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

3.07         Earnout.

(a)            Company Stockholders’ Earnout.

(i)              Following the Closing, and as additional consideration for the Merger, promptly upon the occurrence of a Triggering Event, Acquiror shall issue or cause to be issued to the Company Stockholders immediately before the Effective Time (after giving effect to the Company Conversion and excluding holders of Cancelled Shares and Dissenting Shares) (the “Eligible Company Stockholders”) (in each case, in accordance with their respective Pro Rata Shares) up to an aggregate of 36,500,000 shares of Acquiror Common Stock (such shares, the “Company Stockholder Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement, as follows:

(A)          upon the occurrence of Triggering Event I within the Earnout Period, 18,250,000 shares of Company Stockholder Earnout Shares shall be issued to the Eligible Company Stockholders in accordance with their respective Pro Rata Shares, provided that this clause (A) shall no longer be applicable upon and after the satisfaction of the milestones set forth in clause (B) below; and

(B)           upon the occurrence of Triggering Event II within the Earnout Period, a number of Company Stockholder Earnout Shares shall be issued to the Eligible Company Stockholders in accordance with their respective Pro Rata Shares such that the cumulative total of all issued Earnout Shares reaches 36,500,000 shares (inclusive of Company Stockholder Earnout Shares issued under clause (A) above, if any).

(ii)            For the avoidance of doubt, the Eligible Company Stockholders shall be entitled to receive their respective Pro Rata Shares of the Company Stockholder Earnout Shares upon the occurrence of each Triggering Event which may, for the avoidance of doubt, occur at the same time; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Stockholders be entitled to receive more than an aggregate of 36,500,000 Company Stockholder Earnout Shares.

(iii)           The right of the Eligible Company Stockholders to receive the Company Stockholder Earnout Shares is solely a contractual right, will not be evidenced by a certificate or other instrument and does not constitute a security. The Company Stockholder Earnout Shares, upon issuance, shall be subject to the limitations and restrictions as set forth in the Company Lock-Up Agreements.

(iv)           Notwithstanding anything to the contrary contained herein, no fraction of a Company Stockholder Earnout Share will be issued, and each Person who would otherwise be entitled to a fraction of a Company Stockholder Earnout Share (after aggregating all fractional Company Stockholder Earnout Share that otherwise would be received by such holder in connection with the occurrence of such Triggering Event) shall instead be paid by the Acquiror in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the Closing Per Share Price.

(b)            Sponsor’s Earnout.

(i)             If the amount of the Net Proceeds, after subtracting therefrom the amount of proceeds raised from any Non-TLGY Pre-Closing Financing, at the Closing is less than the Target Cash Requirement, then Acquiror shall issue or cause to be issued to the Sponsor up to an aggregate of 2,000,000 of Acquiror Common Stock (any shares issued to the Sponsor pursuant to this subsection (i) or subsection (ii) below, the “Sponsor Earnout Shares”) upon the terms and subject to the conditions set forth as follows:

(A)          upon the occurrence of Triggering Event I within the Earnout Period, a number of Sponsor Earnout Shares equal to the product of (x) 1,000,000 and (y) the Target Cash Percentage shall be issued to the Sponsor, provided that this clause (A) shall no longer be applicable upon and after the satisfaction of the milestones set forth in clause (B) below; and

(B)           upon the occurrence of Triggering Event II within the Earnout Period, a number of Sponsor Earnout Shares equal to the product of (x) 2,000,000 and (y) the Target Cash Percentage shall be issued to the Sponsor (inclusive of Sponsor Earnout Shares issued under clause (A) above, if any).

(ii)            Subject to the last paragraph of this subsection (ii), if the amount of the Net Proceeds, after subtracting therefrom the amount of proceeds raised from any Non-TLGY Pre-Closing Financing, at the Closing is equal to or in excess of the Target Cash Requirement, then Acquiror shall issue or cause to be issued to the Sponsor up to an aggregate of 5,750,000 Sponsor Earnout Shares upon the terms and subject to the conditions set forth in this Agreement as follows:

(A)          1,375,000 Sponsor Earnout Shares shall be issued to the Sponsor on the two-year anniversary of the Closing;

(B)           1,375,000 Sponsor Earnout Shares shall be issued to the Sponsor on the four-year anniversary of the Closing;

(C)           upon the occurrence of Triggering Event I within the Earnout Period, 1,500,000 Sponsor Earnout Shares shall be issued to the Sponsor, provided that this clause (C) shall no longer be applicable upon and after the satisfaction of the milestones set forth in clause (D) below; and

(D)          upon the occurrence of Triggering Event II within the Earnout Period, 3,000,000 Sponsor Earnout Shares shall be issued to the Sponsor such that the cumulative total of all Sponsor Earnout Shares issued pursuant to this clause (D) and clause (C) above shall be equal to 3,000,000 Sponsor Earnout Shares.

Notwithstanding anything to the contrary above in this Section 3.07(b)(ii), if, within thirty days after the date of this Agreement, (x) the Company, Humanitario, and/or their Affiliates or Representatives secure binding, definitive agreements from investors to invest $50,000,000 or more in the Company or the Acquiror at or prior to the Closing in connection with the Transactions (and such proceeds are actually received by the Company or the Acquiror at or prior to the Closing), and (y) the aggregate amount of the binding, definitive agreements to invest in the Company or the Acquiror at or prior to the Closing (not including any amounts held in the Trust Account) secured by the Sponsor, TLGY, and/or their respective Affiliates or Representatives in connection with the Transactions (and such proceeds are actually received by the Company or the Acquiror at or prior to the Closing) is less than $10,000,000, then the Sponsor shall only be entitled to receive the maximum number of Sponsor Earnout Shares set forth in Section 3.07(b)(i) above (as if the Target Cash Percentage, for purposes of Sections 3.07(b)(i)(A) and 3.07(b)(i)(B) was equal to 100%).

(c)            The issuance of Company Stockholder Earnout Shares to the Company Stockholders shall be treated as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by applicable Law. For the avoidance of doubt, amounts required to be treated as interest pursuant to Section 483 of the Code will not be treated as an adjustment to the Merger Consideration.

(d)            In the event the issuance of the Company Stockholder Earnout Shares or the Sponsor Earnout Shares is subject to the notification and waiting period requirements of the HSR Act or any other applicable Antitrust Law (including any filings, expiration or termination of waiting periods, consents, waivers, approvals, or authorizations thereunder) (an “HSR Issuance”), Acquiror’s obligation to make such issuance shall be delayed until, and contingent upon the occurrence of the time that the Company Stockholder receiving the Earnout Shares, Acquiror or the applicable person has filed notification under the HSR Act or any other applicable Antitrust Law and the applicable waiting period under the HSR Act or any other applicable Antitrust Law (including any extensions thereof) with respect to such HSR Issuance has expired or been terminated.

(e)            The number of the Company Stockholder Earnout Shares and the Sponsor Earnout Shares, and the underlying target price for each Triggering Event, will be adjusted appropriately to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Acquiror Common Stock, occurring on or after the date hereof and prior to the time any such Company Stockholder Earnout Shares or Sponsor Earnout Shares are issued. It is the intent of the parties that such adjustments will be made in order to provide the Eligible Company Stockholders and the Sponsor with the same economic effect as contemplated by this Agreement as if no change with respect to the Acquiror Common Stock had occurred.

3.08         Financing Certificate.

(a)            Not later than five Business Days prior to the First Closing Date, Acquiror shall deliver to the Company written certificate (the “Financing Certificate”) setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Acquiror Share Redemption; (ii) the estimated amount of Acquiror Transaction Expenses, which shall include the respective amounts and wire transfer instructions for the payment thereof; (iii) the estimated amount of Gross Proceeds and Net Proceeds, and the estimated amount of proceeds from any Non-TLGY Pre-Closing Financing; (iv) the aggregate number of Acquiror Public Shares that Redeeming Shareholders have duly elected to be subject to the Acquiror Share Redemption; (v) the number of Acquiror Public Shares that will be issued and outstanding after giving effect to the Acquiror Share Redemption; (vi) reasonable relevant supporting documentation used by Acquiror in calculating such amounts; and (vii) a certificate of the Chief Financial Officer of Acquiror certifying that the estimates set forth in the Financing Certificate have been prepared in good faith in accordance with this Agreement and the other Ancillary Agreements. The Company and its Representatives shall have a reasonable opportunity to review and to discuss with Acquiror and its Representatives the documentation provided pursuant to this Section 3.08(a) and any relevant books and records. Acquiror and its Representatives shall reasonably assist the Company and its Representatives in their review of the documentation and shall consider in good faith the Company’s comments to the Financing Certificate, and if any adjustments are so made to the Financing Certificate prior to the Closing, such adjusted Financing Certificate shall thereafter become the Financing Certificate for all purposes of this Agreement. The Financing Certificate and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement. The Company shall be entitled to rely in all respects on the Financing Certificate.

(b)            The Company shall deliver to Acquiror, no later than five Business Days prior to the First Closing Date, a schedule (the “Company Closing Payments Schedule”) reflecting (i) the calculation of the Closing Merger Consideration and the allocation of the Closing Merger Consideration among the Company Stockholders, (ii) the estimated amount of Company Transaction Expenses as of the Closing, which shall include the respective amounts and wire transfer instructions for the payment thereof, (iii) the estimated amount of Net Debt immediately before the Closing; (iv) the estimated amount of Humanitario Proceeds as of the Closing; and (iv) a certificate of the Chief Financial Officer of the Company certifying that the amounts set forth in the Company Closing Payments Schedule have been prepared in good faith in accordance with this Agreement and Ancillary Agreements. Acquiror and its Representatives shall have a reasonable opportunity to review and to discuss with the Company and its Representatives the documentation provided pursuant to this Section 3.08(b) and any relevant books and records of the Company and its Subsidiaries. The Company and its Representatives shall reasonably assist Acquiror and its Representatives in their review of the documentation and shall consider in good faith Acquiror’s comments to the Company Closing Payments Schedule, and if any adjustments are so made to the Company Closing Payments Schedule prior to the Closing, such adjusted Company Closing Payments Schedule shall thereafter become the Company Closing Payments Schedule for all purposes of this Agreement. The Company Closing Payments Schedule and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement. Acquiror will be entitled to rely in all respects upon the Company Closing Payments Schedule.

3.09         Payment of Expenses.

(a)            Subject to Section 3.09(b) below:

(i)             “Acquiror Transaction Expenses” means all documented and reasonable out-of-pocket fees and disbursements of Acquiror and Merger Sub payable to unaffiliated third parties for outside counsel, agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror or Merger Sub incurred in connection with the Transactions, which shall include the deferred underwriting commissions incurred by Acquiror in connection with the Acquiror’s initial public offering, in each case, to the extent payable in cash, and any Taxes reasonably expected to be imposed under Section 4501 of the Code (whether incurred prior to or in connection with the Transactions);

(ii)            “Company Transaction Expenses” means all documented and reasonable out-of-pocket fees and disbursements of the Company payable to unaffiliated third parties for outside counsel, agents, advisors, consultants, experts and financial advisors employed by or on behalf of the Company incurred in connection with the Transactions, in each case, to the extent paid or payable in cash; and

(iii)           “Humanitario Transaction Expenses” means all documented and reasonable fees and disbursements of Humanitario and its Affiliates payable to unaffiliated third parties for outside counsel, agents, advisors, consultants, experts and financial advisors employed by or on behalf of Humanitario or its Affiliates incurred in connection with the Transactions, in each case, to the extent payable in cash; provided that, such fees and disbursements of Humanitario and its Affiliates shall not exceed $200,000.00 in the aggregate.

(b)            As soon as practicable after the Third Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds the Acquiror Transaction Expenses, the Company Transaction Expenses and/or the Humanitario Transaction Expenses (together, the “Transaction Expenses”).

(c)            To the extent Acquiror reasonably determines in good faith that the payment of Transaction Expenses would cause the Minimum Cash Condition to not be satisfied at the Closing, Acquiror may negotiate in good faith with one or more counterparties of the Transaction Expenses in order to reduce the amount of Transaction Expenses payable in cash (the amount so reduced, the “Cost Discount”), and, notwithstanding anything herein to the contrary, the parties acknowledge and agree that, in connection with such negotiation, Acquiror may agree to issue, and upon the Closing may issue, a number of Acquiror Common Stock (deemed to have a value of ten dollars ($10) per share) to such counterparties up to a value equal to the total Cost Discount (it being understood and agreed that the amount of Transaction Expenses subject to the Cost Discount shall not be directly or indirectly written up or otherwise agreed to be increased in connection with such negotiation).

3.10         Payment of Stockholder Extension Advances and Sponsor Extension Loans. Within three (3) Business Days after the thirtieth (30th) day after the Third Closing Date (such thirtieth (30th) day, the “Repayment Date”) and subject to Section 7.13(g) and Section 7.13(h) hereof, Acquiror shall pay or cause to be paid to (a) Humanitario (or a Person designated by Humanitario), by wire transfer of immediately available funds, all Stockholder Extension Advances outstanding on the Repayment Date (to the extent not cancelled in exchange for Acquiror Common Stock pursuant to Section 1.11 of the Company Support Agreement), together with all accrued but unpaid interest thereon, and (b) Sponsor (or a Person designated by Sponsor), by wire transfer of immediately available funds, all Sponsor Extension Loans and Working Capital Loans outstanding on the Repayment Date (to the extent not converted into Acquiror Common Stock pursuant to Section 7.13(g) and Section 7.13(h) hereof, as applicable), together with all accrued but unpaid interest thereon.

Article IV
Representations and Warranties of the Company

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and Merger Sub as of the date hereof, as of the First Closing Date and as of the Third Closing Date (or if a specific date is indicated in any such statement, as of such specified date) as follows:

4.01         Organization, Standing and Corporate Power. The Company is an entity duly organized, validly existing and in good standing under the DGCL, and has all requisite legal entity power and authority to carry on its business as now being conducted in all material respects. The Company, is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties, assets or rights makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or be material to the Company and its Subsidiaries, taken as a whole. The Company Organizational Documents that have been made available to Acquiror are true, correct and complete and are in effect as of the date of this Agreement and the Company is not in default under or in violation of any provision thereunder.

4.02         Corporate Authority; Approval; Non-Contravention.

(a)            Except for the Company Stockholder Approvals, the Company has all requisite corporate or other legal entity power and authority and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of the Company, and no other corporate actions on the part of the Company or any of its Subsidiaries are necessary to authorize the execution and delivery by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Company Stockholder Approvals. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (the “Enforceability Exceptions”)).

(b)            Except as set forth on Schedule 4.02(b), the execution, delivery and, subject to receipt of the Company Stockholder Approvals, performance of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Company Organizational Documents or the organizational documents of any of the Company’s Subsidiaries and (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default or change of control under, the creation or acceleration of any obligations under or the creation of a Lien (other than a Permitted Lien) on any of the assets of the Company or any of its Subsidiaries and Affiliates pursuant to, any Material Contract to which the Company or any of its Subsidiaries and Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.02(a), under any Law to which the Company or any of its Affiliates is subject, except (in the case of clause (ii) above) for such violations of Laws, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)            The Company Support Agreement will have been duly executed and delivered by the Company and the Company Stockholder party thereto, and will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms (subject to the Enforceability Exceptions). The Company Stockholder that will be party to the Company Support Agreement holds Company Stock representing the voting power sufficient as of the date of such Company Support Agreement to obtain the Company Stockholder Approvals.

4.03         Governmental Approvals. No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Transactions, except for (i) the pre-merger notification requirements under the HSR Act, (ii) compliance with any applicable requirements of any applicable Foreign Investment Laws, (iii) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

4.04         Capitalization.

(a)            As of the date hereof, the authorized capital stock of the Company consisted of 33,723,608,890 shares of Company Common Stock, of which 3,243,321,874 shares of Company Common Stock were outstanding. All of the issued Company Stock have been duly authorized and are validly issued, fully paid and nonassessable. Set forth on Schedule 4.04 is a true, correct and complete list of each holder of issued and outstanding capital stock or other equity securities (including any securities convertible into equity securities, including the Company Existing Notes and Company Warrants) of the Company and the number of shares or other equity interests held by each such holder as of the date hereof. Each of the outstanding shares of capital stock of the Company (i) is duly authorized, validly issued, fully paid and nonassessable, (ii) was issued in compliance in all material respects with applicable Laws, (iii) was not issued in breach or violation of any preemptive rights or Contract to which the Company is a party and (iv) is owned free and clear of any Lien imposed by or resulting from any Contract to which the Company is a party (other than the Company Organizational Documents and Contracts that have been provided to Acquiror that set forth the Company Stockholders’ obligations to the Company).

(b)            Except as set forth on Schedule 4.04, there are no other outstanding equity interest in the Company, including any warrants, options, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which the Company is obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any equity securities of the Company. The Company has no equity or equity-based awards outstanding, and no legally binding obligation in respect of any such award is outstanding. As of the Closing, after giving effect to the Company Conversion, except for Company Common Stock, there will be no other outstanding equity interest in the Company, including any warrants, options, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which the Company is obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any equity securities of the Company.

(c)            Other than set forth on Schedule 4.05, the Company has no equity interest in, nor has it agreed to acquire, any share capital or other equity security of any other company (wherever incorporated).

4.05         Subsidiaries. The Company has no Subsidiaries or other ownership, or right to acquire, capital stock, security, partnership interest or other equity interest of any kind in any Person.

4.06         Financial Statements; Internal Controls.

(a)            (i) The audited statements of total assets, total liabilities and shareholders’ equity and total comprehensive income for the fiscal years ended December 31, 2021 and 2022 (collectively, the “Audited Financial Statements”) were prepared in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with GAAP, the standards of the American Institute of Certified Public Accountants and applicable Law throughout and among the periods involved, except as otherwise noted therein. Prior to the date hereof, true, complete and correct copies of the Audited Financial Statements and the accompanying independent auditors’ reports, if and as applicable, have been made available to Acquiror.

(b)            The Audited Financial Statements were derived from the books and records of the Company and prepared in accordance with GAAP, except as may be indicated in the notes thereto. The Audited Financial Statements fairly present in all material respects the assets, liabilities, cash flow and financial condition and results of operations of the Company as of the times and for the periods referred to therein. Since the Balance Sheet Date, the Company has not made any material change in the accounting practices or policies applied in the preparation of the Audited Financial Statements, except as required by applicable Law or GAAP.

4.07         Compliance with Laws. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)            The Company and its Subsidiaries are conducting and, have since March 4, 2020 conducted, their respective businesses in compliance with all Laws applicable to them and the Company’s and its Subsidiaries’ business, properties, rights or other assets.

(b)           There is no, and since March 4, 2020 has been no, Action by or against the Company or any of its Subsidiaries pending or threatened in writing, nor has any Governmental Authority indicated in writing to the Company or any of its Subsidiaries an intention to initiate or conduct the same.

(c)            Since March 4, 2020, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority (i) with respect to an alleged, actual or potential violation and/or failure to comply with any such applicable Law or (ii) requiring the Company or any of its Subsidiaries to take or omit any action to ensure compliance with any such applicable Law.

(d)            The Company and its Subsidiaries possess all governmental permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions or waivers of, or filings, notices, or registrations with, or issued by, any Governmental Authority necessary for the ownership and use of the assets of the Company and its Subsidiaries and the operation of the Company’s and its Subsidiaries’ business as currently conducted, (the “Company Permits”). All such Company Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending or threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof. Neither the Company nor any of its Subsidiaries is in default in any respect of, and no condition exists that with notice or lapse of time or both would constitute a material default under, the Company Permits.

4.08         Absence of Certain Changes or Events. (a) Since the Balance Sheet Date and except as expressly required or permitted by this Agreement, (i) the Company and its Subsidiaries have conducted its business in all material respects in the ordinary course of business and (ii) except as disclosed on Schedule 4.08, no action has been taken by the Company or its Subsidiaries that would require consent under Section 6.01 if such action were taken after signing of this Agreement and prior to Closing (other than for any such actions for which such consent has been received in accordance with Section 6.01) and (b) as of the date hereof, there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.09         No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Signing Financial Statements, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions, (d) as disclosed on Schedule 4.09, (e) contingent liabilities under executory contracts and (f) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any of its Subsidiaries have any liabilities of the type required by GAAP to be disclosed or reserved for on a consolidated balance sheet of the Company and its Subsidiaries.

4.10          Information Supplied. The information supplied in writing by the Company for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the Proxy Statement, as of the date the Proxy Statement is first mailed to the Acquiror Shareholders and at the time of any meeting of the Acquiror Shareholders to be held in connection with the Transactions, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to: (i) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Acquiror for inclusion therein or (ii) any projections or forecasts or forward looking statements included in the Registration Statement or Proxy Statement.

4.11         Litigation.

(a)            Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any of their officers, directors, agents or employees, in their capacities as such, is the subject of or engaged in any material Action or other dispute resolution process before a third party, whether as claimant, defendant or otherwise, and no such Action or dispute resolution process is pending or threatened in writing on the date hereof. As of the date hereof, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of its officers, directors, agents or employees, in their capacities as such, is subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material Actions.

(b)            Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any outstanding material Governmental Order (except if generally applicable without the Company or any of its Subsidiaries being named therein).

4.12         Contracts.

(a)            Schedule 4.12(a) sets forth a true and complete list as of the date hereof, of the following Contracts that are effective as of the date hereof and to which the Company or any of its Subsidiaries is a party or is bound (all such Contracts set forth on Schedule 4.12(a), or which are required to be so disclosed, the “Material Contracts”):

(i)             all such Contracts with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements, exclusive supply, or manufacturing or purchase requirements with a total annual payment or financial commitment exceeding $1,000,000 on an annual basis;

(ii)            all such Contracts with (or with obligations of the Company or any of its Subsidiaries to) a Related Party;

(iii)           all such Contracts that contain any covenant materially limiting or prohibiting the right of the Company or any of its Subsidiaries (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services, or (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing;

(iv)           all such Contracts in which the aggregate outstanding expenditure or payment obligations of the Company or any of its Subsidiaries exceeds $5,000,000, excluding obligations that are contingent liabilities in respect of a breach or indemnification obligation or similar contingent obligation as a result of a breach or default;

(v)            any Contract for the use by Company or its Subsidiaries of any tangible property where the annual lease payments are greater than $250,000;

(vi)           any partnership, joint venture or other similar agreement or arrangement providing for the formation, creation, operation, management or control of any partnership or joint venture with a third party to which the Company or any of its Subsidiaries is a party, other than bona fide customer-supplier relationships or a trade association;

(vii)          all such Contracts providing for the acquisition or disposition of any business, equity interests or material assets (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company or any of its Subsidiaries has any ongoing obligation (including for deferred purchase price obligations, earn-out obligations, indemnification obligations and other contingent liabilities (including payment obligations in respect of the future utilization of any net operating losses));

(viii)         all such Contracts that obligate the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than advances to employees for business expenses in the ordinary course of business consistent with past practice);

(ix)            any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $1,000,000, or any guarantee of third party obligations in excess of $1,000,000, or any letters of credit, performance bonds or other credit support for the Company;

(x)             any Contract that creates guarantees or Liens of any nature on the Company’s or its Subsidiaries’ assets not in the ordinary course of business and in an amount equal to or greater than $1,000,000;

(xi)            any collective bargaining agreement or other Contract with any labor or trade union, works council, or other labor organization (each a “CBA”);

(xii)           all such Contracts or agreements with any employee, officer, director or other individual service provider that (A) provide for annual compensation in excess of $200,000, (B) are not terminable by the Company or its Subsidiaries on no more than thirty (30) days’ notice and without liability or financial obligation to the Company or its Subsidiaries other than accrued compensation and other payments required by Law or (C) provide for sale, change in control, severance, retention, transaction or similar bonuses, or any other compensation or benefits triggered or accelerated in connection with or otherwise related to the consummation of the transaction contemplated hereby, whether alone or in connection with any other event, that are (or may become) payable to any current or former employee or other service provider of the Company or any of its Subsidiaries;

(xiii)          all Contracts entered into to settle or resolve any material Intellectual Property-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements;

(xiv)         all Contracts providing for the development of any material Intellectual Property, independently or jointly, by or for the Company or any of its Subsidiaries, other than Contracts entered into pursuant to a form employee or independent contractor invention assignment agreement between the Company or such Subsidiary and an employee or independent contractor of the Company or such Subsidiary, as applicable, regarding the development of Intellectual Property by such employee or independent contractor; and

(xv)          all Contracts pursuant to which the Company or any of its Subsidiaries (A) grants or (B) is granted a license (whether or not such license is currently exercisable) to, or other rights under, any Intellectual Property, excluding, in the case of (A), Permitted Liens, and in the case of (B), any Commercially Available Software.

(b)            Neither the Company nor any of its Subsidiaries (i) is, nor has it received written notice that any other party to any Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under or (ii) has waived or failed to enforce any material rights or material benefits under any Material Contract to which it is a party or any of its properties, rights or other assets is subject. No Material Contract is the subject of a notice to terminate, except for any expiration of the term of a Material Contract following the date of this Agreement in accordance with its terms. Each Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the Company or the applicable Subsidiary, and, to the Knowledge of the Company, each other party thereto, except as would not reasonably be expected to have a Material Adverse Effect. There is no default under any such Material Contracts by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, in each case, except as would not have a Material Adverse Effect.

4.13         Employment Matters. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)            Except as set forth on Schedule 4.13(a), (i) neither the Company nor any of its Subsidiaries is a party to or bound by any CBA (including agreements with works councils and trade unions and side letters), or is negotiating or required to negotiate a CBA; (ii) no employees of the Company or any of its Subsidiaries are represented by any labor or trade union, works council, or other labor organization with respect to their employment; (iii) in the past three (3) years, no labor or trade union, works council, other labor organization, or group of employees of the Company or any of its Subsidiaries has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iv) in the past three (3) years, there have been no actual or threatened organizing activities with respect to any employees of the Company or any of its Subsidiaries, and no such activities are currently pending or threatened; (v) in the past three (3) years, there has been no actual or threatened strike, lockout, work stoppage, slowdown, picketing, hand billing, unfair labor practice charge, material labor grievance, material labor arbitration or other material labor dispute against or affecting the Company or any of its Subsidiaries, and no such dispute is currently pending or threatened; and (vi) with respect to the Transactions, the Company and its Subsidiaries have satisfied all notice, bargaining, consent, consultation or other obligations to its employees and employees’ Representatives under applicable Law and any CBA.

(b)            Over the past three (3) years (i) no employee of the Company or its Subsidiaries has made allegations of sexual harassment, sexual misconduct or other harassment against any officer, director or key employee of the Company or its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to sexual harassment, sexual misconduct or other harassment by or against any current or former employee, independent contractor, director or officer of the Company or its Subsidiaries.

(c)            Neither the Company nor any of its Subsidiaries is a party to or has received an active written threat or, an oral threat, of any Action brought by on or on behalf of any applicant, any former or current employee, any former or current individual or sole proprietor independent contractor relating to any labor or employment matters of the Company or any of its Subsidiaries.

(d)            The Company and its Subsidiaries are, and for the past (3) three years have been, in compliance with all Laws relating to labor and/or employment, including Laws regarding hiring, background checks, trainings, notices, immigration, authorization to work, health and safety, wages, hours, classification of exempt employees, classification of independent contractors, harassment, discrimination, retaliation, accommodations, disability rights or benefits, plant closings and mass layoffs, workers’ compensation, labor relations, leaves of absences, time off, COVID-19, affirmative action, unemployment insurance and/or termination of employment other than any failure to so comply not reasonably likely to result in material liability to the Company and its Subsidiaries.

(e)            The Company and its Subsidiaries have not, in the past three (3) years, experienced or implemented a “plant closing” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act or any similar foreign, state or local Law (each a “WARN Act”) or other event requiring notice under a WARN Act. In the six (6) month period immediately prior to the date hereof, the Company and its Subsidiaries have not carried out any temporary layoffs, furloughs, or material reductions in hours of work that, if continued for six (6) months, alone or in the aggregate with any other “employment loss” (as defined under any WARN Act), could reasonably be expected to constitute a “plant closing” or “mass layoff” under any WARN Act.

4.14         Employee Benefits.

(a)            Schedule 4.14(a) contains a true, correct and complete list of each material Company Benefit Plan. The Company has provided to Acquiror with respect to each Company Benefit Plan, as applicable, true, correct and complete copies of: (i) such Company Benefit Plan, or with respect to any unwritten Company Benefit Plan, a written description of all material terms thereof, and form of any award documentation thereunder, (ii) the most recent determination, option or advisory letter received from the Internal Revenue Service, if any, (iii) the Form 5500 annual report and the financial statements and actuarial summary or other valuation reports prepared with respect thereto in the past three (3) years, (iv) each trust, insurance, annuity, stop-loss or other funding Contract or arrangement related thereto, (v) the most recent summary plan description and any summaries of material modification with respect thereto, (vi) discrimination or similar testing (and evidence of corrective action related thereto) for the past three (3) years, and (vii) all non-routine correspondence or communications relating thereto with any Governmental Authority or participant within the past three (3) years.

(b)            With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and with the requirements of applicable Law, including the Code and ERISA, (ii) all contributions or payments due to date have been made timely and in compliance with the terms of such Company Benefit Plan and applicable Law, or if not yet due, properly accrued (to the extent required or appropriate to be accrued in accordance with GAAP or otherwise in the ordinary course of business), (iii) no failure to pay premiums due or payable with respect to insurance policies relating to such Company Benefit Plan has resulted in default under any such policies and (iv) there are no proceedings pending or, to the Knowledge of the Company, threatened against or involving such Company Benefit Plan brought by or on behalf of any current or former employee or other service provider of the Company (or dependent or beneficiary thereof) or Governmental Authority (other than routine claims for benefits made in the ordinary course of business), in each case, except as could not reasonably be expected to result in material liability to the Company. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service or, with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, as to its qualification and to the effect that the plan’s related trust is exempt from federal income taxes under Section 501(a) of the Code, and nothing has occurred that could reasonably be expected to result in the revocation of such favorable determination.

(c)            Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to or been obligated to contribute to (or has ever maintained, sponsored or contributed to or been obligated to contribute to) or has any obligation with respect to, (i) any employee benefit plan that is subject to Title IV of ERISA, (ii) any Multiemployer Plan, (iii) any multiple employer plan (as defined in Section 413(c) of the Code), (iv) any voluntary employees’ beneficiary association described under Section 501(c)(9) of the Code or any “funded welfare plan” within the meaning of Section 419 of the Code or (v) any multiple employer welfare arrangement (as defined under Section 3(40) of ERISA).

(d)            Each Company Benefit Plan that provides deferred compensation subject to Section 409A of the Code satisfies, in form and operation, the requirements of Section 409A of the Code and the guidance thereunder. No current or former employee or other service provider of the Company is entitled to receive any gross-up or additional payment in connection with any Tax (including those imposed under Section 409A or Section 4999 of the Code).

(e)            No Company Benefit Plan, fiduciary of such plan or administrator of such plan has taken any action, or failed to take any action, which action or failure could subject Acquiror or any of its Affiliates, or any current or former employee or other service provider of the Company, to any material Tax, fine, Lien, penalty or other obligation imposed by ERISA, the Code or other applicable Laws, with respect to or in connection with any Company Benefit Plan. The Company is not bound by or otherwise subject to any agreement or Contract related to any obligation under Section 4204 of ERISA.

(f)            The Company does not provide (or has not at any time provided) or have any obligation to provide post-employment health, life or other welfare benefits, other than as required under Section 4980B of the Code (the full cost of which is borne by the applicable recipient of such benefits).

(g)            Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with the occurrence of any other event, would be reasonably likely to result in (i) any material payment or benefit becoming due to, or a material increase in, or acceleration of the timing of payment, funding or vesting of, the compensation or benefits of, any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries; (ii) the receipt (whether in cash, property or the vesting of property) by any “disqualified individual” of any “parachute payment” (as such terms are defined in Section 280G of the Code) or (iii) any breach or violation of or default under or, except pursuant to applicable Law, limitation of the rights of the Company, Acquiror or their respective Subsidiaries, or Affiliates to amend, modify or terminate any Company Benefit Plan.

4.15         Taxes.

(a)            The Company has filed with the appropriate Tax Authority, or has caused to be filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. The Company has paid all Taxes due and payable (whether or not shown on any Tax Return). No claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b)            The Company has (i) withheld all Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Tax Authority, except where such failure would not reasonably be expected to result in a material liability.

(c)            No claim, assessment, deficiency or proposed adjustment for any amount of Tax has been asserted or assessed in writing by any Tax Authority against the Company that remains unresolved or unpaid. There is no Tax audit or other examination of the Company presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes or Tax Returns of the Company, nor has any request been made in writing for any such extension or waiver.

(d)            The Company is not and has not been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group for income tax purposes (other than any such Tax group the common parent of which was the Company), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(e)            The Company has no liability for Taxes of any other Person (other than any such Tax group the common parent of which is the Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by operation of Law, by Contract or otherwise (excluding, in each case, any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes).

(f)             The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(g)            The Company has not taken any action, nor to the Knowledge of the Company are there any facts or circumstances, that would reasonably be expected to prevent, impair or impede or otherwise create a significant risk in respect to, the Intended Tax Treatment.

(h)            The Company is in compliance in all material respects with all applicable transfer pricing Laws and regulations. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices and terms for the provision of any property or services by or to the Company are arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.

(i)             The Company is not a partner for Tax purposes with respect to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for Tax purposes.

(j)             The Company has not (i) been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the past five years; (ii) been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law); or (iii) become subject to Tax in a country other than the country of its formation by reason of being engaged in a trade or business, having a permanent establishment (within the meaning of an applicable Tax treaty), or having employees in such country.

(k)            There are no Liens with respect to Taxes on any of the assets of the Company, other than Liens for Taxes which are not yet due and payable.

(l)             The Company will not be required to include any item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Third Closing Date as a result of any installment sale, open transaction or other transaction on or prior to the Third Closing Date, any accounting method change, improper use of an accounting method or agreement with any Tax Authority filed or made on or prior to the Third Closing Date or any material deferred revenue or prepaid amount received on or prior to the Closing.

(m)           The Company has complied in all material respects with all escheat and unclaimed property Laws.

4.16         Intellectual Property.

(a)            Schedule 4.16(a) contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and pending applications, (iii) copyright registrations and pending applications and (iv) internet domain names, in each case that are owned by the Company or its Subsidiaries or that the Company or its Subsidiaries purport to own (collectively, “Registered IP”), indicating for each item, as applicable, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance and, with respect to domain names, the applicable domain name registrar. Each item of Registered IP is subsisting and unexpired and to the Knowledge of the Company, valid and enforceable. The Company or one of its Subsidiaries, as applicable, solely and exclusively owns, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Owned Intellectual Property.

(b)            (i) The operation of the business of the Company and its Subsidiaries, as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and since March 4, 2020, has not infringed, misappropriated, diluted or otherwise violated, any third-party Intellectual Property (provided that the foregoing representation 4.16(b)(i) is being made to the Knowledge of the Company in respect of patents and patent applications) and (ii) to the Knowledge of the Company: no third party is infringing, misappropriating, diluting or otherwise violating, and no third party has infringed, misappropriated, diluted or otherwise violated since December 31, 2016, any Owned Intellectual Property. Neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging that the conduct of the business infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any other Person.

(c)            There is no, and since March 4, 2020 has not been, no Action pending or threatened in writing, or, to the Knowledge of the Company, orally (including “cease and desist” letters or invitations to take a license) (i) against the Company or any of its Subsidiaries (A) challenging the ownership, validity, registrability, patentability, or enforceability of the Owned Intellectual Property (excluding ordinary course office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (B) asserting that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any third-party Intellectual Property, or (ii) brought by the Company or any of its Subsidiaries (A) challenging the ownership, validity, registrability, patentability, or enforceability of the Intellectual Property of any third party (excluding ordinary course office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (B) asserting that any third party has infringed, misappropriated, diluted or otherwise violated any third-party Owned Intellectual Property.

(d)            Each of the Company and its Subsidiaries has taken commercially reasonable measures to protect, enforce and maintain (i) the confidentiality of all material proprietary information and trade secrets included in the Owned Intellectual Property or of third parties provided to the Company under obligations of confidentiality, and (ii) its ownership of, and rights in, all Company Intellectual Property. Without limiting the foregoing, none of the Company or any of its Subsidiaries has made any of its trade secrets or other material confidential or proprietary information that it intended to maintain as confidential information (including source code of any Company Software) available to any other Person except pursuant to written binding agreements requiring such Person to maintain the confidentiality of such confidential information or trade secrets.

4.17         Data Protection. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)            The Company and its Subsidiaries are, and at all times since March 4, 2020 have been, (i) in compliance with all Privacy Laws and the Company’s and its Subsidiaries’ applicable contractual requirements relating to the Company’s and Subsidiaries’ Processing of Personal Information (collectively, the “Privacy Commitments”), and (ii) have not been subject to any Actions, regulatory audits or investigations by any Person or Governmental Authority relating to Privacy Commitments. The Company and its Subsidiaries have taken commercially reasonable steps to ensure that all Personal Information is protected against loss or unauthorized Processing, including by maintaining and enforcing policies, procedures, and rules regarding data privacy, protection, and security to protect the security, integrity and privacy of Personal Information as required by all Privacy Commitments.

(b)           Since March 4, 2020, neither the Company nor any of its Subsidiaries has received any written requests, complaints or objections to its collection or use of Personal Information from any Governmental Authority or other third party (including data subjects). No individual has been awarded compensation from the Company or any of its Subsidiaries under any Privacy Commitments, and no written claim for such compensation is outstanding.

(c)           Neither the Company nor any of its Subsidiaries sells, rents or otherwise makes available to any Person any Personal Information, except in a manner that complies with all applicable Privacy Laws. The execution, delivery and performance of this Agreement and the transaction contemplated herein comply, and will comply with all Privacy Commitments.

4.18           Information Technology and Cybersecurity. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)           The IT Systems used in the conduct of the Company’s and its Subsidiaries’ businesses: (i) operate and perform in accordance with their documentation and functional specifications and (ii) are free from any bugs, computer virus, unauthorized disabling or erasing mechanism, worm, unauthorized software lock, drop dead device, Trojan horse, back door, trap door or time bomb or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of the IT Systems. There has been no failure or other material substandard performance of any IT Systems which has caused any disruption to the business of the Company or its Subsidiaries.

(b)           The Company and its Subsidiaries have implemented with respect to the IT Systems used in their business commercially reasonable (i) steps to provide for backup, security and disaster recovery technology consistent with industry practices and (ii) actions (including implementing and monitoring compliance with administrative, technical and physical safeguards, policies, procedures and security measures that conform with all applicable contractual obligations and Privacy Laws) to protect the operation, confidentiality, integrity and security of its IT Systems and the information (including trade secrets and Personal Information) and data stored thereon or transmitted thereby, including from unauthorized use or access by third parties and from viruses and contaminants.

(c)           There has been no security breach of, or unauthorized use or access to, the IT Systems (including ransomware attacks) which resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure or transfer of any information or data contained therein or transmitted thereby (including trade secrets and Personal Information).

4.19           Real Property.

(a)           The Company owns no interest in real property.

(b)           Schedule 4.19(b) contains a complete and accurate list by property, city, state and country, of all land and real property leasehold or subleasehold estates and other rights to use or occupy any interest in land or real property held by the Company or any of its Subsidiaries as of the date of this Agreement (the “Company Properties”). The Company Properties are the only properties used by the Company or any of its Subsidiaries in, or otherwise related to, the Company’s or any of its Subsidiaries’ business as of the date of this Agreement, and subject to any permitted action pursuant to Section 6.01, as of the First Closing Date. The Company or any of its Subsidiaries are the sole legal and beneficial owner of (or is solely legally and beneficially entitled to) a leasehold interest in, or a right to use or occupy, the Company Properties. Neither the Company nor its Subsidiaries have leased or otherwise granted to any Person the right to use or occupy any Properties or any portion thereof.

(c)           Schedule 4.19(d) contains a complete and accurate list and description of all leases, subleases, licenses, concessions, and other Contracts, agreements and leasehold or land use arrangements and all related supplemental or ancillary documents pursuant to which the Company or any of its Subsidiaries leases, licenses, subleases or otherwise occupies any Company Property on the date hereof, except for any leases or licenses which arrange for a temporary occupancy arrangement of less than six months (collectively, the “Lease Documents”). The Company has delivered to Acquiror a true and complete copy of each such Lease Document. Neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any other party to any Lease Document is in material breach or material default under such Lease Document, nor has any event occurred which with notice or the passage of time or both would constitute a breach or default under any Lease Document.

(d)           To the Knowledge of the Company, each Lease Document is a written agreement in full force and effect, is valid, binding and enforceable, subject to proper authorization and execution of each Lease Document by the other parties thereto. The Company and its Subsidiaries has paid the rent and all other sums that are due and payable under such Lease Documents and there are no material arrears nor any sums which have been waived, deferred or accelerated, and no rent reviews are outstanding, in progress nor have been deferred. All consents, permits and approvals required for the grant of each Lease Document have been obtained and complied with in all material respects.

(e)           To the Knowledge of the Company, except as would not reasonably be expected to have a Material Adverse Effect, there exists no restrictions, covenants or encumbrances that prevent any of the Company Properties from being used now or in the future for their current use and at materially the same cost as at present or would prevent or require consent from a third party as a result of the transactions contemplated by this Agreement.

(f)           There are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Properties or any portion thereof or interest therein (which are binding on or in favor of the Company or a Subsidiary). There are no Contracts relating to the right to receive any portion of the income or profits from the sale, operation or development of any Company Properties or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any land or real property or interest therein, nor is in the process of negotiating any such agreement or option to purchase as at the date of this Agreement.

(g)           Except as would not reasonably be expected to have a Material Adverse Effect, as of the date hereof, each Company Property and any structures built on them comply with all applicable Laws, the current use of each Company Property is the lawful use, no Company Property is subject to any restrictions relating to flood zoning limiting its use in any material respect, and there are no material outstanding or threatened disputes, actions, claims, demands, adverse notices or complaints to which the Company or its Subsidiaries has received notice or is a party in respect of any of the Company Properties.

(h)           As of the date hereof, there are no pending, or, to the Knowledge of the Company, threatened, material appropriation, condemnation, eminent domain, compulsory purchase or like proceedings relating to the whole or any part of any Company Properties.

(i)           Neither the Company nor any Subsidiaries have any material actual or contingent liability in respect of previously owned, leased, licensed, used or occupied land or buildings.

4.20           Corrupt Practices; Sanctions. Except as would not reasonably be expected to have a Material Adverse Effect (other than Sections 4.20(a) and (c), to which this exception does not apply):

(a)           Neither the Company, its Subsidiaries; any directors, officers or employees of the Company or its Subsidiaries; nor, to the Knowledge of the Company, any of their other respective Representatives have violated, conspired to violate or aided and abetted the violation of any Anti-Corruption Laws. The Company (i) has instituted policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and anti-money laundering Laws and (ii) has maintained such policies and procedures in force. No Government Official nor any of his or her immediate family members is an officer or director or owns any securities of the Company or its Subsidiaries.

(b)           Neither the Company, its Subsidiaries, any directors, officers or employees of the Company or its Subsidiaries nor, to the Knowledge of the Company, any of their other respective Representatives, is engaging and has not engaging, directly or indirectly, in any activities (including sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or involving any Sanctioned Person or Sanctioned Territory, nor otherwise violated any applicable Sanctions or Ex-Im Laws.

(c)           Neither the Company nor any of its directors, officers, employees, nor to the Knowledge of the Company, any other Persons acting for or on behalf of any of the foregoing is, or has been, a Sanctioned Person.

(d)           Neither the Company or its Subsidiaries nor, to the Knowledge of the Company, any Representatives of the Company or its Subsidiaries is currently or has in the past been a subject, target, or party of any current investigation, allegation (whether raised internally or externally), request for information, voluntary self-disclosure, or any other inquiry by or involving any Governmental Authority regarding the actual or possible violation of Sanctions, and the Company has not received any notice that there is any investigation, allegation, request for information, or any other inquiry by any Governmental Authority regarding an actual or possible violation of Sanctions.

4.21           Competition and Trade Regulation. Except as would not reasonably be expected to have a Material Adverse Effect (other than Section 4.21(c), to which this exception does not apply):

(a)           The Company, its Subsidiaries, and their respective Representatives, have been and currently are in compliance with Sanctions and Ex-Im Laws. The Company also maintains policies and procedures reasonably designed to ensure compliance with Sanctions and Ex-Im Laws and are following such policies and procedures.

(b)           The Company and its Subsidiaries are in compliance with all applicable Antitrust Laws in all material respects. Neither the Company nor its Subsidiaries is not nor has been a party to or is or has been concerned in any agreement or arrangement with a Governmental Authority under any anti-trust, competition or similar legislation in any jurisdiction in which the Company or its Subsidiaries has assets or carries or intends to carry on business or where its activities may have an effect.

(c)           The Company and its Subsidiaries do not currently, or expect in the future to, produce, design, test, manufacture, fabricate, or develop any critical technologies, as defined under 31 C.F.R. § 800.215.

4.22           Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)           The Company and its Subsidiaries are and have been, in compliance in all material respects with all Environmental Laws, which material compliance includes possessing and complying with all Company Permits required under Environmental Laws in connection with the operation of the Company’s business or the Company Properties (“Environmental Permits”);

(b)           Neither the Company nor any of its Subsidiaries has received any notice alleging any violation of or noncompliance by the Company or any of its Subsidiaries with respect to any Environmental Law or Environmental Permit;

(c)           there are no Actions pending, or to the Knowledge of the Company, threatened, against the Company or its Subsidiaries, and neither the Company nor its Subsidiaries has received any written notification of, nor, to the Knowledge of the Company, is the Company or its Subsidiaries otherwise responsible for any violation of, noncompliance with or material liability under, Environmental Laws, including for the contamination by or manufacture, management, labeling, registration, import, export, generation, storage, treatment, use, transportation, disposal, Release or threatened Release at any location of, or exposure of any Person to, any Hazardous Material;

(d)           Neither the Company nor any of its Subsidiaries (i) is a party to or subject to the provisions of any material Governmental Order pursuant to Environmental Law or (ii) has retained or assumed by Contract any material liabilities or obligations pursuant to Environmental Laws;

(e)           there have been no Releases of any Hazardous Materials at, on, under, or from the current or former Company Properties, or to the Knowledge of the Company, any third-party property that would result in a requirement for notification to or investigation by a Governmental Authority, or the need for investigation, remediation, removal, cleanup or monitoring of Hazardous Materials pursuant to Environmental Laws; and

(f)           The Company has furnished to Acquiror, or has otherwise made available for inspection by the Acquiror, all material Phase I or Phase II environmental reports and similar material environmental documents in the possession of the Company or any Subsidiary.

4.23           Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 4.23, the fees and expenses of which will be paid by the Company or any of its Subsidiaries pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

4.24           Affiliate Agreements. Neither the Company nor its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror, Merger Sub or the Company or any of its Subsidiaries or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

4.25           Insurance. The Company maintains such insurance policies or binders of fire, liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance as commercially reasonable and appropriate (the “Insurance Policies”). To the Knowledge of the Company, there are no events, circumstances or other liabilities that give rise to a material claim under the Insurance Policies. Except as has not had or would not reasonably be expected to have a Material Adverse Effect, the Insurance Policies are in full force and effect as of the date of this Agreement with respect to the Company and its Subsidiaries, and the limits thereunder have not been impaired, exhausted or materially diminished. As of the date hereof, neither the Company nor its Subsidiaries has received any written notice of cancellation of, of a material premium increase (relative to others in the industry in which the Company operates) with respect to, or of a material alteration of coverage under, any Insurance Policy. Except as has not had or would not reasonably be expected to have a Material Adverse Effect, all of the Insurance Policies (i) are valid and binding in accordance with their terms, subject to Enforceability Exceptions and (ii) have not been subject to any lapse in coverage. There are no material claims related to the Company or its Subsidiaries or the assets, business, operations, employees, officers and directors of the Company or its Subsidiaries pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

4.26           COVID-19. Neither the Company nor any of its Subsidiaries have participated in the federal Paycheck Protection Program or sought material benefits or relief thereunder.

4.27           Takeover Statutes and Charter Provisions. As of the date hereof and through the Effective Time, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to the Company in connection with this Agreement, the Merger, the issuance of the Merger Consideration or any of the other transactions contemplated hereby. As of the date hereof and through the Effective Time, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which the Company is subject, a party or otherwise bound.

4.28           No Other Representations or Warranties. The representations and warranties made by the Company in this Article IV are the exclusive representations and warranties made by the Company, its Affiliates and their respective Representatives. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to the other parties hereto, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or (b) any oral or, except for the representations and warranties expressly made by the Company in this Article IV, written information made available to the other parties hereto in the course of their evaluation of the Company and the negotiation of this Agreement or in the course of the Transactions.

Article V
Representations and Warranties
of Acquiror and Merger Sub

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror on or prior to the date hereof, each of Acquiror and Merger Sub represents and warrants to the Company as of the date hereof, as of the First Closing Date and as of the Third Closing Date (or if a specific date is indicated in any such statement, as of such specified date) as follows:

5.01           Organization, Standing and Corporate Power.

(a)           Acquiror is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the CACI (and following the Redomicile, shall be an entity duly incorporated, validly existing and in good standing under the DGCL), and has all requisite legal entity power and authority to carry on its business as now being conducted. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror to consummate the Transactions or be material and adverse to Acquiror.

(b)           Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than the Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

5.02           Corporate Authority; Approval; Non-Contravention.

(a)           Each of Acquiror and Merger Sub has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby (including receipt of the Acquiror Shareholder Approvals) and the adoption of this Agreement by Acquiror as the sole stockholder of Merger Sub, to consummate the Transactions. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate or other consent and authorizations on the part of Acquiror and Merger Sub, and no other corporate or other actions on the part of Acquiror or Merger Sub are necessary to authorize the execution and delivery by Acquiror or Merger Sub of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Acquiror Shareholder Approvals and the adoption of this Agreement by Acquiror as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms (subject to the Enforceability Exceptions).

(b)           The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which Acquiror and/or Merger Sub is a party, and the consummation of the Transactions, and (in the case of Acquiror) subject to receipt of the Acquiror Shareholder Approvals, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents or any organizational documents of Merger Sub or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Acquiror, Merger Sub or any of their Affiliates pursuant to, any Contract to which Acquiror, Merger Sub or any of their Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.02(a), under any Law to which Acquiror, Merger Sub or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(c)           The Acquiror Support Agreement executed and delivered contemporaneously with the execution and delivery of this Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery thereof by the other parties, is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the other parties thereto, enforceable against Acquiror and the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions).

5.03           Litigation.

(a)           Neither Acquiror nor, to the Knowledge of Acquiror, any of its officers, in their capacities as such, is the subject of or engaged in any material Action before a Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such litigation, arbitration or dispute resolution process is pending or threatened in writing on the date hereof, in each case, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions. Acquiror is not, nor to the Knowledge of Acquiror is any of its officers, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any disputes or claims, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b)           Neither Acquiror nor Merger Sub is a party to or subject to the provisions of any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority (except if generally applicable without Acquiror or a Merger Sub being named therein) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.04           Compliance with Laws. Acquiror and Merger Sub are, and since their respective dates of incorporation, have been, operating in all material respects in a manner that is customary for businesses similar to Acquiror and Merger Sub, and each of Acquiror and Merger Sub is conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws.

5.05           Employee Benefit Plans. Except as may be contemplated by the Acquiror Entity Plan Proposal or by the Sponsor Agreement, neither Acquiror nor Merger Sub maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any Benefit Plan with respect to which Acquiror, Merger Sub or any of their respective Affiliates have any remaining obligations or liabilities and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of Acquiror or Merger Sub, or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, director, officer or employee of Acquiror or Merger Sub to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

5.06           Financial Ability; Trust Account. Except as expressly contemplated by this Agreement (including as contemplated by any Pre-Closing Financing, Proposal, Extension or Charter Amendment):

(a)           As of the date hereof, the Investment Management Trust Agreement, dated November 30, 2021, by and between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”) (as may be amended from time to time, the “Trust Agreement”), in connection with the trust account(s) maintained thereunder (the “Trust Account”), maintained by the Trustee, is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the Knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Shareholder who is a Redeeming Shareholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror Final Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account. Since May 21, 2021, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account to pay the tax obligations of the Company as permitted by the Trust Agreement) except for payments for the redemption of Acquiror Public Shares in connection with the Charter Amendment. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is a Redeeming Shareholder and solely to the extent receipt of any such amount is for an Acquiror Share Redemption.

(b)           As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness in excess of $1,000,000, excluding (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02), (ii) as set forth on Schedule 5.6(b) and (iii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors.

5.07           Taxes.

(a)           Each of Acquiror and Merger Sub has filed with the appropriate Tax Authority, or has caused to be filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. Each of Acquiror and Merger Sub has paid all Taxes due and payable (whether or not shown on any Tax Return). No claim has ever been made in writing by a Tax Authority in a jurisdiction where Acquiror or Merger Sub does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b)           Each of Acquiror and Merger Sub, as applicable, has (i) withheld all Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Tax Authority, except where such failure would not reasonably be expected to result in a material liability.

(c)           No claim, assessment, deficiency or proposed adjustment for any amount of Tax has been asserted or assessed in writing by any Tax Authority against Acquiror or Merger Sub that remains unresolved or unpaid. There is no Tax audit or other examination of Acquiror or Merger Sub presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes or Tax Returns of Acquiror or Merger Sub, nor has any request been made in writing for any such extension or waiver.

(d)           Neither Acquiror nor Merger Sub is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group for income tax purposes (other than any such Tax group the common parent of which was Acquiror), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(e)           Neither Acquiror nor Merger Sub has any liability for Taxes of any other Person (other than any such Tax group the common parent of which is Acquiror) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by operation of Law, by Contract or otherwise (excluding, in each case, any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes).

(f)           Neither Acquiror nor Merger Sub has distributed shares or stock of another Person, or had its shares or stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(g)           Neither Acquiror nor Merger Sub has taken any action, nor to the Knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent, impair or impede or otherwise create a significant risk in respect to, the Intended Tax Treatment.

(h)           Neither Acquiror nor Merger Sub has become subject to Tax in a country other than the country of its formation by reason of being engaged in a trade or business, having a permanent establishment (within the meaning of an applicable Tax treaty), or having employees in such country.

(i)           There are no Liens with respect to Taxes on any of the assets of Acquiror or Merger Sub, other than Liens for Taxes which are not yet due and payable.

5.08           Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 5.08, the fees and expenses of which will be paid by Acquiror or Merger Sub pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror, Merger Sub or any of their Affiliates.

5.09           Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a)           Except as disclosed in Schedule 5.09(a) hereto, Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). Except as set forth on Schedule 5.09(a) hereto, none of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Third Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 5.09(a) hereto, the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)           Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)           Acquiror has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)           There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)           Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any Fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f)           To the Knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the Knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g)           Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

5.10           Business Activities; Absence of Changes. Except as expressly contemplated by this Agreement (including as contemplated by any Pre-Closing Financing, Proposal, Extension or Charter Amendment):

(a)           Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b)           Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)           Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02), (ii) as set forth on Schedule 5.10(c) and (iii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not party to any Contract with any other Person that would require payments by Acquiror in excess of $150,000, with respect to any individual Contract or $1,000,000, when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02) and Contracts set forth on Schedule 5.10(c)).

(d)           Except for any Indebtedness incurred by Acquiror or a Merger Sub with the consent of the Company as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation against Acquiror or Merger Sub, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of December 31, 2022, or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and the Merger Sub, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of December 31, 2022, in the ordinary course of the operation of business (including Working Capital Loans and Extension Loans) of Acquiror and the Merger Sub (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and the Merger Sub, taken as a whole), (iii) except for payments for the redemption of Acquiror Public Shares in connection with the Charter Amendment or (iv) disclosed in Schedule 5.10(d).

(e)           Except as set forth in the Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

(f)           Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g)           Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

5.11           Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement or as to any projections or forecasts or forward looking statements included in the Registration Statement.

5.12           Capitalization. Except as expressly contemplated by this Agreement (including as contemplated by any Pre-Closing Financing, Proposal, Extension or Charter Amendment):

(a)           As of the date hereof, the authorized share capital of Acquiror consists of (i) 500,000,000 Acquiror Class A Ordinary Shares, of which (A) 7,318,182 Acquiror Class A Ordinary Shares are issued and outstanding, (B) 11,259,500 Acquiror Class A Ordinary Shares are reserved for issuance upon the exercise of 11,259,500 outstanding Existing Acquiror Private Placement Warrants as of the date of this Agreement, at an exercise price of $11.50 per share, (C) 11,500,000 Acquiror Class A Ordinary Shares are reserved for issuance upon the exercise of 11,500,000 outstanding Existing Acquiror Public Warrants as of the date of this Agreement, at an exercise price of $11.50 per share, (D) 5,750,000 Acquiror Class A Ordinary Shares are reserved for issuance upon the exercise of 5,750,000 Contingent Warrants, at an exercise price of $11.50 per share and (E) 5,750,000 Acquiror Class A Ordinary Shares are reserved for issuance upon the conversion of Acquiror Class B Ordinary Shares, (ii) 50,000,000 Acquiror Class B Ordinary Shares, of which 5,750,000 Acquiror Class B Ordinary Shares are issued and outstanding and (iii) 5,000,000 preference shares of Acquiror, par value $0.0001, none of which are issued and outstanding. All of the issued and outstanding Acquiror Ordinary Shares (w) have been duly authorized and validly issued and are fully paid and nonassessable, (x) were offered, sold and issued in compliance with applicable Law and the Acquiror Organizational Documents, (y) were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under any applicable Law, Acquiror Organizational Document or Contract and (z) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83. The total amount in the Trust Account as of the date of this Agreement is at least $76,000,000.

(b)           All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Acquiror Organizational Documents and (B) any other applicable Contracts governing the issuance of such securities to which Acquiror is a party or otherwise bound and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Acquiror Organizational Documents or any Contract to which Acquiror is a party or otherwise bound.

(c)           Except for this Agreement, the Acquiror Warrants, the Acquiror Class B Ordinary Shares, Working Capital Loans, Sponsor Extension Loans or as disclosed on Schedule 5.13(c), there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Ordinary Shares or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Shareholders may vote. Except as disclosed in the Acquiror SEC Reports, there are no registration rights, and Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement, rights plan, anti-takeover plan or similar agreements relating to Acquiror Ordinary Shares or any other equity interests of Acquiror. Other than the Merger Sub, Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(d)           As of the date hereof, (i) the authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, of which one share is issued and outstanding and beneficially held (and held of record) by Acquiror as of the date of this Agreement.

(e)           Subject to approval of the Proposals, the Acquiror Common Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, (i) will be duly authorized, validly issued, fully paid and nonassessable, (ii) will have been issued in compliance with applicable Law and the Acquiror Organizational Documents, (iii) will not be subject to any preemptive rights of any other shareholder of Acquiror and (iv) will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

5.13           NASDAQ Stock Market Quotation. The issued and outstanding Acquiror Public Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “TLGY”. The issued and outstanding units of Acquiror, each unit consisting of one Acquiror Class A Ordinary Share, one-half of one Acquiror Warrant and the contingent right to receive at least one-fourth of one Contingent Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “TLGYU”. Except for the Acquiror Private Placement Warrants, the issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “TLGYW”. Acquiror is in compliance in all material respects with the rules of the NASDAQ and there is no action or proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by the NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or Acquiror Warrants or terminate the listing of Acquiror Class A Ordinary Shares or Acquiror Warrants (except for the Acquiror Private Placement Warrants) on the NASDAQ. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Ordinary Shares or Acquiror Warrants (except for the Acquiror Private Placement Warrants) under the Exchange Act. At the Closing, each then issued and outstanding unit of Acquiror shall, to the extent not already split by the holder thereof, be separated and convert automatically into one share of Acquiror Common Stock, one-half of one Acquiror Public Warrant and the contingent right to receive at least one-fourth of one Contingent Warrant.

5.14           Contracts; No Defaults. Except as expressly contemplated by this Agreement (including as contemplated by any Pre-Closing Financing, Proposal, Extension or Charter Amendment):

(a)           The Acquiror SEC Reports disclose every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Acquiror or Merger Sub is a party or by which any of their respective assets are bound (the “Acquiror Material Contracts”). True, correct and complete copies of the Acquiror Material Contracts have been delivered to or made available to the Company or its agents or Representatives.

(b)           Neither Acquiror nor Merger Sub is, nor has it received written notice that any other party to any such Acquiror Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under any such Acquiror Material Contract to which it is a party or any of its properties or other assets is subject. No such Acquiror Material Contract is the subject of a notice to terminate, except for any expiration of the term of such Contract following the date of this Agreement in accordance with its terms. Each Acquiror Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on Acquiror or a Merger Sub, as applicable, and, to the Knowledge of Acquiror, each other party thereto, except as would not be material and adverse to Acquiror and Merger Sub, taken as a whole. There is no default under any such Acquiror Material Contract by Acquiror or Merger Sub, or, to the Knowledge of Acquiror, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Acquiror or Merger Sub, or, to the Knowledge of Acquiror, any other party thereto, in each case, except as would be material and adverse to Acquiror and Merger Sub, taken as a whole.

5.15           Title to Property. Except as set forth on Schedule 5.15, neither the Acquiror nor Merger Sub (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.16           Investment Company Act. Neither the Acquiror nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940.

5.17           Affiliate Agreements. Except the Working Capital Loans and the Sponsor Extension Loans, as set forth on Schedule 5.17 or as described in the Acquiror SEC Reports, neither of the Acquiror nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the Acquiror or Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

5.18           Sanctions. Neither Acquiror nor Merger Sub is a Sanctioned Person, and no funds transferred by the Acquiror or Merger Sub pursuant to the Transactions will be derived from illegal activity.

5.19           Takeover Statutes and Charter Provisions. As of the date of the Redomicile and through the Effective Time, the restrictions of any “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law do not apply with respect to Acquiror or Merger Sub in connection with this Agreement, the Merger, the issuance of the Merger Consideration or any of the other transactions contemplated hereby. As of the date of the Redomicile and through the Effective Time, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Acquiror or Merger Sub is subject, party or otherwise bound.

5.20           No Other Representations or Warranties. The representations and warranties made by Acquiror and Merger Sub in this Article V are the exclusive representations and warranties made by Acquiror, Merger Sub, their Affiliates, and their respective Representatives. Except for the representations and warranties contained in this Article V, neither Acquiror nor Merger Sub, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror or Merger Sub, to the accuracy or completeness of any information regarding Acquiror or Merger Sub available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither Acquiror nor Merger Sub, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to Acquiror or Merger Sub or (b) any oral or, except for the representations and warranties expressly made by Acquiror or a Merger Sub in this Article V, written information made available to the other parties hereto in the course of their evaluation of Acquiror and the Merger Sub and the negotiation of this Agreement or in the course of the Transactions.

Article VI
Covenants of the Company

6.01           Conduct of Business. From the date of this Agreement until the earlier of the Third Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement (including as contemplated by any Company Extension Loan) or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), (i) conduct and operate its business in the ordinary course consistent with past practice in all material respects, (ii) use reasonable best efforts to preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, distributors and creditors of the Company and its Subsidiaries and (iii) use reasonable best efforts to keep available the services of its present officers; provided that in the case of each of the preceding clauses (i)-(iii), during any period of full or partial suspension of operations related to COVID-19, or any similar national or international health concern, the Company may, in connection with therewith, take such actions in good faith as are reasonably necessary (A) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or its Subsidiaries’ or (B) to respond to third-party supply or service disruptions caused thereby, including, but not limited to COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to such health concerns shall be deemed to be taken in the “ordinary course of business” for all purposes of this Section 6.01 and not be considered a breach of this Section 6.01; provided, further, that following any such suspension, to the extent that the Company or any of its Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, to resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement (including as contemplated by any Company Extension Loan) or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a)           change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;

(b)           declare, make or pay any dividend or other distribution (whether in cash, equity or property) to stockholders of the Company or repurchase or redeem any Company Stock;

(c)           create, allot, issue, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any shares or other securities of whatsoever nature convertible into shares (or any option to subscribe for the same) of the Company (excluding repurchases in connection with termination of employment pursuant to an existing repurchase right);

(d)           enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Material Contract (or any Contract, that if existing on the date hereof, would be a Material Contract), to which the Company or any of its Subsidiaries is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts in the ordinary course of business;

(e)           enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Contract, Lease Document or any document governing the occupation of real property, or other arrangement to which the Company or any of its Subsidiaries, on one hand, and a Company Stockholder or its Affiliate, on the other hand, are parties or by which they are bound or which is for the benefit of a Company Stockholder or its Affiliates, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts or arrangements either (i) in the ordinary course of business consistent with past practice or (ii) involving an annual aggregate payment of less than $1,000,000;

(f)           sell, transfer, lease, abandon, cancel, fail to maintain, let lapse or convey, surrender or dispose of any assets, properties or business of the Company or its Subsidiaries (other than Company Intellectual Property and Company Software), except in the ordinary course of business and in an amount not in excess of $250,000 in the aggregate;

(g)           (i) sell, assign, license, transfer, pledge, grant or suffer to exist any Lien on, convey or otherwise dispose of any Owned Intellectual Property, other than non-exclusive licenses of Intellectual Property granted to customers and service providers in the ordinary course of business or (ii) fail to continue to prosecute or defend, allow to enter the public domain, abandon, cancel, fail to renew or maintain or otherwise allow to lapse any material Owned Intellectual Property;

(h)           fail to continue to protect and maintain the confidentiality of any trade secrets or material proprietary information included in the Owned Intellectual Property;

(i)           except as otherwise required pursuant to applicable Law, (i) adopt, enter into, amend, modify, or terminate any Company Benefit Plan or any collective bargaining or similar agreement to which the Company or any of its Subsidiaries is a party or by which it is bound, (ii) grant or provide any equity or equity-based awards (or obligations in respect thereto), severance or termination payments, deferred compensation, or transaction, retention or change in control payments or benefits to any current or former director, employee, officer or other individual service provider of the Company or any of its Subsidiaries, except in connection with the promotion, hiring or firing (in each case, to the extent permitted by clause (v)) of any employee in the ordinary course of business and consistent with past practice or which is less than $200,000 in aggregate value, (iv) recognize or certify any labor union, works council, other labor organization or group of employees as the bargaining Representative for any employees of the Company or any of its Subsidiaries, except to the extent already in existence or as required by Law; (v) implement or announce any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reduction in terms and conditions of employment, or other actions that could implicate any WARN Act, or (vi) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor;

(j)           (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, other than such acquisitions and purchases that would not require financial statements of the acquired business to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement);

(k)           make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $2,500,000, other than any capital expenditure (or series of related capital expenditures) (x) consistent in all material respects with historical practices or (y) reasonably forecasted by the Company and included in the Company’s capital expenditure projections as of the date of this Agreement;

(l)           make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), or enter into any agreement in respect of the acquisition of real property, make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except (i) advances to employees or officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, and (ii) extended payment terms for customers in the ordinary course of business;

(m)           make, revoke or change any material Tax election, change any Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, incur any liability for Taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding pursuant to customary provisions in any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes); provided for the avoidance of doubt the Company may pay Taxes in the ordinary course of business;

(n)           waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any related liability, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves monetary damages not to exceed $250,000 in the aggregate;

(o)           incur, issue, assume, guarantee or otherwise become liable for any Indebtedness, or in any material respect, modify any Indebtedness, other than (i) Indebtedness between the Company and its Subsidiaries in the ordinary course of business, and (ii) Indebtedness in an amount not to exceed $250,000.

(p)           enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement other than natural extensions of existing lines of business;

(q)           make any material change in financial accounting methods, principles or practices, except insofar as may have been required by the SEC, by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization), or by applicable Law;

(r)           voluntarily fail to maintain, cancel or change coverage under, in a manner materially detrimental to the Company or any of its Subsidiaries, any insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties;

(s)           liquidate, dissolve, reorganize or otherwise wind up the business or operations of the Company or any of its Subsidiaries; and

(t)           enter into any agreement or undertaking to do any action prohibited under this Section 6.01.

Notwithstanding anything to the contrary herein, the Company may issue one or more Company Interim Notes during the Interim Period.

6.02           Inspection. The Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance written notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries and that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time. Notwithstanding the foregoing, the Company shall not be required to provide to Acquiror or any of its Representatives any information (a) if and to the extent doing so would (i) violate any Law to which Company is subject, (ii) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (iii) violate any legally-binding obligation of the Company with respect to confidentially, non-disclosure or privacy, if Company shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure or (iv) jeopardize protections afforded to Company under the attorney-client privilege or the attorney work product doctrine; provided that, in case of each of clauses (i) through (iv), the parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure in a manner that does not result in the events set out in clauses (i) through (iv).

6.03           No Claim Against the Trust Account. The Company acknowledges that Acquiror is a blank check company with the power and privileges to effect a Business Combination, and the Company has read the Acquiror Final Prospectus and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror, Acquiror’s public shareholders and the underwriters of Acquiror’s initial public offering and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of Acquiror, its public shareholders and the underwriters of Acquiror’s initial public offering. The Company further acknowledges that, if the transactions contemplated by this Agreement or, in the event of termination of this Agreement, another Business Combination, are not consummated by such date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its public shareholders the amounts being held in the Trust Account. For and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind (whether based on Contract, tort, equity or otherwise) that it has or may have in the future in or to any monies or other assets in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or in connection with, this Agreement or any negotiations, Contracts or agreements or transactions with Acquiror. Notwithstanding the foregoing sentence, (a) nothing herein shall limit or prohibit the Company’s right to pursue any claim against Acquiror for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance to consummate the Closing (including any claim for Acquiror to specifically perform its obligations under this Agreement to cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemption) at the Closing to the Company in accordance with the terms of this Agreement and the Trust Agreement), so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemption or otherwise violate the Trust Agreement and (b) nothing herein shall limit or prohibit any claim that the Company may have following the Closing against Acquiror’s assets or funds that are not held in the Trust Account (including any such funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.04 shall survive the termination of this Agreement for any reason.

6.04           Proxy Solicitation; Other Actions.

(a)           The Company shall be available to, and the Company shall use reasonable best efforts to make its officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with the drafting of the Registration Statement and responding in a timely manner to comments on the Registration Statement from the SEC. The Company agrees to provide Acquiror as promptly as practicable following the date hereof, (i) audited financial statements, including consolidated balance sheets as of December 31, 2021 and 2022 and consolidated statements of operations, stockholders’ equity and cash flows, of the Company and its Subsidiaries for the years ended December 31, 2021 and 2022, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB including a signed audit opinion, which signed audit opinion shall be delivered upon the initial filing of the Registration Statement with the SEC, (ii) unaudited financial statements, including consolidated condensed balance sheets and consolidated condensed statements of operations, stockholders’ equity and cash flows, of the Company and its Subsidiaries for each fiscal quarter beginning with the fiscal quarter ending March 31, 2023 and ending at least 45 days prior to the date on which the Registration Statement is effective, in each case, prepared in accordance with GAAP and Regulation S-X and (iii) auditor’s reports and consents to use such financial statements and reports in the Registration Statement. Without limiting the generality of the foregoing, the Company shall use reasonable best efforts to cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b)           From and after the date on which the Registration Statement becomes effective under the Securities Act until the Third Closing Date, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

6.05           Non-Solicitation; Acquisition Proposals.

(a)           From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall use cause its Subsidiaries not to, and shall use its reasonable best efforts to cause their respective Representatives not to, directly or indirectly:

(i)           initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or which is otherwise intended or is reasonably likely to result in or lead to, an Acquisition Proposal;

(ii)           engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or which is otherwise intended or is reasonably likely to result in or lead to, an Acquisition Proposal;

(iii)           approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal;

(iv)           execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or

(v)           resolve or agree to do any of the foregoing.

The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to cause their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in twelve (12) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries. The Company shall promptly (and in any event within one (1) Business Day) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.05 by any of the Company’s or the Company’s Subsidiaries’ Representatives acting on the Company’s or its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 6.05 by the Company.

(b)           For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)           “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company to the extent such Person does not beneficially own 20% or more of the total voting power of the equity securities of the Company prior to such tender offer or exchange offer, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company or (E) any other transaction that is similar in nature to the Transactions or otherwise materially impedes or conflicts with the Transactions.

6.06           Company Lock-up. Prior to the Closing, the Company shall use commercially reasonable efforts to procure that each Company Stockholder enter into a Lock-Up Agreement with Acquiror in substantially the form attached as Exhibit F hereto (the “Company Lock-Up Agreement”).

6.07           Litigation. In the event that the Company is subject to any material litigation or material Action or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, or such Action or dispute resolution process is pending or threatened in writing, the Company shall promptly notify the Acquiror of any such litigation or Action and keep the Acquiror reasonably informed with respect to the status thereof.

6.08           Conversion of Company Notes; Exercise of Company Warrants; Termination of Company Stock Incentive Plan. The Company shall procure that, prior to the Closing,

(a)           all Company Notes shall be converted into Company Common Stock (and any securities under such Company Notes shall be released), and all Company Warrants shall be exercised for Company Common Stock, in each case, in accordance with their terms; and

(b)           all existing compensatory equity or equity-based or similar incentive plans, including the 2020 Stock Incentive Plan of Ezonyx Bio Technologies, Inc., and the Equity Agreements (including any stockholders agreement or similar agreements with respect to the Company) be terminated for no consideration and in a manner that eliminates all related liabilities (clauses (a) and (b), together, the “Company Conversion”);

such that, after the consummation of the Company Conversion and immediately prior to the Effective Time, except for the issued and outstanding Company Common Stock, and immediately, automatically and with no liability to the Company, the Acquiror or their affiliates, there shall be no other outstanding equity interest in the Company, including any warrants, options, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which the Company is obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any equity securities of the Company (collectively, “Equity Agreements”).

6.09           Company Support Agreement. Within twenty-four (24) hours after the execution of this Agreement, the Company shall deliver to Acquiror counterparts to the Company Support Agreement duly executed by Humanitario and the Company.

6.10           [Reserved].

6.11           Net Debt. The Company shall maintain its Net Debt to be no more than $10,000,000 during the Interim Period and upon the Effective Time.

6.12           Material Contract Consents. The Company shall obtain such Material Contract Consents prior to the Closing to the extent the failure to do so could reasonably be expected to cause a Material Adverse Effect, and shall use commercially reasonable efforts to obtain the other Material Contract Consents. “Material Contract Consent” shall mean any consent or waiver pursuant to any Material Contract that is required by the execution, delivery or performance of this Agreement and consummation of the Merger and the other Transactions.

6.13           Internal Control System. Prior to the Closing, the Company shall establish a system of accounting and internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls shall be sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements in accordance with GAAP.

6.14           HSR Act. If, within five Business Days after the date hereof (the “HSR Determination Period”), Acquiror or the Company determines that notification and reporting under the HSR Act is required in connection with the transactions contemplated by this Agreement (the date of such determination, the “Determination Date”):

(a)           The Company shall promptly, but in no event later than fifteen (15) Business Days after the Determination Date, file its Notification and Report Form pursuant to the HSR Act. The Company shall use its reasonable best efforts to furnish to Acquiror as promptly as reasonably practicable all information required for any notification required to be made by Acquiror under the HSR Act. The Company shall substantially comply with any Information or Document Requests.

(b)           The Company shall request early termination of any waiting period under the HSR Act. The Company shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued, cause such Governmental Order to be lifted.

(c)           The Company shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under the HSR Act or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided that notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.14 or any other provision of this Agreement shall require or obligate require or obligate the Company or any of its Affiliates to, and Acquiror, Merger Sub and Affiliates shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company or any of its Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of its Affiliates, or any interest therein.

(d)           The Company shall promptly notify Acquiror of any substantive communication with any Governmental Authority or third party with respect to the transactions contemplated by this Agreement, and furnish to Acquiror upon request copies of any notices or written communications received by the Company or any of its Affiliates with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.14 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of the Company, and to remove competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to Acquiror under this Section 6.14 as “outside counsel only.”

(e)           The Company shall bear all filing fees payable to the Regulatory Consent Authorities related to any notification under the HSR Act in connection with the transactions.

6.15           Voting Trust Transfer. The Company shall cooperate with and assist Humanitario with entering into the Voting Trust Agreement, and, after the Effective Time, the Acquiror shall cooperate with Humanitario with completing the Voting Trust Transfer, in each case, in the manner and on the terms and conditions described in the Company Support Agreement.

Article VII
Covenants of Acquiror

7.01           Indemnification and Insurance.

(a)           From and after the Effective Time, Acquiror and the Surviving Corporation agree that they shall indemnify and hold harmless each present and former director and officer of the Company and each of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its certificate of incorporation, bylaws and indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Corporation and their respective Subsidiaries to honor, each of the covenants in this Section 7.01. Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms customary for a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on the NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues, if applicable) as Acquiror and its Subsidiaries (including the Company). On or prior to the Third Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with each of the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

(b)           Prior to the Closing, Acquiror shall be permitted to obtain a full coverage “tail” insurance policy covering those Persons who are currently covered by the Acquiror’s directors’ and officers’ liability insurance policies, that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Acquiror’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Surviving Corporation shall, for a period of six years after the Effective Time, maintain the Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Surviving Corporation shall timely pay or cause to be paid all premiums with respect to the Tail Insurance.

(c)           Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Corporation and all successors and assigns of Acquiror and the Surviving Corporation. In the event that Acquiror, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Corporation shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.01. The obligations of Acquiror and the Surviving Corporation under this Section 7.01 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company without the consent of the affected Person.

7.02           Conduct of Acquiror During the Interim Period.

(a)           During the Interim Period, Acquiror and Merger Sub shall, except for any Working Capital Loan or Extension Loan, as set forth on Schedule 7.02, as expressly contemplated by this Agreement (including as contemplated by any Pre-Closing Financing, Proposal, Extension or Charter Amendment) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, carry on their business in the ordinary course of business and in accordance with applicable Law. During the Interim Period, except for any Working Capital Loan or Extension Loan, as set forth on Schedule 7.02 or as expressly contemplated by this Agreement (including as contemplated by any Pre-Closing Financing, Proposal, Extension or Charter Amendment and any or all actions required pursuant to the Redomicile) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, Acquiror shall not and shall not permit Merger Sub to:

(i)           change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub; provided, however; notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit or restrict the Acquiror from carrying out any Extension, and no consent of any other party shall be required in connection therewith;

(ii)           (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding share capital, capital stock or other equity interests; (B) split, sub-divide, combine, reclassify or otherwise change any of its share capital, capital stock or other equity interests; or (C) other than the redemption of any Acquiror Public Shares required by the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby or an Extension (including payments for the redemption of Acquiror Public Shares in connection with a Charter Amendment), repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any share capital, capital stock of, or other equity interests in, Acquiror;

(iii)           enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute an Acquiror Affiliate Agreement);

(iv)           enter into, or amend or modify any material term of (in a manner adverse to Acquiror or Merger Sub (including the Company)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Acquiror Material Contracts (or any Contract, that if existing on the date hereof, would have been an Acquiror Material Contract) to which Acquiror or Merger Sub is a party or by which it is bound;

(v)           waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action relating to this Agreement or otherwise) or compromise or settle any material liability;

(vi)           incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(vii)           (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any share capital or capital stock of, or other equity interests in, Acquiror or Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests (other than (x) in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or Contingent Warrants, and (y) the issuance of the Contingent Warrants pursuant to the Contingent Rights) or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii)           (A) adopt any Benefit Plan other than as set forth in the Proposals, or enter into any employment Contract or any collective bargaining agreement, (B) hire any employee or any other individual independent contractor (not including advisors in connection with the Transactions) to provide services to Acquiror or its Subsidiaries (including the Company) following Closing, (C) make or grant any severance, bonus, including any change-in-control, retention, transaction, or similar compensation or benefits, or any increase in base salary or wages to any director, executive, or other current or former employee or service provider or (D) take any action to accelerate the vesting of, or payment of, any compensation or benefit to any current or former employee or other service provider under any Company Benefit Plan or Benefit Plan maintained by the Acquiror;

(ix)           (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or the Merger Sub (other than the transactions contemplated by this Agreement);

(x)           make any capital expenditures;

(xi)           make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xii)          make, revoke or change any material Tax election, change any Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, incur any liability for Taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding pursuant to customary provisions in any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes); provided for the avoidance of doubt Acquiror and Merger Sub may pay Taxes in the ordinary course of business;

(xiii)         enter into any new line of business outside of the business currently conducted by Acquiror and the Merger Sub as of the date of this Agreement;

(xiv)         make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xv)          voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and Merger Sub and their assets and properties;

(xvi)        enter into any agreement with any broker, investment banker, or financial advisor pursuant to which such party shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission; or

(xvii)       enter into any agreement or undertaking to do any action prohibited under this Section 7.02.

(b)           During the Interim Period, Acquiror shall, and shall cause Merger Sub to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or Merger Sub may be a party.

7.03           Trust Account. At the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement in the following order of priority: (a) first, for the redemption of any Acquiror Public Shares in connection with the Offer; (b) second, after giving effect to the payment contemplated by clause (a), for the payment of any due and payable deferred underwriting commissions incurred by Acquiror in connection with its initial public offering; and (c) third, the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror for payment of any remaining Transaction Expenses in accordance with Section 3.09 and the balance to the Company for the benefit of the Company.

7.04           Inspection. Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time. Notwithstanding the foregoing, Acquiror shall not be required to provide to the Company or any of its Representatives any information (a) if and to the extent doing so would (i) violate any Law to which Acquiror or Merger Sub is subject, (ii) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (iii) violate any legally-binding obligation of Acquiror or Merger Sub with respect to confidentially, non-disclosure or privacy, if the Acquiror shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure or (iv) jeopardize protections afforded to Acquiror or Merger Sub under the attorney-client privilege or the attorney work product doctrine; provided that, in case of each of clauses (i) through (iv), the parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure in a manner that does not result in the events set out in clauses (i) through (iv).

7.05           Acquiror NASDAQ Listing.

(a)           From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for Acquiror Class A Ordinary Shares and Acquiror Public Warrants to be listed on, the NASDAQ.

(b)           Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions, or otherwise reserved for issuance, and for the Acquiror Warrants (other than the Acquiror Private Placement Warrants), to be approved for listing on the NASDAQ as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the First Closing Date, including by submitting prior to the Closing a listing application (the “Listing Application”) with the NASDAQ with respect to such Acquiror Common Stock and Acquiror Public Warrants. Each of the Company and Acquiror shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such party and shall otherwise reasonably assist and cooperate with the other such party in connection with the preparation and filing of the Listing Application. Acquiror will use reasonable best efforts to (i) cause the Listing Application, when filed, to comply in all material respects with all requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the NASDAQ or its staff concerning the Listing Application and (iii) have the Listing Application approved by the NASDAQ, as promptly as practicable after such filing. Acquiror shall not submit the Listing Application or any supplement or amendment thereto, or respond to comments received from the NASDAQ with respect thereto, without the Company’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon. Acquiror shall promptly notify the Company upon the receipt of any comments from the NASDAQ, or any request from the NASDAQ for amendments or supplements to the Listing Application and shall provide the Company with copies of all material correspondence between Acquiror or any of its Representatives, on the one hand, and the NASDAQ, on the other hand, and all written comments with respect to the Listing Application received from the NASDAQ, and advise the Company of any oral comments with respect to the Listing Application received from the NASDAQ. Promptly after receiving notice thereof, Acquiror shall advise the Company of the time of the approval of the Listing Application and the approval for listing on the NASDAQ of the Acquiror Common Stock to be issued in connection with the transactions contemplated hereby.

7.06           Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.07           Section 16 Matters. Prior to the Closing, the board of directors of Acquiror, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.08           Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, Acquiror shall take all actions necessary or appropriate to cause (a) the individuals designated in accordance with Section 2.05(b) to be elected as members of the Acquiror Board, effective as of the Closing and (b) the individuals designated in accordance with Section 2.05(c) to be the executive officers of Acquiror effective as of the Closing.

7.09           Exclusivity.

(a)           From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, Acquiror shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause their respective Representatives not to, directly or indirectly:

(i)           initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes any Competing Proposal;

(ii)           engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes any Competing Proposal;

(iii)           approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Competing Proposal;

(iv)           execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Competing Proposal; or

(v)           resolve or agree to do any of the foregoing.

(b)           Acquiror also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to cause their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a Competing Proposal. Acquiror shall promptly (and in any event within one (1) Business Day) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes any Competing Proposal. Notwithstanding the foregoing, Acquiror may respond to any such proposal, offer or submission by indicating only that Acquiror is subject to the terms of this Agreement and is unable to provide any information related to Acquiror or entertain any proposals or offers or engage in any negotiations or discussions concerning a Competing Proposal for as long as th this Agreement remains in effect. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 7.09 by any of Acquiror’s Representatives acting on Acquiror’s behalf, shall be deemed to be a breach of this Section 7.09 by Acquiror.

(c)           For purposes of this Agreement, “Competing Proposal” means any Business Combination or any other transaction involving, directly or indirectly, any merger, share exchange, asset or equity acquisition or purchase, reorganization, consolidation or similar business combination with or involving the Acquiror with one or more businesses or entities or any inquiry or request for information that is intended to lead to, or result in, any such transaction or Business Combination.

7.10           Redomicile. Subject to the receipt of the Supermajority Acquiror Shareholder Approval and Section 2.03 hereof, Acquiror shall, on the Second Closing Date, domesticate to the State of Delaware and become a Delaware corporation in accordance with Section 388 of the DGCL and the CACI and cause the Redomicile to become effective on the Second Closing Date, including (a) by filing with the Secretary of State of the State of Delaware on the First Closing Date a Certificate of Domestication (the “Certificate of Domestication”) with respect to the Redomicile, in form and substance reasonably acceptable to Acquiror and the Company and pursuant to Section 2.03, together with the Acquiror Charter, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting Acquiror Bylaws, and (c) by making all filings with the Cayman Islands Registrar of Companies required under the CACI for the deregistration of the Acquiror in the Cayman Islands. Upon the Redomicile, the Acquiror Share Conversion shall occur.

7.11           Acquiror Plan. Acquiror shall adopt the Acquiror Equity Incentive Plan, in the form to be prepared by the Company in consultation with the Acquiror. The number of shares of Acquiror Common Stock available for issuance under the Acquiror Equity Incentive Plan shall be a number of shares of Acquiror Common Stock equal to 10% of the sum of (i) the total number of shares of Acquiror Common Stock that are issued and outstanding as of the Closing (except as described in the following clause, excluding any Acquiror Common Stock subject to conditional vesting or forfeiture arrangements, if any), and (ii) the total number of the Earnout Shares; provided, that, (X) such plan may provide for an annual “evergreen” increase to take effect on each January 1 during the ten-year term of the Acquiror Equity Incentive Plan of 10% of the number of outstanding shares of Acquiror Common Stock as of December 31 immediately prior to the date of such increase, or such lesser increase as may be determined by the post-closing Acquiror Board, and (Y) the Acquiror shall not make available for issuance under the Acquiror Equity Incentive Plan the number of shares equal to 10% of the total number of the Earnout Shares until such Earnout Shares are actually issued and outstanding.

7.12           Stockholder Litigation. In the event that any litigation or Action related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the Knowledge of Acquiror, threatened in writing, against Acquiror or the Acquiror Board by any of Acquiror’s equityholders prior to the Closing, Acquiror shall promptly notify the Company in writing of any such Action and keep the Company reasonably informed on a current basis with respect to the status thereof. Acquiror shall provide the Company (a) the opportunity to participate in the defense of any such Action and (b) the right to review and comment on all material filings or responses to be made by the Acquiror in connection with any such Action (and the Acquiror shall in good faith take such comments and other advice into consideration). The parties agree to cooperate in the defense and settlement of any such litigation, and Acquiror shall not settle any such Action without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), except that the Company will not be obligated to consent to any settlement that does not include a full release of the Company and its Affiliates or that imposes an injunction or other equitable relief upon the Company or any of its Affiliates.

7.13           Extension of Time to Consummate a Business Combination.

(a)           The Acquiror shall use reasonable best efforts to procure one or more extensions after September 2, 2023 through the Termination Date (and subject to Section 10.01 hereof), in accordance with the Acquiror Organizational Documents and the Trust Agreement of the deadline by which Acquiror must complete its Business Combination (each, an “Extension”), subject to Section 7.13(b) through Section 7.13(e) below. The parties acknowledge and agree that the Acquiror may seek to amend the Acquiror Organizational Documents, the Warrant Agreement and/or the Trust Agreement in order to allow for additional Extensions (each, a “Charter Amendment”) by filing one or more proxy statement(s) in connection with each Charter Amendment, provided that, Acquiror may not seek an Extension beyond the Termination Date without the Company’s written consent.

(b)           The Company and the Sponsor each agree that if any Extension(s) is required from September 2, 2023 (the “Extension Payment Determination Date”) through December 2, 2023, the Company shall cause one or more Company Extension Loans, and the Sponsor shall cause one or more Sponsor Extension Loans, to be made to Acquiror on a monthly basis, in each case, on an interest-free basis in an amount equal to fifty percent (50%) of the amount necessary for funding the applicable month of the Extension(s), provided that, each of the Company and the Sponsor shall not be required to make any Company Extension Loans or Sponsor Extension Loans, as applicable, pursuant to this Section 7.13(b) in excess of $100,000.00 per month.

(c)           The Company and the Sponsor each agree that if any Extension(s) is required after December 2, 2023 through the Termination Date, (A) the Company shall cause one or more Company Extension Loans to be made to Acquiror on a monthly basis, in each case, on an interest-free basis and in an amount equal to the lesser of fifty percent (50%) of the amount necessary for enabling the applicable month of the Extension(s), and $150,000, and (B) the Sponsor shall cause one or more Sponsor Extension Loans to be made to Acquiror on a monthly basis, in each case, on an interest-free basis and in an amount necessary to fund the balance of the applicable month of the Extension(s).

(d)           Notwithstanding anything to the contrary in Section 7.13(b) above, no later than thirty (30) days prior to the Extension Payment Determination Date, the Sponsor may provide written notice to the Company (with a copy to Acquiror) of its intent to terminate this Agreement on the day immediately after the Extension Payment Determination Date. Within ten (10) Business Days of receiving such notice of intent to terminate from the Sponsor, the Company shall, in its sole discretion, either agree to terminate this Agreement on the day immediately after the Extension Payment Determination Date pursuant to Section 10.01(h) hereof, or cause a Company Extension Loan to be made to Acquiror on an interest free-basis for funding 100% of the amount necessary for funding the Extension for the subsequent three-month period following the Extension Payment Determination Date (the “First Extension Period”).

(e)           Notwithstanding anything to the contrary in Section 7.13(c) above, no later than thirty (30) days prior to the expiration of the First Extension Period, either of the Company or the Sponsor may provide written notice to the other (with a copy to Acquiror) of its intent to terminate this Agreement upon the expiration of the First Extension Period. Within ten (10) Business Days of receiving such notice of intent to terminate, the Company (if the terminating Party is the Sponsor) or the Sponsor (if the terminating Party is the Company), as applicable, shall, in its sole discretion, either agree to terminate this Agreement upon the expiration of the First Extension Period pursuant to Section 10.01(i) hereof, or cause a Company Extension Loan (if the terminating Party is the Sponsor) or a Sponsor Extension Loan (if the terminating Party is the Company) to be made to Acquiror on an interest free-basis for enabling 100% of the amount necessary for funding the Extension for the subsequent three-month period following the First Extension Period (the “Second Extension Period”).

(f)           Notwithstanding anything to the contrary in Section 7.13(c) above, no later than thirty (30) days prior to the expiration of the Second Extension Period, either of the Company or the Sponsor may provide written notice to the other (with a copy to Acquiror) of its intent to terminate this Agreement upon the expiration of the Second Extension Period. Within ten (10) Business Days of receiving such notice of intent to terminate, the Company (if the terminating Party is the Sponsor) or the Sponsor (if the terminating Party is the Company), as applicable, shall, in its sole discretion, either agree to terminate this Agreement upon the expiration of the Second Extension Period pursuant to Section 10.01(i) hereof, or cause a Company Extension Loan (if the terminating Party is the Sponsor) or a Sponsor Extension Loan (if the terminating Party is the Company) to be made to Acquiror on an interest free-basis for funding 100% of the amount necessary for enabling the Extension for the period from the Second Extension Period to the Termination Date.

(g)           Each of the Company and the Sponsor shall have the right, for a period of thirty days after the Third Closing Date, to convert the Company Extension Loans and the Sponsor Extension Loans, as applicable, into Acquiror Common Stock at a price per share equal to seventy-five percent of the dollar volume-weighted average price of the Acquiror Common Stock for the five-day trading period immediately following the Third Closing Date, provided that, the aggregate amount of the Company Extension Loans and the Sponsor Extension Loans so converted shall not exceed $3,000,000 (to be allocated on a pro rata basis between Company Extension Loans and the Sponsor Extension Loans based on the outstanding amount thereof).

(h)           The Sponsor shall have the right, for a period of thirty days after the Third Closing Date, to convert the Working Capital Loans into Acquiror Common Stock at a price per share equal to seventy-five percent of the dollar volume-weighted average price of the Acquiror Common Stock for the five-day trading period immediately following the Third Closing Date, provided that, the aggregate amount of the Working Capital Loans so converted shall not exceed $1,000,000.

(i)           The Sponsor agrees that it shall not convert the Working Capital Loans or the Sponsor Extension Loans, in whole or in part, into Acquiror Private Placement Warrants.

7.14           HSR Act. If, within the HSR Determination Period, Acquiror or the Company determines that the notification and reporting under the HSR Act is required in connection with the transactions contemplated by this Agreement:

(a)           The Acquiror shall promptly but in no event later than fifteen (15) Business Days after the Determination Date file its Notification and Report Form pursuant to the HSR Act. Acquiror shall use its reasonable best efforts to furnish to the Company as promptly as reasonably practicable all information required for any notification and reporting required to be made by the Company pursuant to the HSR Act. Acquiror shall substantially comply with any Information or Document Requests.

(b)           Acquiror shall request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued, cause such Governmental Order to be lifted.

(c)           Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under the HSR Act or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided that notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.14 or any other provision of this Agreement shall require or obligate Acquiror to take any actions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of Acquiror or the Company and its Subsidiaries; and further provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.14 or any other provision of this Agreement shall require or obligate Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates, the Sponsor, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, or any portfolio company (as such this term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor or of any such investment fund or investment vehicle.

(d)           Acquiror shall promptly notify the Company of any substantive communication with, and furnish to the Company upon request copies of any notices or written communications received by, Acquiror or any of its Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed communications by Acquiror or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.14 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of Acquiror, and to remove competitively sensitive material; provided, that Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.14 as “outside counsel only.”

Article VIII
Joint Covenants

8.01           Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required (or in the case of Foreign Investment Laws, by mutual consent of the Acquiror and the Company, proper or advisable pursuant to applicable Law) to be obtained in connection with the Transactions, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company or any of its Subsidiaries, and (c) take such other action or refrain from taking such actions as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement (including the Company Representations and the Acquiror and Merger Sub Representations, as applicable) and to consummate the Transactions as soon as practicable.

8.02           Preparation of Registration Statement; Extraordinary General Meeting; Solicitation of Company Stockholder Approvals.

(a)           As promptly as practicable following the execution and delivery of this Agreement, Acquiror and the Company shall jointly prepare, and Acquiror shall cause to be filed with the SEC, a mutually-acceptable registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein and any exhibits thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the issuance of Acquiror Common Stock under this Agreement and the issuance of the Conversion Shares (as defined under the Sponsor Agreement) under the Sponsor Agreement, which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger, the issuance of Acquiror Common Stock in connection therewith, and the issuance of the Conversion Shares (as defined under the Sponsor Agreement) under the Sponsor Agreement. Each of Acquiror and the Company shall furnish all information concerning itself and its Subsidiaries, officers, directors, and holders of equity securities as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b)           Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Acquiror Ordinary Shares, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c)           Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination, and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) approval of the Acquiror Charter and the bylaws of the Acquiror (the “Amendment Proposal”) and each change to the Acquiror Charter that is required to be separately approved (“Advisory Amendment Proposal”), (iii) approval of the issuance of the Acquiror Common Stock as Merger Consideration, and the issuance of Acquiror Common Stock or securities convertible into or exchangeable for Acquiror Common Stock to be issued at the Closing in connection with any financing upon the mutual agreement of Acquiror and the Company, in accordance with the rules of the NASDAQ (the “NASDAQ Proposal”), (iv) the approval and adoption of the Acquiror Equity Incentive Plan (the “Acquiror Equity Plan Proposal”), (v)  adjournment of the Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals, (vi) approval of the Redomicile (the “Redomicile Proposal”), (vii) approval of the Name Change (the “Name Change Proposal”), (viii) if deemed necessary by Acquiror, approval of the preemptive conversion of the Acquiror’s Contingent Warrants into shares of Acquiror Common Stock on a five-to-one basis (the “Warrant Conversion Proposal”), and (ix) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the Advisory Amendment Proposal, the NASDAQ Proposal, the Acquiror Equity Plan Proposal, the Redomicile Proposal, the Name Change Proposal and the Warrant Conversion Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror Shareholders at the Extraordinary General Meeting.

(d)           Acquiror shall use reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Extraordinary General Meeting in accordance with the Articles of Association and the CACI, (ii) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law and (iii) solicit proxies from the holders of Acquiror Ordinary Shares to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its shareholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Change in Recommendation”); provided that if, at any time prior to obtaining the Acquiror Shareholder Approvals, the Acquiror Board determines in good faith, after consultation with its outside legal counsel, that in response to an Intervening Event, the failure to make an Acquiror Change in Recommendation would be result in a breach of its fiduciary duties under applicable Law, the Acquiror Board may, prior to obtaining the Acquiror Shareholder Approvals, make an Acquiror Change in Recommendation; provided, however, that Acquiror shall not be entitled to make, or agree or resolve to make, an Acquiror Change in Recommendation unless Acquiror delivers to the Company a written notice (an “Intervening Event Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Intervening Event has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice (it being understood that any material development with respect to an Intervening Event shall require a new notice but with an additional three Business Day (instead of four Business Day) period from the date of such notice, the “Intervening Event Notice Period”)), the Acquiror Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make an Acquiror Change in Recommendation would result in a breach of its fiduciary duties under applicable Law. If requested by the Company, Acquiror will, and will use its reasonable best efforts to cause its Representatives to, during the Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an Acquiror Change in Recommendation.

(e)           Notwithstanding the foregoing provisions of this Section 8.02(e), if on a date for which the Extraordinary General Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of Acquiror Ordinary Shares to obtain the Required Acquiror Shareholder Approvals, as applicable, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Extraordinary General Meeting; provided that if a quorum is present, that the proposal for the adjournment of the Extraordinary General Meeting shall have been approved by a sufficient number of Acquiror Ordinary Shares; provided, further, that the Extraordinary General Meeting, without the prior written consent of the Company, (i) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Extraordinary General Meeting was originally scheduled or the most recently adjourned Extraordinary General Meeting (excluding any adjournments required by applicable Law) and (ii) is held no later than four (4) Business Days prior to the Termination Date.

(f)           As promptly as practicable after the effectiveness of the Registration Statement, the Company shall solicit a consent in writing or by electronic transmission from the Company Stockholders entitled to vote approving and adopting this Agreement, the Merger and, to the extent required by Law, the Transactions (when executed by the Company Stockholders holding sufficient voting power to approve and adopt this Agreement, the Merger and the Transactions, the “Company Stockholder Approvals”). In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with Acquiror) for determining the Company Stockholders entitled to provide such written consent and (ii) solicit written consents from such Company Stockholders to give the Company Stockholder Approvals. The Company shall, through the Company Board, recommend to the Company Stockholders entitled to vote that they adopt this Agreement (the “Company Board Recommendation”). The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation unless a failure to do so would result in a breach of the Company Board’s fiduciary duties under applicable Law (such action, a “Company Change in Recommendation”). The Company will promptly provide Acquiror with copies of all stockholder consents it receives. If the Company Stockholder Approvals are obtained, then promptly following the receipt of the required consents in writing or by electronic transmission, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) and 262 of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders entitled to vote to give the Company Stockholder Approvals in accordance with this Section 8.02(f) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or by any Company Change in Recommendation.

8.03           Tax Matters.

(a)           Transfer Taxes. Notwithstanding anything to the contrary contained herein, (i) all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Closing of the Merger (“Transfer Taxes”), as opposed to such Taxes payable in connection with the Redomicile or the Acquiror Share Conversion, shall be borne by the Company and (ii) all Transfer Taxes payable in connection with the Redomicile or the Acquiror Share Conversion shall be borne by Acquiror. The Company and Acquiror further agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b)           Intended Tax Treatment. The parties intend that, for United States federal income tax purposes, (i) the Redomicile qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (ii) the Acquiror Share Conversion qualifies as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations, and (iii) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror, Merger Sub and the Company are parties under Section 368(b) of the Code and the Treasury Regulations (the “Intended Tax Treatment”). This Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). The Redomicile, the Acquiror Share Conversion and the Merger shall be reported by the parties for all applicable Tax purposes in accordance with the foregoing, unless otherwise required by a Tax Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). The parties hereto shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)           None of Acquiror, Merger Sub, the Company, or the Subsidiaries of the Company shall take or cause to be taken, or knowingly fail to take or knowingly fail to cause to be taken any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent, impair or impede or otherwise create a significant risk with respect to, the Intended Tax Treatment.

(d)           On the Third Closing Date, the Company shall deliver to Acquiror (x) a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c)(3) and (y) a notice of such certification to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h)(2), which notice shall be delivered by Acquiror to the Internal Revenue Service following the Closing, in each case, in the form set forth on Exhibit G, dated as of the Third Closing Date and duly signed by a responsible corporate officer of the Company.

(e)           Each Party shall promptly notify the other Party in writing if, before the First Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger’s qualifying for the Intended Tax Treatment). If the SEC requires that a Tax opinion be prepared and submitted with respect to the Tax treatment of the Redomicile, Acquiror Share Conversion, or the Merger, and if such a Tax opinion is being provided by a Tax counsel, each of the Company, Acquiror, Merger Sub and their Affiliates agrees to deliver to such Tax counsel customary Tax representation letters reasonably satisfactory to such Tax counsel, dated and executed as of such date(s) as determined reasonably necessary by such Tax counsel in connection with the preparation of such Tax opinion; provided that notwithstanding anything herein to the contrary in this Agreement, (i) if and to the extent a Tax opinion with respect to the treatment of the Redomicile or the Acquiror Share Conversion is being requested or required, the Acquiror shall use its reasonable best efforts to have counsel to the Acquiror (upon receipt of customary Tax representation letters satisfactory to such counsel) provide a Tax opinion on the application of Section 368 of the Code to the Redomicile or the Acquiror Share Conversion, as applicable and (ii) if and to the extent a Tax opinion with respect to the treatment of the Merger is being requested or required, each of the Company and the Acquiror shall use their reasonable best efforts to have their respective counsel (upon receipt of customary Tax representation letters satisfactory to such counsel) provide a Tax opinion on the treatment of the Merger. For the avoidance of doubt, the covenants in this paragraph (e) shall apply regardless of the party to which any SEC inquiry or request is made.

(f)           Notwithstanding anything to the contrary in this Agreement and for avoidance of doubt, none of the opinions with respect to any Tax matters relating to the Transactions discussed in Section 8.03(e) shall be a condition for the Closing.

(g)           Notwithstanding the foregoing and anything else in this Agreement, the parties hereto acknowledge and agree that, depending upon certain facts to be in existence at the time of the Closing, the Merger may qualify as a transaction governed by Section 351 of the Code. If the Merger so qualifies, the parties agree that it may be reported as such in accordance with applicable Law.

8.04           Confidentiality; Publicity.

(a)           Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b)           The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form previously agreed by the parties. None of Acquiror, Merger Sub, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that notwithstanding anything contained in this Agreement to the contrary, (i) each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto and (ii) the Company may exercise its rights and communicate with third parties as contemplated by Section 6.05; and provided, further, that the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent in connection with the Transactions.

8.05           Ratification of Covenants. Following the Closing, Acquiror shall ratify, confirm and approve in all respects the covenants in the Acquiror Support Agreement.

8.06           Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

8.07           Financing Cooperation. From the date hereof until the earlier of (a) the Effective Time or (b) the valid termination of this Agreement, each of the Company, the Acquiror and the Merger Sub agree to use reasonable best efforts to cooperate with each other in connection with the arrangement of any Pre-Closing Financing, including by (i) reasonably cooperating with Acquiror’s preparation of definitive financing documentation and the Schedules and exhibits thereto, in each case, customarily required to be delivered under such definitive financing documentation, (ii) providing to the Company or Acquiror, as applicable, and its prospective sources of Pre-Closing Financing all reasonably necessary documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (iii) cooperating in satisfying the conditions precedent set forth in the definitive Pre-Closing Financing documentation to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company, the Acquiror or Merger Sub, as applicable; provided, however, that neither party shall be obligated to repay any Pre-Closing Financing of the other party without such first party’s express written consent; and provided, further, that any Pre-Closing Financing shall comply with the limitations set forth herein. Notwithstanding the foregoing, (A) such requested cooperation shall not (1) unreasonably interfere with the business or operations of the Company or its Subsidiaries, (2) cause significant competitive harm to the Company or its Subsidiaries if the Contemplated Transactions are not consummated or (3) result in the material contravention of, or that could reasonably be expected to result in, a material violation or breach of, or a default under, any Laws or under any Material Contract, (B) nothing in this Section 5.13(b) shall require cooperation to the extent that it would (1) cause any condition to the Closing set forth in Article IX to not be satisfied or (2) cause any breach of this Agreement, (C) neither Company nor any of its Subsidiaries shall be required to (1) pay any commitment or other similar fee prior to the Closing, (2) deliver or obtain auditor comfort letters or opinions of internal or external counsel, (3) provide access to or disclose information where Seller determines that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law or Contract, (4) deliver any audited financial statements to the extent not already available or the Company or otherwise required by this Agreement, or (6) waive or amend any terms of this Agreement or any other Contract to which the Company or any of its Subsidiaries is a party, and (D) none of the Company, its Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive agreements with respect to the Pre-Closing Financing that is not contingent upon the Closing or that would be effective prior to the Effective Time and the directors and managers of the Company’s Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Pre-Closing Financing is obtained, in each case which are effective prior to the Closing.

8.08           Key Employees. The Company shall engage with a compensation consultant to receive advice on competitive compensation packages for employment agreements to be entered into with certain key employees of the Company, to be effective at the Effective Time, and conditioned upon the consummation of the Merger.

Article IX
Conditions to Obligations

9.01           Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)           Regulatory Approval. (i) The parties shall have received, have been deemed to have received all other necessary (or in the case of Foreign Investment Laws, by mutual consent of the Acquiror and the Company, proper or advisable pursuant to applicable Law) pre-Closing authorizations, consents, clearances, waivers and approvals of all relevant Governmental Authorities in connection with the execution, delivery and performance of this Agreement and the Transactions (or any applicable waiting period thereunder shall have expired or been terminated, but specifically excluding HSR Approvals), and such authorizations, consents, clearances, waivers and approvals (collectively, the “Regulatory Approvals”) shall remain in full force and effect.

(b)           No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, executive order or award, which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting or enjoining consummation of the Transactions, including the Merger; provided that the Governmental Authority enacting, issuing, promulgating, enforcing or entering such Law, judgment, decree, executive order or award has jurisdiction over the parties hereto with respect to the transactions contemplated hereby.

(c)           Offer Completion. The Offer shall have been completed in accordance with the terms hereof, Acquiror’s Organizational Documents, and the Proxy Statement.

(d)           Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)           NASDAQ. The Acquiror Common Stock and Acquiror Warrants (other than the Acquiror Private Placement Warrants) shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof.

(f)           Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets immediately prior to (following the Acquiror Share Redemption), or upon consummation of, the Merger.

(g)           Directors and Officers. The Directors and Officers of Acquiror upon the Effective Time shall be in accordance with Section 2.05.

(h)           Required Acquiror Shareholder Approvals. The Required Acquiror Shareholder Approvals shall have been obtained.

(i)           Company Stockholder Approvals. The Company Stockholder Approvals shall have been obtained.

9.02           Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)           Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization, Standing and Corporate Power), Section 4.02(a) (Corporate Authority; Approval; Non-Contravention) and Section 4.23 (Brokers) shall each be true and correct in all material respects as of the First Closing Date as though made on the First Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.04 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the First Closing Date as though made on the First Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the First Closing Date, as though made on and as of the First Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the First Closing Date or such earlier date), individually or in the aggregate, does not result in a Material Adverse Effect.

(b)           Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)           Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the First Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d)           Ancillary Agreements. The Company shall have delivered to Acquiror executed counterparts to all of the Ancillary Agreements to which the Company, or any Company Stockholder, is a party.

(e)           Company Conversion. The Company Conversion shall have been completed as provided in Section 6.08.

(f)           Company Net Debt. The Company’s Net Debt immediately before the Closing shall be no more than $5,000,000.

(g)           No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect.

(h)           Voting Trust Transfer. The Voting Trust Transfer shall have been completed in accordance with the Company Support Agreement.

9.03           Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)           Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in Section 5.01 (Organization, Standing and Corporate Power), Section 5.02(a) (Corporate Authority; Approval; Non-Contravention) and Section 5.08 (Brokers) shall each be true and correct in all respects as of the First Closing Date as though made on the First Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Acquiror and Merger Sub contained in Section 5.10(g) (Business Activities; Absence of Changes) shall be true and correct in all respects as of the First Closing Date as though made on the First Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Acquiror and Merger Sub contained in Section 5.13 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the First Closing Date as though made on the First Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the First Closing Date, as though made on and as of the First Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the First Closing Date or such earlier date), taken as a whole, does not result in a material adverse effect on Acquiror.

(b)           Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)           Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the First Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d)           Ancillary Agreements. Acquiror shall have delivered to the Company executed counterparts to all of the Ancillary Agreements to which Acquiror or Sponsor is a party.

(e)           Acquiror Officers and Directors. Acquiror shall have delivered all resignations of its officers and directors, as applicable, such that, immediately following the Effective Time, the officers and directors of the Acquiror shall be as contemplated by Section 2.05.

Article X
Termination/Effectiveness

10.01      Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned:

(a)           by mutual written consent of the Company and Acquiror;

(b)           prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that any condition specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before March 31, 2024 (the “Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror is in breach of this Agreement on such date, which breach could give rise to a right of the Company to terminate this Agreement;

(c)           prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that any condition specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to use its commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law, or (iv) there has been any Acquiror Change in Recommendation; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company is in breach of this Agreement on such date, which breach could give rise to a right of Acquiror to terminate this Agreement;

(d)           by written notice from the Company to Acquiror prior to obtaining the Acquiror Shareholder Approvals if the Acquiror Board shall have (i) made an Acquiror Change in Recommendation or (ii) failed to include the Acquiror Board Recommendation in the Proxy Statement;

(e)           by written notice from the Company to Acquiror if the Acquiror Shareholder Approvals are not obtained at the Extraordinary General Meeting (subject to any adjournment or recess of the meeting in accordance with Section 8.02(e));

(f)           by written notice from Acquiror to the Company if the Company Support Agreement has not been delivered within twenty-four (24) hours after the execution of this Agreement pursuant to Section 6.09;

(g)           by written notice from Acquiror to the Company if the Company Stockholder Approvals have not been obtained within ten (10) Business Days following the date that the Registration Statement is disseminated by the Company to the Company Stockholders pursuant to Section 8.02(f);

(h)           by written notice from the Sponsor to the Company pursuant to and subject to the terms of Section 7.13(d);

(i)           by written notice from the Sponsor to the Company or the Company to the Sponsor, as applicable, pursuant to and subject to the terms of Section 7.13(e) or Section 7.13(f); or

(j)           by written notice from the Company to the Acquiror delivered prior to the Closing if the Minimum Cash Condition is not satisfied immediately before the time at which the Closing would otherwise occur. For the avoidance of doubt, in connection with determining satisfaction of the Minimum Cash Condition, Net Proceeds shall not include any Humanitario Proceeds (to the extent accounted for as Net Proceeds).

10.02           Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Fraud or Willful Breach of this Agreement by such party occurring prior to such termination; provided, however, that a party shall have no liability for Willful Breach for any breach of any representation in this Agreement caused by events, circumstances, or information occurring or becoming known after the date hereof. The provisions of Sections 6.03, 8.04, 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI
Miscellaneous

11.01           Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02           Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

TLGY Acquisition Corporation
4001 Kennett Pike, Suite 302, Wilmington, Delaware, 19807, USA
	Attn:	Chief Executive Officer
	E-mail:	legalnotice@tlgysponsors.com
jingoon@tlgyholdings.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton
45th Floor, Fortune Financial Center
5 Dong San Huan Zhong Lu
Chaoyang District, Beijing 100020
People’s Republic of China
Attn: Denise Shiu

E-mail: shiu@cgsh.com

And

Cleary Gottlieb Steen & Hamilton
One Liberty Plaza
New York NY 10006
Attn:  Adam Brenneman
E-mail: abrenneman@cgsh.com

(b)	If to the Company to:

Verde Bioresins, Inc
2001 Wilshire Blvd Ste 330,
Santa Monica, CA 90407,

Attn: Brian Gordon

E-mail: brian@verdebioresins.com

And

Wilmer Cutler Pickering Hale and Dorr LLP

2600 El Camino Real, Suite 400

Palo Alto, CA 94306

Attn:	Daniel Zimmermann
E-mail:	Daniel.Zimmermann@wilmerhale.com

And

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

New York, New York 10007

Attn:	Michael E. Gilligan
Glenn R. Pollner
E-mail:	Michael.Gilligan@wilmerhale.com
Glenn.Pollner@wilmerhale.com

(c)	If to the Sponsor, to:

TLGY Sponsors LLC
Flat A, 6/F, Ho Lee Commercial Building, 38-44 D’Aguilar Street, Central, Hong Kong SAR

Attn: Manager

E-mail:	legalnotice@tlgysponsors.com
jingoon@tlgyholdings.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton
45th Floor, Fortune Financial Center
5 Dong San Huan Zhong Lu
Chaoyang District, Beijing 100020
People’s Republic of China
Attn: Denise Shiu
E-mail: shiu@cgsh.com

And

Cleary Gottlieb Steen & Hamilton
One Liberty Plaza
New York NY 10006
Attn:  Adam Brenneman
E-mail: abrenneman@cgsh.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.03           Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04           Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors and Representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14 and 11.15.

11.05           Expenses. Unless otherwise specified herein, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants, provided that, the parties agree that (a) the Company will reimburse the reasonable costs and expenses of Acquiror and the Sponsor incurred in connection with the Transactions (including any costs related to any Extension and the Tail Insurance) in the event of a failure to consummate the Transactions for reasons primarily attributable to the Company, including, as a result of (i) the Company materially breaching this Agreement or any Ancillary Agreement (including any failure to comply with Sections 6.09, 6.15 and 7.13), (ii) the failure to enter into the Voting Trust Agreement or complete the Voting Trust Transfer pursuant to the Company Support Agreement or (iii) Fraud or Willful Breach on the part of the Company; provided that, in the case of this clause (a), the Company’s obligation to so reimburse Acquiror and the Merger Sub shall not exceed $2,000,000; (b) the Company will reimburse half of the reasonable costs and expenses of the Acquiror and the Sponsor incurred in connection with the Transactions (including without limitation any costs related to any Extension and the Tail Insurance) in the event of a failure to consummate the Transactions for reasons not primarily attributable to either the Company or Acquiror (including the failure to satisfy the Minimum Cash Condition), provided that, in the case of this clause (b), the Company’s obligation to so reimburse Acquiror and the Sponsor shall not exceed $1,000,000; and (c) Acquiror shall not be required to repay the Company Extension Loans if the Effective Time does not occur. Notwithstanding the foregoing, in no event shall the Company be responsible for reimbursing Acquiror or the Sponsor for any costs and expenses in the event of a failure to consummate the Transactions for reasons primarily attributable to Acquiror or the Sponsor, including, without limitation, as a result of (i) Acquiror or the Sponsor breaching the binding provisions of this Agreement or any Ancillary Agreement, (ii) Fraud or Willful Breach on the part of Acquiror or the Sponsor, or (iii) the termination of this Agreement in accordance with Sections 10.01(a), 10.01(c)(i), 10.01(c)(iv), 10.01(d) or 10.01(e). For the avoidance of doubt, if the Closing occurs, Acquiror shall pay, or cause to be paid, (A) the Transaction Expenses in accordance with Section 3.09 and (B) if applicable, any Stockholder Extension Advances, Working Capital Loans and Sponsor Extension Loans outstanding on the Repayment Date (together with all accrued but unpaid interest thereon) in accordance with Section 3.10, in each case, upon consummation of the Merger and release of proceeds from the Trust Account. To the extent the Company is obligated under this Section 11.05 to reimburse Acquiror and/or the Sponsor, the Company shall make such payment to the Acquiror and/or the Sponsor within ten (10) Business Days after receiving written notice of Acquiror and/or the Sponsor requesting such reimbursement (the last day of such ten (10)-Business Day period, the “Due Date”). If the Company fails to pay any amount payable by it under this Section 11.05 by the Due Date, interest shall accrue on the overdue amount from the Due Date up to the date of actual payment at a rate of 10% per annum, compounded monthly.

11.06           Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided that, the Redomicile shall be effected in accordance with both the DGCL and the CACI (as applicable), without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07           Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Agreements shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf,” “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable Law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

11.08           Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.09           Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

11.10           Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement (but not necessarily by the same natural persons who executed this Agreement) and which makes reference to this Agreement. The approval of this Agreement by the shareholders or stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11           Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.12           Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court; provided that the courts of the Cayman Islands shall have jurisdiction over the Redomicile to the extent required by the CACI. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY and unconditionally WAIVES to the fullest extent permitted by law ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each of the parties hereto certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each such party understands and has considered the implications of this waiver, (c) each such party makes this waiver voluntarily, and (d) each such party has been induced to enter into this Agreement and the Transactions by, among other things, the mutual waivers in this SECTION 11.12.

11.13           Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

11.14           Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. For the avoidance of doubt, Company Stockholders and Acquiror Shareholders are not named parties. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing, shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.15           Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and each shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company and the Sponsor have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

TLGY ACQUISITION CORPORATION

By:	/s/ Jin-Goon Kim
Name:	Jin-Goon Kim
Title:	Chairman & Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

VIRGO MERGER SUB CORP.

By:	/s/ Jin-Goon Kim
Name:	Jin-Goon Kim
Title:	Sole-Director

[Signature Page to the Agreement and Plan of Merger]

Solely for purposes of Sections 3.07, 3.10 and 7.13, and Article XI, TLGY SPONSORS LLC

By:	/s/ Jin-Goon Kim
Name:	Jin-Goon Kim
Title:	Authorized Signatory

[Signature Page to the Agreement and Plan of Merger]

VERDE BIORESINS, INC.

By:	/s/ Brian Gordon
Name:	Brian Gordon
Title:	President

[Signature Page to the Agreement and Plan of Merger]

Exhibit A

Form of Company Support Agreement

EXECUTION VERSION

COMPANY SUPPORT AGREEMENT

This Company Support Agreement (this “Support Agreement”) is dated as of June 21, 2023, by and among Humanitario Capital LLC, a Puerto Rico limited liability company (the “Stockholder”), TLGY Acquisition Corporation, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Effective Time (“Acquiror”), and Verde Bioresins, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 2,648,364,984 shares of the Company’s Common Stock (the “Stockholder Shares”), (ii) (a) that certain Common Stock Purchase Warrant, dated as of February 17, 2023, (b) that certain Common Stock Purchase Warrant, dated as of February 8, 2021, and (c) that certain Common Stock Purchase Warrant, dated as of June 15, 2023 (together, the “Stockholder Warrants”), and (iii) (a) that certain Secured Convertible Promissory Note issued by the Company to Stockholder, dated as of February 17, 2023, and (b) that certain Secured Convertible Promissory Note issued by the Company to Stockholder, dated June 15, 2023 (together, the “Stockholder Notes”);

WHEREAS, prior to the execution and delivery of this Support Agreement, Acquiror, Virgo Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), the Company, and, solely for certain sections and article named therein, TLGY Sponsors LLC, a Cayman Islands limited liability company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of June 21, 2023, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving company and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein (the “Merger”);

WHEREAS, the Merger Agreement contemplates that the Stockholder will receive, pursuant to the terms of the Merger Agreement, (i) certain shares of Acquiror Common Stock at the Closing (such shares, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Closing Shares”) and (ii) following the Closing, and as additional consideration for the Merger and the transactions contemplated thereby, promptly upon the occurrence of one or more Triggering Events, certain Earnout Shares (such shares, if and when issued, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Conditional Shares”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

1

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SUPPORT AGREEMENT; COVENANTS; RELEASE; SUBSCRIPTION COMMITMENT; VOTING TRUST AGREEMENT

1.1            Binding Effect of Merger Agreement. The Stockholder hereby acknowledges that it has read the Merger Agreement and this Support Agreement and has had the opportunity to consult with its tax and legal advisors. During the term commencing on the date hereof and ending at the Expiration Time, the Stockholder shall be bound by and comply with Section 8.04 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) the Stockholder was an original signatory to the Merger Agreement with respect to such provision, and (b) each reference to the “Stockholder” contained in Section 8.04 of the Merger Agreement also referred to the Stockholder.

1.2            No Transfer. During the period commencing on the date hereof and ending on the earliest to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms (the earlier of clauses (a) and (b), the “Expiration Time”), the Stockholder shall not, except in each case pursuant to the Merger Agreement, Transfer any of the Stockholder Shares, the Stockholder Warrants or the Stockholder Notes; provided, however, that the foregoing shall not prohibit Transfers between the Stockholder and any Affiliate of the Stockholder, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror and the Company a joinder to this Support Agreement in substantially the form attached hereto as Annex A; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve such Stockholder of its obligations under this Support Agreement. Any Transfer in violation of this Section 1.2 shall be null and void. Notwithstanding anything to the contrary above, the Stockholder shall not be prohibited from exercising or converting the Stockholder Warrants or the Stockholder Notes into Company Common Stock, and such Company Common Stock issued upon conversion of the Stockholder Warrants or the Stockholder Notes shall be deemed to be “Stockholder Shares” for purposes of this Support Agreement. “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

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1.3            New Shares. In the event that after the date hereof (a) any shares of Company Common Stock are issued to the Stockholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of the Stockholder Shares, on or affecting the Stockholder Shares owned by the Stockholder or otherwise, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any Company Common Stock or other equity securities of the Company, or (c) the Stockholder acquires the right to vote or share in the voting of any Company Common Stock or other equity securities of the Company (such Company Common Stock or other equity securities of the Company, collectively, the “New Securities”), then such New Securities acquired or purchased by the Stockholder shall be subject to the terms of this Support Agreement to the same extent as if they constituted the Stockholder Shares owned by the Stockholder as of the date hereof.

1.4            Closing Date Deliverables. Upon the Closing, the Stockholder shall deliver to Acquiror and the Company (a) a duly executed copy of the Registration Rights Agreement, by and among Acquiror, the Company, certain of the Acquiror Shareholders and certain of the Company Stockholders, and (b) a duly executed copy of the Company Lock-Up Agreement, by and among Acquiror and the Stockholder.

1.5            Conversion of Stockholder Notes. In connection with the Closing and immediately prior to the Effective Time, the Stockholder and the Company each shall take all actions for the Stockholder Notes to be converted into shares of the Company Common Stock pursuant to the terms of the applicable Stockholder Note.

1.6            Conversion of Stockholder Warrants. In connection with the Closing and immediately prior to the Effective Time, the Stockholder and the Company each shall take all actions for the Stockholder Warrants to be converted into shares of the Company Common Stock pursuant to the terms of that certain Convertible Note and Warrant Purchase Agreement, dated as of June 15, 2023, between the Company and the Stockholder.

1.7            Voting and Support Agreement.

(a)            Except as contemplated or permitted under the Merger Agreement, during the period commencing on the date hereof and ending at the Expiration Time, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken in respect of or as contemplated by the Merger Agreement or the transactions contemplated thereby in a form reasonably acceptable to Acquiror, the Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Stockholder Shares (to the extent such Stockholder Shares are entitled to vote on or provide consent with respect to such matter):

(i)            to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger;

(ii)            in any other circumstances upon which a consent, waiver or other approval is required under the Company Organizational Documents or under any agreements between the Company and its stockholders or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby, to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of the Stockholder’s Stockholder Shares held at such time in favor thereof (to the extent such Stockholder Shares are entitled to vote on or provide consent, waiver or approval with respect to such matter);

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(iii)            against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the transactions contemplated thereby, including the Merger);

(iv)            against any change in the business, management or Board of Directors of the Company that would or would reasonably be expected to adversely affect the ability of the Company to consummate the transactions contemplated by the Merger Agreement, including the Merger; and

(v)            against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Support Agreement, the Merger Agreement or the transactions contemplated thereby, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock or securities convertible into capital stock of, the Company; and

(vi)            the Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

1.8            Further Assurances. The Stockholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Law) to consummate the Merger and the other transactions contemplated by the Merger Agreement and this Support Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

1.9            No Inconsistent Agreement. The Stockholder hereby represents and covenants that such Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder.

1.10            Subscription Commitment. The Stockholder hereby covenants and agrees, subject to the provisions of this Section 1.10, to subscribe for and purchase from the Acquiror upon the Closing, a number of shares of the Acquiror’s Common Stock equal to the Subscription Amount (as defined below), at a purchase price of $10.00 per share (the “PIPE Investment”). The Stockholder’s obligation to make the PIPE Investment is subject to the Acquiror receiving commitments from one or more Financial Institutional Investors (as defined below) to purchase shares of the Acquiror’s Common Stock at the Closing (such commitments, collectively, “Institutional PIPE Proceeds”); the Stockholder shall not have any obligation to make the PIPE Investment if the Acquiror accepts a subscription to purchase shares of the Acquiror’s Common Stock at the Closing from one or more Strategic Investors (as defined below). The closing of the PIPE Investment is contingent upon the concurrent consummation of the Closing. Promptly following the date hereof, the Stockholder agrees to execute and deliver to Acquiror a subscription agreement in connection with the PIPE Investment on customary market terms (other than as specified herein) on a form consented to by Acquiror in good faith (such consent shall not be unreasonably withheld, conditioned or delayed).

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For purposes of this Section 1.10, “Subscription Amount” means the lesser of (i) 10% of the Institutional PIPE Proceeds or (ii) $25,000,000 (provided that any proceeds invested by the Stockholder in the Company in the form of equity or equity-linked securities during the period between the execution of the Merger Agreement and the Closing (including, for the avoidance of doubt, any Stockholder Extension Advances), to the extent such equity or equity-linked securities are not redeemed or such proceeds are not otherwise repaid to the Stockholder by the Company prior to or upon the Effective Time, shall be deducted from the Subscription Amount).

For purposes of this Section 1.10, “Financial Institutional Investor” shall mean any institutional investor that is a bank, a non-bank financial institution, mutual fund, registered investment company, pension fund, hedge fund, private equity fund, venture capital fund, insurance company, sovereign wealth fund, family office or other similar institutional investor regularly engaged in the business of making financial investments that (A) also qualifies as either (i) a “qualified institutional buyer” under Rule 144A of the Securities Act of 1933 or (ii) as an institutional “accredited investor” under Rule 501(a)(1), (2), (3), (7), (8), (9) or (12) and (B) that is also an “institutional account” within the meaning of FINRA Rule 4512; provided, however, that, for the avoidance of doubt, the term “Financial Institutional Investor” shall not include any entity that is a “Strategic Investor” (as defined below).

For purposes of this Section 1.10, “Strategic Investor” shall mean (i) any operating company that is engaged in the same or a similar industry to the Company or that is an actual or potential customer, supplier, manufacturer, vendor of the Company or is an actual or potential strategic or commercial collaborator or partner of or otherwise having an actual or potential strategic commercial relationship with the Company, (ii) any competitor of the Company, (iii) any Person that would otherwise commonly be considered a strategic investor with respect to the Company, or (iv) any entity that would otherwise constitute a Financial Institutional Investor but is the controlling Affiliate of any Person referred to in clauses (i), (ii) or (iii) of this definition of Strategic Investor; provided that the Stockholder shall notify Acquiror in writing prior to the Effective Time if it deems any investor that is subscribing to purchase shares of the Acquiror’s Common Stock at the Closing as a “Strategic Investor”.

1.11            Commitment to Extend Company Extension Loan. The Stockholder hereby covenants and agrees, if any Company Extension Loan(s) is required to be provided by the Company to Acquiror pursuant to the terms of the Merger Agreement, to provide an equivalent amount to the Company to finance such Company Extension Loan(s) (each such amount, a “Stockholder Extension Advance”), if requested by the Company in writing at least five (5) Business Days prior to the funding date of such Company Extension Loan. Interest on each Stockholder Extension Advance shall accrue at a fixed rate equal to 10% per annum through and including the day on which such Stockholder Extension Advance is repaid in full or converted in accordance with this Section 1.11, shall be computed on the basis of a year of three hundred sixty-five (365) days for the actual number of days elapsed, and shall be compounded monthly. The Company shall issue to the Stockholder a convertible promissory note in respect of each Stockholder Extension Advance on terms consistent with this Section 1.11 and otherwise on substantially the same terms as the Stockholder Notes. The Stockholder shall have the right to direct the Company to convert all or any portion of the aggregate outstanding principal amount of the Company Extension Loans (together with accrued and unpaid interest thereon) into Acquiror Common Stock pursuant to Section 7.13(g) of the Merger Agreement, and any Acquiror Common Stock issued in respect of the Company Extension Loans so converted shall be transferred by the Company to the Stockholder in exchange for the cancellation (in whole or in part) of the corresponding Stockholder Extension Advances.

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1.12            Voting Trust Agreement. The Stockholder hereby covenants and agrees that, within ten (10) Business Days after the Registration Statement is declared effective under the Securities Act, the Stockholder will enter into a voting trust agreement, on terms and conditions set forth in Exhibit A hereto and otherwise on terms and conditions to the reasonable satisfaction of the Stockholder, the Company and the Acquiror (the “Voting Trust Agreement”), with an independent third-party trustee appointed by the Stockholder (which trustee shall not be an Affiliate of the Stockholder or a member of the immediate family of any Affiliate of the Stockholder) (the “Voting Trustee”), pursuant to which the Stockholder will transfer and assign to the Voting Trustee all of the Closing Shares and the Conditional Shares received (or to be received) by the Stockholder pursuant to the terms of the Merger Agreement, effective as of the Effective Time.

1.13            Waiver and Release of Claims. The Stockholder hereby covenants and agrees as follows:

(a)            Subject to and conditioned upon the Effective Time, effective as of the Effective Time (and subject to the limitations set forth in paragraph (c) below), the Stockholder, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that the Acquiror, shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge the Acquiror, the Company, and each of their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Effective Time (each a “Claim” and, collectively, the “Claims”).

(b)            The Stockholder acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Support Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, the Stockholder acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. The Stockholder knowingly and voluntarily waives and releases any and all rights and benefits it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

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“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Stockholder understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives the Stockholder the right not to release existing Claims of which the Stockholder is not aware, unless the Stockholder voluntarily chooses to waive this right. Having been so apprised, the Stockholder nevertheless hereby voluntarily elects to and does waive any rights it may have that are described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 1.13, in each case, effective as of the Effective Time. The Stockholder acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 1.13 and that, without such waiver, the Acquiror and the Company would not have agreed to the terms of this Support Agreement.

(c)            Notwithstanding the foregoing provisions of this Section 1.13 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of (A) this Support Agreement, the Merger Agreement, any of the Ancillary Agreements or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement; (B) the Registration Rights Agreement; or (C) any underwriting agreement, business combination marketing agreement, financial advisory agreement, engagement letter or any similar agreement in respect of the transactions contemplated by the Merger Agreement to which a Releasing Party may be a party and that (in each case) is expressly disclosed in the Schedules of the Company, as each such agreement or instrument described in this clause (i) may be amended in accordance with its terms and the terms set forth in (x) the Merger Agreement or (y) this Support Agreement or the other Ancillary Agreements (if and to the extent applicable), (ii) any rights with respect to the capital stock or warrants of the Company owned by such Releasing Party, or (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation or bylaws of the Acquiror or any of its Subsidiaries or any indemnity or similar agreements by the Acquiror or any of its Subsidiaries with or for the benefit of a Releasing Party solely to the extent (in each case) set forth in the Schedules of the Company or as contemplated by Section 7.01 of the Merger Agreement.

(d)            Notwithstanding the foregoing provisions of this Section 1.13, nothing contained in this Support Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

Article II

REPRESENTATIONS AND WARRANTIES

2.1            No Inconsistent Agreement. The Stockholder hereby represents and covenants that the Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder.

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2.2            Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants as of the date hereof to Acquiror and the Company as follows:

(a)            Organization; Due Authorization. The Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Stockholder. This Support Agreement has been duly executed and delivered by the Stockholder, and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)            Ownership. The Stockholder is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and have good title to, all of the Stockholder Shares, which represent 81.66% of the voting power of the outstanding Company Stock entitled to vote, voting together as a single class, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose) affecting any Stockholder Shares, other than any Permitted Liens or pursuant to (i) this Support Agreement, (ii) the Company Organizational Documents, or (iii) any applicable securities laws. Other than the Stockholder Shares, the Stockholder Warrants and the Stockholder Notes, the Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments for shares of the Company.

(c)            No Conflicts. The execution and delivery of this Support Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon the Stockholder or the Stockholder Shares), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Support Agreement. The Stockholder has full right and power to enter into this Support Agreement. For the avoidance of doubt, pursuant to the Company Organizational Documents, other than the consent of the Stockholder, no other consent of any other stockholder of the Company is required to obtain the Company Stockholder Approvals.

(d)            Litigation. Except as set forth in Schedule 2.2(d) attached hereto, (i) there are no Actions pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder, before (or, in the case of any threatened Actions, that would be before) any Governmental Entity, that in any manner challenge or seek to prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Support Agreement, (ii) the Stockholder has not been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked and (iii) the Stockholder (A) is not subject to or a respondent in any legal action for any injunction, cease and desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (B) has not been convicted of, or pleaded guilty to, any crime involving fraud relating to any financial transaction or handling of funds of another person, or pertaining to any dealings in any securities and (C) is not currently a defendant in any such criminal proceeding.

(e)            Acknowledgment. The Stockholder understands and acknowledges that each of the Company and the Acquiror is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Support Agreement.

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Article III

MISCELLANEOUS

3.1            Termination. This Support Agreement and all of its provisions shall automatically terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated in accordance with its terms. Upon such termination of this Support Agreement, all obligations of the parties under this Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Support Agreement prior to such termination. This ARTICLE III shall survive the termination of this Support Agreement.

3.2            Governing Law. Sections 11.06 and 11.12 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

3.3            Assignment. This Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

3.4            Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Support Agreement and to enforce specifically the terms and provisions of this Support Agreement in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Support Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

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3.5            Amendment; Waiver. This Support Agreement or any provision hereof may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Stockholder.

3.6            Severability. If any provision of this Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Support Agreement will remain in full force and effect. Any provision of this Support Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.7            Notices. All notices, consents, waivers and other communications under this Support Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a party may designate by notice to the other parties in accordance with this Section 3.7):

If to Acquiror (before the Effective Time):

TLGY Sponsors LLC

Flat A, 6/F, Ho Lee Commercial Building, 38-44 D’Aguilar Street, Central, Hong Kong SAR
Attention: Manager

E-mail:	legalnotice@tlgysponsors.com
jingoon@tlgyholdings.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton
45th Floor, Fortune Financial Center
5 Dong San Huan Zhong Lu
Chaoyang District, Beijing 100020
People’s Republic of China
Attention: Denise Shiu
E-mail: dshiu@cgsh.com

and

Cleary Gottlieb Steen & Hamilton
One Liberty Plaza
New York, NY 10006
Attention: Adam Brenneman
E-mail: abrenneman@cgsh.com

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If to the Company:

Verde Bioresins, Inc
2001 Wilshire Blvd Ste 330,
Santa Monica, CA 90407,

Attn: Brian Gordon

E-mail: brian@verdebioresins.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

2600 El Camino Real, Suite 400

Palo Alto, CA 94306

Attn: Daniel Zimmermann

E-mail:  Daniel.Zimmermann@wilmerhale.com

If to the Stockholder:

Humanitario Capital LLC

200 Dorado Beach Drive #3831

Dorado, Puerto Rico 00646

Attn: Terren S. Peizer

E-mail: terren@acuitasgh.com

3.8            Counterparts. This Support Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.9            Entire Agreement. This Support Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

3.10            Rights of Third Parties. Nothing expressed or implied in this Support Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Support Agreement.

3.11            Stockholder Transaction Expenses. If the Merger Agreement is terminated in accordance with its terms, promptly upon such termination, the Company shall reimburse the Stockholder for all Humanitario Transaction Expenses. For the avoidance of doubt, if the Closing occurs, Acquiror shall pay, or cause to be paid, the Humanitario Transaction Expenses in accordance with Section 3.09 of the Merger Agreement.

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IN WITNESS WHEREOF, the Stockholder, Acquiror and the Company have each caused this Support Agreement to be duly executed as of the date first written above.

TLGY Acquisition Corporation

By:
Name:
Title:

Humanitario Capital LLC

By:
Name:
Title:

Verde Bioresins, Inc.

By:
Name:
Title:

[Signature Page to Company Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Company Support Agreement, dated as of June 21, 2023 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among TLGY Stockholders LLC, a Cayman Islands limited liability company (the “Stockholder Holdco”), TLGY Acquisition Corporation, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation), Verde Bioresins, Inc., a Delaware corporation, and the Stockholder. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of the Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Name:

By:
Title:
Date:

Notice Address:

[●]
[●]
[●]

Exhibit A

Terms of Voting Trust Agreement

In the event that, at any time during the term of the Voting Trust Agreement, (a) any shares of Acquiror Common Stock (including, for the avoidance of doubt, any Conditional Shares) are issued to the Stockholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of any of the Closing Shares or the Conditional Shares, on or affecting any of the Closing Shares or the Conditional Shares owned by the Stockholder or otherwise, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Acquiror Common Stock or (c) the Stockholder acquires the right to vote or share in the voting of any shares of Acquiror Common Stock, then all such shares of Acquiror Common Stock shall be subject to the Voting Trust Agreement.

During the term of the Voting Trust Agreement, the Voting Trustee shall vote all shares of Acquiror Common Stock subject to the Voting Trust Agreement in favor of any vote, consent or other action in the same proportion as voted by public stockholders of the Company that are not Affiliates of the Company with respect to such matter.

The Voting Trust Agreement shall remain in effect until the earliest to occur of the following: (a) the charges described in Schedule 2.2(d) attached to the Support Agreement are fully dismissed, (b) the fifth anniversary of the Third Closing Date, and (c) such time as the Stockholder and its Affiliates collectively beneficially own shares of Acquiror Common Stock representing in the aggregate less than 10% of the total voting power of all shares of Acquiror Common Stock then outstanding.

Schedule 2.2(d)

Litigation

On March 1, 2023, the U.S. Department of Justice announced charges and the U.S. Securities and Exchange Commission filed a civil complaint against Terren S. Peizer, the sole member, Chairman and managing member of Acuitas Group Holdings, LLC (“Acuitas”), an affiliate of Humanitario, alleging insider trading in the stock of an unrelated company, OnTrak, Inc. Acuitas was also named as a defendant in the SEC complaint. Mr. Peizer denies the allegations and is contesting both actions.

Exhibit B

Form of Acquiror Support Agreement

EXECUTION VERSION

ACQUIROR SUPPORT AGREEMENT

This Acquiror Support Agreement (this “Support Agreement”) is dated as of June 21, 2023, by and among TLGY Sponsors LLC, a Cayman Islands limited liability company (the “Sponsor”), TLGY Acquisition Corporation, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Effective Time (as defined in the Merger Agreement (as defined below)) (“Acquiror”), and Verde Bioresins, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 5,344,700 Acquiror Class B Ordinary Shares (such shares, before and after the conversion in connection with the Redomicile, the “Sponsor Shares”) and (ii) 11,259,500 Existing Acquiror Private Placement Warrants (such warrants, before and after the conversion in connection with the Redomicile, the “Sponsor Warrants”);

WHEREAS, contemporaneously with the execution and delivery of this Support Agreement, Acquiror, Virgo Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), the Company, and, solely for certain sections and article named therein, the Sponsor, are entering into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving company and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein (the “Merger”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
SUPPORT AGREEMENT; COVENANTS; RELEASE

1.1            Binding Effect of Merger Agreement. The Sponsor hereby acknowledges that it has read the Merger Agreement and this Support Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending at the Expiration Time (as defined below), the Sponsor shall be bound by and comply with Sections 7.09 (Exclusivity) and 8.04 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) the Sponsor was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Acquiror” contained in Sections 7.09 and 8.04 also referred to the Sponsor.

1.2            No Transfer. During the period commencing on the date hereof and ending on the earliest to occur of (a) the Effective Time (and, in such case, for the avoidance of doubt, not following the Effective Time) and (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms (the earlier of clauses (a) and (b), the “Expiration Time”), the Sponsor (and its permitted transferees under the Insider Agreement) shall comply with the restrictions on the Transfer of the Sponsor Shares and Sponsor Warrants set forth in that certain letter agreement, dated as of November 30, 2021, among Acquiror, the Sponsor and the Insiders (as such term is defined therein) (the “Insider Agreement”); provided, however, that the foregoing shall not prohibit Transfers between the Sponsor and its permitted transferees under the Insider Agreement, so long as, prior to and as a condition to the effectiveness of any such Transfer, such permitted transferees under the Insider Agreement execute and deliver to Acquiror and the Company a joinder to this Support Agreement in substantially the form attached hereto as Annex A; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve such Sponsor of its obligations under this Support Agreement. Any Transfer in violation of this Section 1.2 shall be null and void. “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

1.3            New Shares. In the event that after the date hereof but prior to the Expiration Time (a) any Acquiror Ordinary Shares, Acquiror Warrants or other equity securities of Acquiror are issued to the Sponsor pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Ordinary Shares or Acquiror Warrants of, on or affecting the Acquiror Ordinary Shares or Acquiror Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Ordinary Shares, Acquiror Warrants or other equity securities of Acquiror, or (c) the Sponsor acquires the right to vote or share in the voting of any Acquiror Ordinary Shares or other equity securities of Acquiror (such Acquiror Ordinary Shares, Acquiror Warrants or other equity securities of Acquiror, collectively, the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Support Agreement to the same extent as if they constituted the Sponsor Shares or Sponsor Warrants owned by the Sponsor as of the date hereof.

1.4            Closing Date Deliverables. Upon the Closing, the Sponsor shall deliver to Acquiror and the Company a duly executed copy of that certain Registration Rights Agreement, by and among Acquiror, the Company, certain of the Acquiror Shareholders and certain of the Company Stockholders, in a form mutually approved by the Company and the Acquiror.

1.5            Voting and Support Agreement.

a.            Except as contemplated or permitted under the Merger Agreement, during the period commencing on the date hereof and ending at the Expiration Time, at any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, the Sponsor shall (i) appear at each such meeting or otherwise cause all of its Sponsor Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Sponsor Shares:

i.            in favor of the approval and adoption of the Proposals, the Merger Agreement, the Transactions and any other proposal submitted for approval by the Acquiror Shareholders in connection with the Proposals, the Merger Agreement and the Transactions;

ii.            against any Competing Proposal;

iii.            against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals) that would or would reasonably be expected to adversely affect the ability of Acquiror to consummate the transactions contemplated by the Merger Agreement, including the Merger;

iv.            against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Support Agreement, the Merger Agreement or the Transactions, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror;

v.            if applicable, in favor of waiving any and all anti-dilution rights the Sponsor may hold pursuant to the Acquiror Organizational Documents; and

vi.            the Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

b.            Subject to Section 1.2 and the Sponsor Agreement, the Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of November 30, 2021, among Acquiror, the Sponsor and the Insiders (as such term is defined therein) (the “Insider Agreement”), including the obligations of the Sponsor pursuant to Section 1 therein to not redeem any Sponsor Shares owned by the Sponsor in connection with the transactions contemplated by the Merger Agreement.

c.            During the period commencing on the date hereof and ending at the Expiration Time, the Sponsor shall not modify or amend any agreement set forth on Schedule I.

1.6            Further Assurances. The Sponsor shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Law) to consummate the Merger and the other transactions contemplated by the Merger Agreement and this Support Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

1.7            No Inconsistent Agreement. The Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

1.8            Waiver and Release of Claims. The Sponsor hereby covenants and agrees as follows:

(a)            Subject to and conditioned upon the Effective Time, effective as of the Effective Time (and subject to the limitations set forth in paragraph (c) below), the Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that the Acquiror, shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge the Acquiror, the Company, and each of their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Effective Time (each a “Claim” and, collectively, the “Claims”).

(b)            The Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, the Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. The Sponsor knowingly and voluntarily waives and releases any and all rights and benefits it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Sponsor understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives the Sponsor the right not to release existing Claims of which the Sponsor is not aware, unless the Sponsor voluntarily chooses to waive this right. Having been so apprised, the Sponsor nevertheless hereby voluntarily elects to and does waive any rights it may have that are described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 1.8, in each case, effective as of the Effective Time. The Sponsor acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 1.8 and that, without such waiver, the Acquiror and the Company would not have agreed to the terms of this Agreement.

(c)            Notwithstanding the foregoing provisions of this Section 1.8 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of (A) this Agreement, the Merger Agreement, any of the Ancillary Agreements or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement; (B) the Insider Agreement, (C) the Registration Rights Agreement; or (D) any underwriting agreement, business combination marketing agreement, financial advisory agreement, engagement letter or any similar agreement in respect of the transactions contemplated by the Merger Agreement to which a Releasing Party may be a party and that (in each case) is expressly disclosed in the Schedules of Acquiror, as each such agreement or instrument described in this clause (i) may be amended in accordance with its terms and the terms set forth in (x) the Merger Agreement or (y) this Agreement or the other Ancillary Agreements (if and to the extent applicable), (ii) any rights with respect to the capital stock or warrants of the Acquiror owned by such Releasing Party, or (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation or bylaws of the Acquiror or any of its Subsidiaries or any indemnity or similar agreements by the Acquiror or any of its Subsidiaries with or for the benefit of a Releasing Party solely to the extent (in each case) set forth in the Schedules of Acquiror or as contemplated by Section 7.01 of the Merger Agreement.

(d)            Notwithstanding the foregoing provisions of this Section 1.8, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

Article II
REPRESENTATIONS AND WARRANTIES

2.1            No Inconsistent Agreement. Except as contemplated or permitted under the Merger Agreement, the Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

2.2            Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants as of the date hereof to Acquiror and the Company as follows:

a.            Organization; Due Authorization. The Sponsor is duly organized, validly existing and in good standing under the laws of the Cayman Islands, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate and have been duly authorized by all necessary corporate actions on the part of the Sponsor. This Agreement has been duly executed and delivered by the Sponsor, and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

b.            Ownership. The Sponsor is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the Sponsor Shares and Sponsor Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose) affecting any Sponsor Shares or Sponsor Warrants, other than any Permitted Liens or pursuant to (i) this Agreement, (ii) the organizational documents of Acquiror or the Sponsor, (iii) the Merger Agreement, (iv) the Insider Agreement, (v) the Warrant Agreement or (vi) any applicable securities laws. Other than the Sponsor Warrants and pursuant to the organizational documents of Acquiror, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments for shares of Acquiror. There are no outstanding Acquiror Class B Shares or Acquiror Private Placement Warrants other than those held by the Sponsor and the Insiders.

c.            No Conflicts. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon the Sponsor or the Sponsor Shares or Sponsor Warrants), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement. The Sponsor has full right and power to enter into this Agreement.

d.            Litigation. There are no Actions pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Legal Proceedings, that would be before) any Governmental Entity, that in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement. The Sponsor has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. The Sponsor (i) is not subject to or a respondent in any legal action for any injunction, cease and desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (ii) has never been convicted of, or pleaded guilty to, any crime involving fraud relating to any financial transaction or handling of funds of another person, or pertaining to any dealings in any securities and (iii) is not currently a defendant in any such criminal proceeding.

e.            Acknowledgment. The Sponsor understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Sponsor’s execution, delivery and performance of this Support Agreement.

Article III
MISCELLANEOUS

3.1            Termination. This Support Agreement and all of its provisions shall automatically terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated in accordance with its terms. Upon such termination of this Support Agreement, all obligations of the parties under this Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Support Agreement prior to such termination. This ARTICLE III shall survive the termination of this Support Agreement.

3.2            Governing Law. Sections 11.06 and 11.12 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

3.3            Assignment. This Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

3.4            Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Support Agreement and to enforce specifically the terms and provisions of this Support Agreement in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Support Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

3.5            Amendment; Waiver. This Support Agreement or any provision hereof may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor.

3.6            Severability. If any provision of this Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Support Agreement will remain in full force and effect. Any provision of this Support Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.7            Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a party may designate by notice to the other parties in accordance with this Section 3.7):

If to Acquiror (before the Effective Time) or Sponsor:

TLGY Sponsors LLC
Flat A, 6/F, Ho Lee Commercial Building, 38-44 D’Aguilar Street, Central, Hong Kong SAR
Attention: Manager

E-mail:	legalnotice@tlgysponsors.com
jingoon@tlgyholdings.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton
45th Floor, Fortune Financial Center
5 Dong San Huan Zhong Lu
Chaoyang District, Beijing 100020
People’s Republic of China
Attention: Denise Shiu
E-mail: dshiu@cgsh.com

and

Cleary Gottlieb Steen & Hamilton
One Liberty Plaza
New York, NY 10006
Attention: Adam Brenneman
E-mail: abrenneman@cgsh.com

If to the Company:

Verde Bioresins, Inc
2001 Wilshire Blvd Ste 330,
Santa Monica, CA 90407,

Attn: Brian Gordon

E-mail: brian@verdebioresins.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

2600 El Camino Real, Suite 400

Palo Alto, CA 94306

Attn:  Daniel Zimmermann

E-mail:  Daniel.Zimmermann@wilmerhale.com

3.8            Counterparts. This Support Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.9            Entire Agreement. This Support Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsor, Acquiror and the Company have each caused this Support Agreement to be duly executed as of the date first written above.

TLGY Acquisition Corporation

By:
Name:
Title:

[Signature Page to Acquiror Support Agreement]

TLGY Sponsors LLC

By:
Name:
Title:

[Signature Page to Acquiror Support Agreement]

Verde Bioresins, Inc.

By:
Name:
Title:

[Signature Page to Acquiror Support Agreement]

Schedule I

Affiliate Agreements

1. Insider Agreement

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Acquiror Support Agreement, dated as of June 21, 2023 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among TLGY Sponsors LLC, a Cayman Islands limited liability company (the “Sponsor Holdco”), TLGY Acquisition Corporation, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation), Verde Bioresins, Inc., a Delaware corporation, and the Sponsor. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Sponsor” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of the Sponsor as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Name:

By:
Title:
Date:

Notice Address:

Exhibit C

Form of Registration Rights Agreement

1

AGREED FORM

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2023, is made and entered into by and among [Verde Bioresins, Corp] (f/k/a TLGY Acquisition Corporation), a Delaware corporation (the “Company”), TLGY Sponsors LLC, a Cayman Island limited liability company (the “Sponsor”), and the undersigned parties listed under Holder on the signature page hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.11 of this Agreement, a “Holder” and collectively the “Holders”). Except as otherwise stated, capitalized terms used but not otherwise defined herein shall have the meanings provided in the Merger Agreement (as defined below).

RECITALS

WHEREAS, TLGY Acquisition Corporation (“TLGY”) and the Sponsor entered into that certain Securities Subscription Agreement, dated as of June 17, 2021, pursuant to which the Sponsor purchased an aggregate of 5,750,000 shares (the “Founder Shares”) of TLGY’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”), 5,344,700 of which are held by the Sponsor as of the date hereof;

WHEREAS, on December 3, 2021, the Sponsor transferred 30,000 Founder Shares to each of the independent directors of TLGY, Dr. Shrijay (Jay) Vijayan, Donghyun Han and Hyunchan Cho, each at an aggregate purchase price of $150, or approximately $0.005 per share. On the same day, the Sponsor transferred 15,000 Founder Shares to Centaury Management Ltd., an investor in the Sponsor, at an aggregate purchase price of $75, or approximately $0.005 per share. In addition, the Sponsor also transferred 300,300 Founder Shares to Mizuho Securities USA LLC (“Mizuho”), the representative of the underwriters (the “Underwriters”) in TLGY’s initial public offering at an aggregate purchase price of $1,000,000, or approximately $3.33 per share.

WHEREAS, the Founder Shares were convertible into TLGY’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), on the terms and conditions provided in the TLGY’s amended and restated memorandum and articles of association, as may be amended from time to time;

WHEREAS, on November 30, 2021, TLGY, the Sponsor and the other holders party thereto (each such party, together with the Sponsor, the “Existing Holders”) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which TLGY granted the Sponsor and the Existing Holders certain registration rights with respect to certain securities of TLGY held by the Existing Holders;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of June 21, 2023 (the “Merger Agreement”), by and among TLGY, Virgo Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of (“Merger Sub”), Verde Bioresins, Inc., a Delaware corporation (“Verde”), and, solely for certain sections and article named therein, the Sponsor, Verde will become a wholly-owned subsidiary of TLGY (the “Business Combination”);

WHEREAS, prior to the consummation of the Business Combination, TLGY domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Article 206 of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), and in connection with the Domestication and the Business Combination, changed its name to Verde Bioresins, Inc. As part of the Domestication, (i) each Class B Ordinary Share converted automatically, on a one-for-one basis, into one Class A Ordinary Share on the terms and conditions provided in TLGY’s amended and restated memorandum and articles of association and the Acquiror Support Agreement, (ii) immediately following the conversion described in clause (i) each Class A Ordinary Share converted, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), and (iii) by virtue of the Domestication and without any action on the part of any holder, each outstanding warrant of TLGY became exercisable for one share of Common Stock in lieu of one Class A Ordinary Share;

WHEREAS, after the closing of the Business Combination (the “Closing”), the Holders will own shares of Common Stock, par value $0.0001 per share;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of TLGY and the Existing Holders of at least a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question (which majority interest must include Mizuho if such amendment or modification disproportionately affects in any way the rights of Mizuho hereunder); and

WHEREAS, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement, in order to provide the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1            Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.11.

“Additional Holder Common Stock” shall have the meaning given in Section 5.11.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in (i) any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any Prospectus in order for the applicable Prospectus not to include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

2

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall have the meaning given to it in subsection 2.4.1.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall have the meaning given in subsection 2.1.5.

“Domestication” shall have the meaning given in the Recitals hereto.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Financial Counterparty” shall have the meaning given in subsection 2.4.1 of this Agreement.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1 of this Agreement.

“Holder Information” shall have the meaning given in subsection 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Joinder” shall have the meaning given in Section 5.11.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.6 of this Agreement.

“Merger Sub” shall have the meaning given in the Recitals hereto.

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“Minimum Underwritten Offering Threshold” shall have the meaning given in subsection 2.1.5.

“Misstatement” shall mean, in the case of a Registration Statement, an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, and in the case of a Prospectus, an untrue statement of a material fact or an omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“Other Coordinated Offering” shall have the meaning given to it in subsection 2.4.1.

“Permitted Transferees” shall mean any person or entity to whom a Holder is permitted to transfer Registrable Securities.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1 of this Agreement.

“Pro Rata” shall have the meaning given in subsection 2.1.6 of this Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post- effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” shall mean (a) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, (b) any Additional Holder Common Stock, (c) any shares of the Company issued or to be issued to any Holders in connection with the Business Combination and (d) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a share capitalization or share sub-division or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 and Rule 145 (as applicable) promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no current public information requirement or volume, manner of sale or other restrictions or limitations).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and any such registration statement having been declared effective by, or become effective pursuant to the rules promulgated by, the Commission.

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“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)            all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any national securities exchange on which the shares of Common Stock is then listed);

(B)            fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)            reasonable printing, messenger, telephone and delivery expenses;

(D)            reasonable fees and disbursements of counsel for the Company;

(E)            reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration or Underwritten Offering;

(F)            the fees and expenses incurred in connection with the listing of any Registrable Securities on each national securities exchange on which the shares of Common Stock is then listed;

(G)            the fees and expenses incurred by the Company in connection with any Underwritten Offerings or other offering involving an Underwriter; and

(H)            reasonable fees and expenses of one (1) legal counsel selected jointly by the majority-in-interest of Registrable Securities held by the Demanding Holders initiating an Underwritten Demand, Block Trade or Other Coordinated Offering, the Requesting Holders participating in an Underwritten Offering and the Holders participating in a Piggyback Registration, as applicable (not to exceed $50,000 in respect of any single Registration or Underwritten Offering).

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.5 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1 of this Agreement.

“Sponsor” shall have the meaning given in the Preamble.

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.1.3.

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“TLGY Holders” shall mean the parties listed under TLGY Holders on Schedule A hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal or as broker, placement agent or sales agent pursuant to a Registration and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.5 of this Agreement.

“Underwritten Offering” or “Underwritten Registration” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Verde Holders” shall mean the parties listed under Verde Holders on Schedule A hereto.

“Withdrawal Notice” shall have the meaning given in subsection 2.1.7.

ARTICLE II
REGISTRATIONS

2.1            Registration.

2.1.1            Shelf Registration. The Company agrees that, within thirty (30) calendar days after the consummation of the Business Combination, the Company will use its commercially reasonable efforts to file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale or other disposition of the Registrable Securities (a “Shelf Registration”), which Shelf Registration may include shares of Common Stock that may be issuable upon exercise of outstanding warrants, or shares that may have been purchased in any private placement that was consummated at or prior to the Effective Time. Such Shelf Registration shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available (the “Plan of Distribution”) to, and requested by, any Holder named therein.

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2.1.2            Effective Registration. The Company shall use its commercially reasonable efforts to cause such Registration Statement to become effective by the Commission as soon as reasonably practicable after the initial filing of the Registration Statement. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (a) as shall be selected by the Company and (b) as shall permit the resale or other disposition of the Registrable Securities by the Holders. The Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Effective Time and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effective Date”). If at any time a Registration Statement filed with the Commission pursuant to subsection 2.1.1 is effective and a Holder provides written notice to the Company that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, the Company will use its commercially reasonable efforts to amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place in accordance with the terms of this Agreement.

2.1.3            Subsequent Shelf Registration. If any Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Registration Statement to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to the Plan of Distribution, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration Statement shall be a Registration Statement on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this subsection 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.4            Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor or a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered, at the Company’s option, by any then available Registration Statement (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Registration Statement or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor and the Holders.

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2.1.5            Underwritten Offering. Subject to the provisions of subsection 2.1.6 and Section 2.5 of this Agreement, the Sponsor, a Holder or group of Holders (any of the Sponsor, Holder or group of Holders being in such case, a “Demanding Holder”) may make a written demand for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 of this Agreement (an “Underwritten Demand”); provided, that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $10 million (the “Minimum Underwritten Offering Threshold”). The Demanding Holder shall have the responsibility to engage an underwriter(s) (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks); provided that such selection shall be subject to the consent of the Company. The Company shall have no responsibility for engaging any underwriter(s) for an Underwritten Offering. The Company shall, within five (5) business days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter requests to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to such Underwritten Demand (each such Holder, a “Requesting Holder”) shall so notify the Company, in writing, within two (2) days (one (1) day if such offering is an overnight or bought Underwritten Offering) after the receipt by such Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in such Underwritten Offering pursuant to such Underwritten Demand. In such event, the right of any Holder or Requesting Holder to registration pursuant to this subsection 2.1.5, shall be conditioned upon such Holder’s or Requesting Holder’s participation in such underwriting and the inclusion of such Holder’s or Requesting Holder’s Registrable Securities in the underwriting to the extent provided herein. All such Holders or Requesting Holders proposing to distribute their Registrable Securities through such Underwritten Offering under this subsection 2.1.5 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating such Underwritten Offering. Notwithstanding the foregoing, the Company is not obligated to effect more than an aggregate of five (5) Underwritten Offerings demanded by the Verde Holders and an aggregate of five (5) Underwritten Offerings demanded by the TLGY Holders pursuant to this subsection 2.1.5 and is not obligated to effect an Underwritten Offering pursuant to this subsection 2.1.5 within ninety (90) days after the closing of an Underwritten Offering.

2.1.6            Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, pursuant to an Underwritten Demand, in good faith, advises or advise the Company, the Demanding Holders, the Requesting Holders and other persons or entities holding Registrable Securities or other equity securities of the Company that were requested to be included in such Underwritten Offering, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock or other securities, if any, as to which registration has been requested pursuant to written contractual piggyback registration rights held by other equity holders of the Company who desire to sell (if any) that the dollar amount or number of Registrable Securities or other equity securities of the Company requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of the Company that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering, regardless of the number of shares held by each such person and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of the Requesting Holders, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other equity securities of the Company held by other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

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2.1.7            Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Offering, a majority-in-interest of the Demanding Holders initiating an Underwritten Offering shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering, prior to the public announcement of the Underwritten Offering by the Company; provided that the Sponsor or a Holder may elect to have the Company continue an Underwritten Offering if the Minimum Underwritten Offering Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Offering by the Sponsor, the Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering by the withdrawing Demanding Holder for purposes of subsection 2.1.6, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Offering or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering); provided that, if the Sponsor or a Holder elects to continue an Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Underwritten Offering shall instead count as an Underwritten Offering demanded by the Sponsor or such Holder, as applicable, for purposes of subsection 2.1.6. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this subsection 2.1.7, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this subsection 2.1.7.

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2.2            Piggyback Registration.

2.2.1            Piggyback Rights. Subject to the provisions of subsection 2.2.2 and Section 2.5 hereof, if, at any time on or after the date the Company consummates the Business Combination, the Company proposes to consummate an Underwritten Offering for its own account or for the account of stockholders of the Company, (i) filed pursuant to Section 2.2, or (ii) for an offering of debt that is convertible into equity securities of the Company, then the Company shall give written notice of such proposed action to all of the Holders as soon as practicable, which notice shall (x) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (y) offer to all of the Holders the opportunity to include such number of Registrable Securities as such Holders may request in writing within two (2) days (unless such offering is an overnight or bought Underwritten Offering, then one (1) day), in each case after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the resale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2            Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of equity securities of the Company that the Company desires to sell, taken together with (i) the shares of equity securities of the Company, if any, as to which the Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which a Piggyback Registration has been requested pursuant to Section 2.2 of this Agreement and (iii) the shares of equity securities of the Company, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a)            If the Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Underwritten Offering (A) first, the shares of Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities of the Company, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

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(b)            If the Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Underwritten Offering (A) first, the shares of Common Stock or other equity securities of the Company, if any, of such requesting persons or entities, other than the Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B), and (C), the shares of Common Stock or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; or

(c)            If the Underwritten Offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in subsection 2.1.6.

2.2.3            Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Offering, and related obligations, shall be governed by subsection 2.1.7) shall have the right to withdraw from a Piggyback Registration upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing the Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3. The Company (whether on its own good faith determination or as a result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw an Underwritten Offering undertaken for the Company’s account at any time prior to the effectiveness of such Registration Statement.

2.2.4            Unlimited Piggyback Registration Rights. For purposes of clarity, subject to subsection 2.1.7, any Piggyback Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

2.3            Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder of Registrable Securities in excess of five percent (5%) of the outstanding Common Stock that participates and sells Registrable Securities in such Underwritten Offering (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the sixty (60)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder that participates and sells Registrable Securities in such Underwritten Offering agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders that execute a lock-up agreement).

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2.4            Block Trades and Other Coordinated Offerings.

2.4.1            Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $25 million or (y) all remaining Registrable Securities held by the Demanding Holder, then if such Demanding Holder requires any assistance from the Company pursuant to this Section 2.4, such Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or brokers, sales agents or placement agents (each, a “Financial Counterparty”) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade or Other Coordinated Offering) prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2            Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and Financial Counterparty (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.4.2.

2.4.3            Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to Section 2.4 of this Agreement.

2.4.4            The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and Financial Counterparty (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

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2.4.5            A Holder in the aggregate may demand no more than four (4) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Offering pursuant to subsection 2.1.5 hereof.

2.5            Restrictions on Registration Rights. If (A) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; (B) in the good faith judgment of the Board such Underwritten Offering would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the undertaking of such Underwritten Offering at such time or (C) the Underwritten Offering would require inclusion in the Registration Statement or any prospectus of financial statements that are then unavailable to the Company, then in each case, as applicable, the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating the applicable reason(s) set forth in clauses (A) through (C) above underlying the Company’s decision to defer the undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such offering for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligations in this manner more than once in any twelve (12) month period.

ARTICLE III
COMPANY PROCEDURES

3.1            General Procedures. In connection with effecting any Underwritten Offering, Block Trade, and/or Other Coordinated Offering, subject to applicable law and any regulations promulgated by any securities exchange on which the Company’s equity securities are then listed, each as interpreted by the Company with the advice of its counsel, the Company shall use its commercially reasonable efforts to effect such Registration or Underwritten Offering to permit the resale or other disposition of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, security holders or partners), and pursuant thereto the Company shall, as expeditiously as possible and to the extent applicable:

3.1.1            prepare and file with the Commission after the consummation of the Business Combination a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective in accordance with Section 2.1, including filing a replacement Registration Statement, if necessary, and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

3.1.2            prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, (a) as may be reasonably requested by any Holder that holds at least five-percent (5%) of the Registrable Securities registered on such Registration Statement, any Underwriter or the Sponsor (provided that at the time of such request, the Sponsor holds at least 25% of the amount of outstanding shares of Common Stock of the Company that it held immediately following the Effective Time), or (b) as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the plan of distribution provided by the Holders and as set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

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3.1.3            prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or Underwritten Offering or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company will not have any obligation to provide any document pursuant to this subsection 3.1.3 that is available on the Commission’s EDGAR system;

3.1.4            prior to any Underwritten Offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5            cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6            provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement or Underwritten Offering;

3.1.7            advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

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3.1.8            during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided that the Company will not have any obligation to provide any document pursuant to this subsection 3.1.8 that is available on the Commission’s EDGAR system;

3.1.9            notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

3.1.10            in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a Financial Counterparty pursuant to such Registration, permit a representative of the Holders (such representative to be selected by a majority of the Holders), the Underwriters, or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives or Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11            obtain a comfort letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or sale by a Financial Counterparty pursuant to such Registration (subject to such Financial Counterparty providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel), in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12            in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion and negative assurance letter is being given as the participating Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such participating Underwriter;

3.1.13            in the event of an Underwritten Offering or a Block Trade, or an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration to which the Company has consented, to the extent reasonably requested by such Financial Counterparty in order to engage in such offering, allow the Financial Counterparty to conduct customary “underwriter’s due diligence” with respect to the Company;

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3.1.14            in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the Financial Counterparty of such offering or sale;

3.1.15            make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16            with respect to an Underwritten Offering pursuant to subsection 2.1.5 use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17            otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration. Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or Financial Counterparty if such Underwriter or Financial Counterparty has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or Financial Counterparty, as applicable.

3.2            Registration Expenses. The Registration Expenses in respect of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

3.3            Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information within a reasonable amount of time after such request (and a minimum of five (5) business days), the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company in the case of an Underwritten Offering initiated by the Company, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 2.1.5 and 2.4, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration. The Company will use its commercially reasonable efforts to ensure that the underwriting agreement related to such Registration shall provide that any liability of a Holder to any Underwriter or other person pursuant to such underwriting agreement shall be limited to liability (i) arising from a breach of such Holder’s representations and warranties thereto, (ii) will be several, and not joint and several, and (iii) will be limited to the net proceeds (after deducting discounts and commission, but not expenses) received by such Holder from the sale of such Holder’s Registrable Securities pursuant to such underwriting agreement.

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3.4            Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1            Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains or includes a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Registration Statement or Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Registration Statement or Prospectus may be resumed.

3.4.2            Subject to subsection 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration or Underwritten Offering at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. Notwithstanding the foregoing, the Company may delay or suspend continued use of a Registration Statement or Prospectus in respect of a Registration or Underwritten Offering in order to file and make effective a post-effective amendment to such Registration Statement in connection with the filing of the Company’s Annual Report on Form 10-K, and such suspension shall not be subject to the provisions of subsection 3.4.4. In the event the Company exercises its rights under the preceding sentences in this Section 3.4, the Holders agree to suspend, immediately upon their receipt of the notices referred to in this Section 3.4, their use of the Registration Statement or Prospectus in connection with any resale or other disposition of Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.4.3            Subject to subsection 3.4.4, (a) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date sixty (60) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Registration Statement, or (b) if, pursuant to subsection 2.1.5, Holders have requested an Underwritten Offering and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to subsection 2.1.5 or Section 2.4.

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3.4.4            The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to subsection 3.4.2 or a registered offering pursuant to subsection 3.4.3 shall be exercised by the Company on not more than two (2) occasions and, in the aggregate, for not more than sixty (60) consecutive calendar days or more than one hundred-twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5            Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to resell or otherwise dispose of shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any customary legal opinions, to the extent such rule is available. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1            Indemnification.

4.1.1            The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, employees, advisors, agents, representatives, members and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) as incurred arising out of or resulting from any Misstatement or alleged Misstatement, except insofar as the same are caused by or contained or included in any information furnished in writing to the Company by or on behalf of such Holder Indemnified Person specifically for use therein.

4.1.2            In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify and hold harmless the Company, its officers, directors, employees, advisors, agents, representatives and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to the Company by or on behalf of such Holder specifically for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and in no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

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4.1.3            Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to any necessary local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4            The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, advisor, agent, representative, member or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5            If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the Misstatement or alleged Misstatement relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any reasonable legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

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ARTICLE V
MISCELLANEOUS

5.1            Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service or sent by overnight mail via a reputable overnight carrier, in each case providing evidence of delivery or (iii) transmission by facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by facsimile or email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed, if to the Company, to: (x) c/o TLGY Sponsors LLC, Flat A, 6/F, Ho Lee Commercial Building, 38-44 D’Aguilar Street, Central, Hong Kong SAR, Attention: Manager, E-mail: legalnotice@tlgysponsors.com, jingoon@tlgyholdings.com and (y) c/o Verde Bioresins, Inc., 2001 Wilshire Blvd Ste 330, Santa Monica, CA 90407, Attention: Brian Gordon, Email: brian@verdebioresins.com, or if to any Holder, to the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2            Assignment; No Third Party Beneficiaries.

5.2.1            This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of such Registrable Securities, as the case may be, in whole or in part, except in connection with a Transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the restrictions set forth in this Agreement.

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5.2.2            This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

5.2.3            This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 of this Agreement.

5.2.4            No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 of this Agreement and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3            Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4            Adjustments. If there are any changes in the Common Stock as a result of share split, share dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations under this Agreement shall continue with respect to the Common Stock as so changed.

5.5            Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

5.6            Trial by Jury. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.7            Amendments and Modifications. Upon the written consent of (i) the Company, (ii) the Holders of at least a majority in interest of the Registrable Securities held by the Holders at the time in question and (iii) the Sponsor (provided that at the time of such consent, the Sponsor holds at least 25% of the amount of outstanding shares of Common Stock of the Company that it held immediately following the Effective Time), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (a) any amendment hereto or waiver hereof that adversely affects any Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of each such Holder so affected and (b) any amendment or waiver hereof that adversely affects the rights expressly granted to the Sponsor shall require the consent of the Sponsor. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

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5.8            Other Registration Rights. The Company represents and warrants that no person, other than a Holder and holders of the Company’s warrants pursuant to that certain Warrant Agreement, dated as of November 30, 2021, by and between the Company and Continental Stock Transfer & Trust Company, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9            Term. This Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement and (ii) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article IV shall survive any termination.

5.10            Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.11            Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Sponsor (so long as the Sponsor holds at least 25% of the amount of outstanding shares of Common Stock of the Company that it held immediately following the Effective Time) and each Holder (in each case, so long as such Holder (other than the Sponsor) and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

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5.12            Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.13            Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Existing Registration Rights Agreement shall no longer be of any force or effect.

[Signature pages follow.]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Verde Bioresins, Inc.,
a Delaware corporation

By:
Name:	Brian Gordon
Title:	President

[Signature Page to Amended and Restated Registration Rights Agreement]

SPONSOR:

TLGY SPONSORS LLC,
a Cayman Islands exempted company

By:
Name: [●]
Title: [●]

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

MIZUHO SECURITIES USA LLC

By:
Name:	[●]
Title:	[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

CENTAURY MANAGEMENT LTD.

By:
Name:	[●]
Title:	[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

Shrijay Vijayan

By:
Name:	[●]
Title:	[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

Donghyun Han

By:
Name:	[●]
Title:	[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

Hyunchan Cho

By:
Name:	[●]
Title:	[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

[●]

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

SCHEDULE A

TLGY Holders:

Verde Holders:

[Signature Page to Amended and Restated Registration Rights Agreement]

EXHIBIT A
REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●], 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Verde Bioresins, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean                     .

Accordingly, the undersigned has executed and delivered this Joinder as of the                      day of                 .

Signature of Stockholder

Print Name of Stockholder

Its:

Address:

Agreed and Accepted as of
                    , 20

Verde Bioresins, Inc.

By:
Name:
Its:

[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit D

Form of Certificate of Incorporation of Acquiror

1

Agreed Form

FORM OF CERTIFICATE OF INCORPORATION

OF

[VERDE BIORESINS, CORP.]

[Verde Bioresins, Corp.], a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the corporation is [Verde Bioresins, Corp.] (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is [_____] shares, consisting of (i) [_____] shares of Common Stock, [$.0001] par value per share (“Common Stock”), and (ii)  [_____] shares of Preferred Stock, [$.0001] par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A            COMMON STOCK.

1.            General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the powers, preferences and rights of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2.            Voting. The holders of the Common Stock, as such, shall be entitled to vote on all matters submitted to a vote of the stockholders generally, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or the General Corporation Law of the State of Delaware. There shall be no cumulative voting.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

3.            Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors and subject to any preferential dividend or other rights or preferences of any then outstanding shares of Preferred Stock.

4.            Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock, as such, will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential liquidation or other rights or preferences of any then outstanding shares of Preferred Stock.

B            PREFERRED STOCK.

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided. Any shares of Preferred Stock that may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the General Corporation Law of the State of Delaware, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption rights and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

SIXTH: In furtherance and not in limitation of the powers conferred upon it by the General Corporation Law of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article SIXTH.

SEVENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, no director or officer of the Corporation shall be personally liable to the Corporation (in the case of directors) or its stockholders (in the case of directors and officers) for monetary damages for any breach of fiduciary duty as a director or officer. No amendment, repeal or elimination of this provision shall apply to or have any effect on its application with respect to any act or omission of a director or officer occurring before such amendment, repeal or elimination. If the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

EIGHTH: The Corporation shall provide indemnification and advancement of expenses as follows:

1.            Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted by an Indemnitee in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2.            Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted by an Indemnitee in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3.            Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article EIGHTH, to the extent that an Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of on the merits or otherwise (including a disposition without prejudice) without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4.            Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified under this Article EIGHTH, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article EIGHTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5.            Advancement of Expenses. Subject to the provisions of Section 6 of this Article EIGHTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article EIGHTH, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH; and provided further that no such advancement of expenses shall be made under this Article EIGHTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6.            Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request therefor. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee therefor, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article EIGHTH (and none of the circumstances described in Section 4 of this Article EIGHTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7.            Remedies. Subject to Article THIRTEENTH, the right to indemnification or advancement of expenses as granted by this Article EIGHTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification or advancement of expenses is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification or advancement of expenses, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification or advancement of expenses, in whole or in part, in any such proceeding shall also be indemnified by the Corporation to the fullest extent permitted by applicable law. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification or advancement of expenses hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware or in this Article EIGHTH.

8.            Limitations. Notwithstanding anything to the contrary in this Article EIGHTH, except as set forth in Section 7 of this Article EIGHTH, the Corporation shall not indemnify, or advance expenses to, an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors. Notwithstanding anything to the contrary in this Article EIGHTH, the Corporation shall not indemnify or advance expenses to an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification or advancement payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification or advancement payments to the Corporation to the extent of such insurance reimbursement.

9.            Subsequent Amendment. No amendment, termination or repeal of this Article EIGHTH or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification or advancement of expenses under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10.            Other Rights. The indemnification and advancement of expenses provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article EIGHTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification and expense advancement rights and procedures different from those set forth in this Article EIGHTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification and expense advancement rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article EIGHTH.

11.            Partial Indemnification. If an Indemnitee is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12.            Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. Such insurance may include insurance provided directly or indirectly by or through a captive insurance company to the extent permitted by Section 145(g) of the General Corporation Law of the State of Delaware.

13.            Savings Clause. If this Article EIGHTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article EIGHTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

14.            Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

NINTH: This Article NINTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1.            General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.            Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established from time to time by the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws of the Corporation.

3.            Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

4.            Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the time at which the initial classification of the Board of Directors becomes effective; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the time at which the initial classification of the Board of Directors becomes effective; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the time at which the initial classification of the Board of Directors becomes effective; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

5.            Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to Section 2 of this Article NINTH shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

6.            Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Certificate of Incorporation.

7.            Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors.

8.            Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancies or newly-created directorships on the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy or to fill a position resulting from a newly-created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

9.            Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.

10.            Amendments to Article. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.

TENTH: Subject to the rights of holders of any outstanding series of Preferred Stock, stockholders of the Corporation may not take any action by consent in lieu of a meeting of stockholders. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.

ELEVENTH: Special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.

TWELFTH: The name of the sole incorporator of the Corporation is [ ] and his or her mailing address is:

[Cleary Gottlieb Steen & Hamilton LLP Beijing Representative Office

45th Floor, Fortune Financial Center, 5 Dong San Huan Zhong Lu, Chaoyang District, Beijing 100020, China]

THIRTEENTH: (a) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to the internal affairs doctrine, or (iv) any action asserting a claim against the Corporation, its directors, officers of employees arising pursuant to the General Corporation Law of the State of Delaware, any provision of this Certificate of Incorporation or the Bylaws of the Corporation. If the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware. To the fullest extent permitted by applicable law, any person who, or entity that, holds, purchases or otherwise acquires an interest in the capital stock of the Corporation shall be deemed to have consented to the personal jurisdiction of the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in any proceeding brought to enjoin any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Article THIRTEENTH. To the fullest extent permitted by applicable law, if any action the subject matter of which is within the scope of this Article THIRTEENTH is filed in a court other than as specified above in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, another court in the State of Delaware or the federal district court in the District of Delaware, as appropriate, in connection with any action brought in any such court to enforce this Article THIRTEENTH and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the action as agent for such stockholder.

(b)  Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act of 1933, as amended (or any successor provision).

(c)  . If any provision or provisions of this Article THIRTEENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision(s) with respect to any other person and in any other circumstance and of the remaining provisions of this Article THIRTEENTH (including, without limitation, each portion of any sentence of this Article THIRTEENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

[Insert Page Break for Signature Page]

THE UNDERSIGNED, being the sole incorporator hereinabove named, makes and files this Certificate of Incorporation, and does hereby declare and certify that said instrument is his or her act and deed and that the facts stated herein are true, and accordingly has executed this Certificate of Incorporation on ____________________, 2023.

By:
Name:
Sole Incorporator

Exhibit E

Form of Bylaws of Acquiror

1

Agreed Form

AMENDED AND RESTATED BYLAWS

OF

[VERDE BIORESINS, CORP.]

TABLE OF CONTENTS

Page

ARTICLE I	STOCKHOLDERS	A - 1

1.1	Place of Meetings	A - 1

1.2	Annual Meeting	A - 1

1.3	Special Meetings	A - 1

1.4	Record Date for Stockholder Meetings	A - 1

1.5	Notice of Meetings	A - 1

1.6	Voting List	A - 2

1.7	Quorum	A - 2

1.8	Adjournments	A - 2

1.9	Voting and Proxies	A - 3

1.10	Action at Meeting	A - 3

1.11	Nomination of Directors	A - 4

1.12	Notice of Business at Annual Meetings	A - 7

1.13	Conduct of Meetings	A - 10

1.14	No Action by Consent in Lieu of a Meeting	A - 11

ARTICLE II	DIRECTORS	A - 11

2.1	General Powers	A - 11

2.2	Number, Election and Qualification	A - 11

2.3	Chairman of the Board; Vice Chairman of the Board	A - 11

2.4	Terms of Office	A - 12

2.5	Quorum	A - 12

2.6	Action at Meeting	A - 12

2.7	Removal	A - 12

2.8	Vacancies	A - 12

2.9	Resignation	A - 12

2.10	Regular Meetings	A - 12

2.11	Special Meetings	A - 12

2.12	Notice of Special Meetings	A - 12

- i -

2.13	Meetings by Conference Communications Equipment	A - 13

2.14	Action by Consent	A - 13

2.15	Committees	A - 13

2.16	Emergency Bylaws	A - 14

ARTICLE III	OFFICERS	A - 14

3.1	Titles	A - 14

3.2	Election	A - 14

3.3	Qualification	A - 14

3.4	Tenure	A - 14

3.5	Resignation and Removal	A - 14

3.6	Vacancies	A - 15

3.7	President; Chief Executive Officer	A - 15

3.8	Vice Presidents	A - 15

3.9	Secretary and Assistant Secretaries	A - 15

3.10	Treasurer and Assistant Treasurers	A - 16

3.11	Salaries	A - 16

3.12	Delegation of Authority	A - 16

ARTICLE IV	CAPITAL STOCK	A - 16

4.1	Issuance of Stock	A - 16

4.2	Stock Certificates; Uncertificated Shares	A - 16

4.3	Transfers	A - 17

4.4	Lost, Stolen or Destroyed Certificates	A - 18

4.5	Regulations	A - 18

ARTICLE V	GENERAL PROVISIONS	A - 18

5.1	Fiscal Year	A - 18

5.2	Corporate Seal	A - 18

5.3	Record Date for Purposes Other Than Stockholder Meetings	A - 18

5.4	Waiver of Notice	A - 18

5.5	Voting of Securities	A - 19

5.6	Evidence of Authority	A - 19

- ii -

5.7	Certificate of Incorporation	A - 19

5.8	Severability	A - 19

5.9	Pronouns	A - 19

ARTICLE VI	AMENDMENTS	A - 19

- iii -

ARTICLE I

STOCKHOLDERS

1.1           Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors, the Chairman of the Board or the Chief Executive Officer or, if not so designated, at the principal executive office of the corporation. The Board of Directors may, in its sole discretion, determine that a meeting shall not be held at any place, but shall instead be held solely by means of remote communication in a manner consistent with the General Corporation Law of the State of Delaware.

1.2           Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at an hour designated by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. The corporation may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

1.3           Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The corporation may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

1.4           Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of and to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

1.5           Notice of Meetings. Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given in accordance with Section 232 of the General Corporation Law of the State of Delaware. The notices of all meetings shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

1.6           Voting List. The corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 1.6 shall require the corporation to include the email addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the Corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.6 or to vote in person or by proxy at any meeting of stockholders.

1.7           Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.8           Adjournments. Any meeting of stockholders may be adjourned from time to time to reconvene at any other time and to any other place at which a meeting of stockholders may be held under these bylaws by the chairman of the meeting. When a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 1.5 hereof. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for determining stockholders entitled to notice of such adjourned meeting that is the same or an earlier date as that fixed for determination of stockholders entitled to vote at such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

1.9           Voting and Proxies. Each stockholder shall have one vote upon the matter in question for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by the General Corporation Law of the State of Delaware by the stockholder or such stockholder’s authorized officer, director, employee or agent and delivered (including by electronic transmission) to the Secretary of the corporation. No such proxy shall be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period. Any person directly or indirectly soliciting proxies from stockholders of the corporation must use a proxy card color other than white, the color white being reserved for the exclusive use of the Board of Directors of the corporation.

1.10           Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or represented by proxy at the meeting and entitled to vote thereon (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the holders of a majority in voting power of the shares of stock of the corporation of that class or series present in person or represented by proxy at the meeting and entitled to vote thereon), except when a different vote is required by law, the Certificate of Incorporation or these bylaws. When a quorum is present at any meeting, any election by stockholders of directors shall be determined by a plurality of the votes present in person or represented by proxy at a meeting of stockholders and entitled to vote on the election.

1.11         Nomination of Directors.

(a)           Except for any directors entitled to be elected by the holders of preferred stock, only persons who are nominated in accordance with the procedures in this Section 1.11 shall be eligible for election as directors at any meeting of stockholders. Nomination for election to the Board of Directors at a meeting of stockholders may be made only (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who (x) has given timely notice thereof in writing to the Secretary in accordance with the procedures in, and otherwise complies with, Section 1.11(b), (y) is a stockholder of record who is entitled to vote for the election of such nominee on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting. Notwithstanding the foregoing or anything herein to the contrary, a stockholder of the corporation may make nominations for election to the Board of Directors at a special meeting of stockholders pursuant to the foregoing clause (ii) only if the Board of Directors has determined, in accordance with Section 1.3, that directors shall be elected at such special meeting and at such time that the stockholders are not prohibited from filling vacancies or newly created directorships on the Board of Directors. The number of nominees a stockholder may nominate for election at a meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting.

(b)           To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive office of the corporation as follows: (1) in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (which date of the preceding year’s annual meeting date shall, for purposes of the corporation’s first annual meeting of stockholders after the completion of its business combination among TLGY Acquisition Corporation, Virgo Merger Sub Corp. and Verde Bioresins, Inc., be deemed to have occurred on [●]1, 202[3] for all purposes of this Section 1.11 and Section 1.12 of these bylaws); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held or deemed to have been held in the preceding year, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was given or public disclosure of the date of such annual meeting was made, whichever first occurs; or (2) in the case of an election of directors at a special meeting of stockholders, provided that the Board of Directors has determined, in accordance with Section 1.3, that directors shall be elected at such special meeting and the stockholders are not then prohibited from filling vacancies or newly created directorships on the Board of Directors, and provided further that the nomination made by the stockholder is for one of the director positions that the Board of Directors has determined will be filled at such special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which notice of the date of such special meeting was given or public disclosure of the date of such special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

1 Note to Verde: Please confirm anticipated date of annual meeting. For a calendar year-end company, this is usually May or June.

The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner (each, a “Stockholder Associated Person”), on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any Stockholder Associated Person were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (2) the class and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any material interest related to the nomination of such stockholder, such beneficial owner and/or any Stockholder Associated Person, (4) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies or votes in favor of electing such nominee(s), (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner and/or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner and/or any Stockholder Associated Person with respect to shares of stock of the corporation, (6) any other information relating to such stockholder, such beneficial owner and/or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (7) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice, (8) a representation that such stockholder, such beneficial owner and/or any Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to matters set forth in this Section 1.11, and (9) a representation whether such stockholder, such beneficial owner and/or any Stockholder Associated Person intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock reasonably believed by such stockholder or such beneficial owner to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials). Not later than 10 days after the record date for the meeting, the information required by Items (A)(1)-(5) and (B)(1)-(6) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of the record date. In addition, to be effective, the stockholder’s notice must also be accompanied by the written consent of the proposed nominee to being named in the corporation’s proxy statement and accompanying proxy card as a nominee and to serve as a director if elected. [The corporation may require any proposed nominee to furnish such other information as the corporation may reasonably require to determine, among other things, the eligibility of such proposed nominee to serve as a director of the corporation or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules [and the corporation’s publicly disclosed corporate governance guidelines.]] Notwithstanding anything herein to the contrary, a stockholder shall not have complied with this Section 1.11(b) if the stockholder, beneficial owner and/or any Stockholder Associated Person solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.11.

Such notice must also be accompanied by a representation as to whether or not such stockholder, beneficial owner and/or any Stockholder Associated Person intends to solicit proxies in support of any director nominees other than the corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act, and, where such stockholder, beneficial owner and/or Stockholder Associated Person intends to so solicit proxies, the notice and information required by Rule 14a-19(b) under the Exchange Act. Notwithstanding anything to the contrary in these bylaws, unless otherwise required by law, if any stockholder, beneficial owner and/or Stockholder Associated Person (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the corporation that such stockholder, beneficial owner and/or Stockholder Associated Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each of the director nominees proposed by such stockholder, beneficial owner and/or Stockholder Associated Person shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the corporation (which proxies and votes shall be disregarded). Upon request by the corporation, if any stockholder, beneficial owner and/or Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder, beneficial owner and/or Stockholder Associated Person shall deliver to the corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

(c)           The chairman of any meeting (and, in advance of any meeting, the Board of Directors) shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.11 (including whether the stockholder, beneficial owner and/or any Stockholder Associated Person did or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.11), and if the chairman (or the Board of Directors) should determine that a nomination was not made in accordance with the provisions of this Section 1.11, the chairman shall so declare to the meeting and such nomination shall not be brought before the meeting.

(d)           Except as otherwise required by law (including Rule 14a-19 under the Exchange Act), nothing in this Section 1.11 shall obligate the corporation or the Board of Directors to include in any proxy statement, proxy card or other stockholder communication distributed on behalf of the corporation or the Board of Directors the name of or other information with respect to any nominee for director submitted by a stockholder.

(e)           Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the corporation. For purposes of this Section 1.11, to be considered a “qualified representative of the stockholder”, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

(f)           For purposes of this Section 1.11, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(g)           Unless the corporation elects otherwise, a stockholder’s notice to the corporation of nominations shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the corporation shall not be required to accept delivery of any document not in such written form or so delivered.

1.12         Notice of Business at Annual Meetings.

(a)           At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (2) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the nomination of a person for election as a director of the corporation, the procedures in Section 1.11 must be complied with and (ii) if such business relates to any other matter, the business must constitute a proper matter under Delaware law for stockholder action and the stockholder must (x) have given timely notice thereof in writing to the Secretary in accordance with the procedures in, and otherwise complied with, Section 1.12(b), (y) be a stockholder of record who is entitled to vote on such business on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (z) be entitled to vote at such annual meeting.

(b)           To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive office of the corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held or deemed to have been held in the preceding year, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting and (y) the tenth day following the day on which notice of the date of such annual meeting was given or public disclosure of the date of such annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The stockholder’s notice to the Secretary shall set forth: (A) as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting, (2) the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the bylaws, the exact text of the proposed amendment), and (3) the reasons for conducting such business at the annual meeting, and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (2) the class and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any material interest of such stockholder, such beneficial owner and/or any Stockholder Associated Person in the business proposed to be brought before the annual meeting, (4) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner, any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business or who may participate in the solicitation of proxies in favor of such proposal, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner and/or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner and/or any Stockholder Associated Person with respect to shares of stock of the corporation, (6) any other information relating to such stockholder, such beneficial owner and/or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the business proposed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (7) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, (8) a representation that such stockholder, such beneficial owner and/or any Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to matters set forth in this Section 1.12, and (9) a representation whether such stockholder, such beneficial owner and/or any Stockholder Associated Person intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal (and such representation shall be included in any such solicitation materials). Not later than 10 days after the record date for the meeting, the information required by Items (A)(3) and (B)(1)-(6) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of the record date. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at any annual meeting of stockholders except in accordance with the procedures in this Section 1.12; provided that any stockholder proposal that complies with Rule 14a-8 of the proxy rules (or any successor provision) promulgated under the Exchange Act and is to be included in the corporation’s proxy statement for an annual meeting of stockholders shall be deemed to comply with the notice requirements of this Section 1.12. Notwithstanding anything herein to the contrary, a stockholder shall not have complied with this Section 1.12(b) if the stockholder, beneficial owner and/or any Stockholder Associated Person solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in contravention of the representations with respect thereto required by this Section 1.12.

(c)           The chairman of any annual meeting (and, in advance of any annual meeting, the Board of Directors) shall have the power and duty to determine whether business was properly brought before the annual meeting in accordance with the provisions of this Section 1.12 (including whether the stockholder, beneficial owner and/or any Stockholder Associated Person did or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in compliance with the representation with respect thereto required by this Section 1.12), and if the chairman (or the Board of Directors) should determine that business was not properly brought before the annual meeting in accordance with the provisions of this Section 1.12, the chairman shall so declare to the meeting and such business shall not be brought before the annual meeting.

(d)           Except as otherwise required by law, nothing in this Section 1.12 shall obligate the corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the corporation or the Board of Directors information with respect to any proposal submitted by a stockholder.

(e)           Notwithstanding the foregoing provisions of this Section 1.12, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present business, such business shall not be considered, notwithstanding that proxies in respect of such business may have been received by the corporation.

(f)           For purposes of this Section 1.12, the terms “qualified representative of the stockholder” and “public disclosure” shall have the same meaning as in Section 1.11.

(g)           Unless the corporation elects otherwise, a stockholder’s notice to the corporation of other business shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the corporation shall not be required to accept delivery of any document not in such written form or so delivered.

1.13         Conduct of Meetings.

(a)           Unless otherwise provided by the Board of Directors, meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board of Directors. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b)           The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting and prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as shall be determined by the Board of Directors or the chairman of any meeting; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(c)           The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

(d)           In advance of any meeting of stockholders, the corporation shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

1.14         No Action by Consent in Lieu of a Meeting. Except as otherwise provided by the Certificate of Incorporation, stockholders of the corporation may not take any action by written consent in lieu of a meeting of stockholders.

ARTICLE II

DIRECTORS

2.1           General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2           Number, Election and Qualification. The number of directors of the corporation shall be the number fixed by, or determined in the manner provided in, the Certificate of Incorporation, or as determined from time to time by resolution adopted by the Board of Directors. Election of directors need not be by written ballot. Directors need not be stockholders of the corporation.

2.3           Chairman of the Board; Vice Chairman of the Board. The Board of Directors may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the corporation. If the Board of Directors appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors and, if the Chairman of the Board is also designated as the corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these bylaws. If the Board of Directors appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors or the Chairman of the Board. Unless otherwise provided by the Board of Directors, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors.

2.4           Terms of Office. Directors shall be elected for such terms and in the manner provided by the Certificate of Incorporation and applicable law. The term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

2.5           Quorum. At all meetings of the Board of Directors and each committee thereof, a majority of the members of the Board of Directors or of such committee shall be necessary and sufficient to constitute a quorum for the transaction of business, unless by express provision of law or by the Certificate of Incorporation . If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.6           Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, or any committee thereof, unless a greater number is required by law or by the Certificate of Incorporation.

2.7           Removal. Directors of the corporation may be removed in the manner specified by applicable law and the Certificate of Incorporation.

2.8           Vacancies. Any vacancy or newly-created directorship on the Board of Directors, however occurring, shall be filled in the manner specified by the Certificate of Incorporation and applicable law.

2.9           Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal executive office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

2.10           Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, if any, as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.11           Special Meetings. Special meetings of the Board of Directors may be held at any time and place, if any, designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.12           Notice of Special Meetings. Notice of the time and place of any special meeting of directors shall be given to each director by the Secretary or by any other officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person, by telephone or by electronic transmission at least 24 hours in advance of the meeting, (b) by delivering written notice by hand, to such director’s last known business or home address at least 48 hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

2.13           Meetings by Conference Communications Equipment. Members of the Board of Directors, or any committee thereof, may participate in meetings of the Board of Directors or any committee thereof by means of remote communication by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.14           Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained. Such writing or writings or electronic transmission or transmissions shall be treated for all purposes as a vote at a meeting of the Board of Directors or committee.

2.15           Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation with such lawfully delegable powers and duties as the Board of Directors thereby confers, to serve at the pleasure of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers that may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these bylaws for the Board of Directors. Except as otherwise provided in the Certificate of Incorporation, these bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.16           Emergency Bylaws. In the event of any emergency, disaster, catastrophe or other similar emergency condition of a type described in Section 110(a) of the General Corporation Law of the State of Delaware (an “Emergency”), notwithstanding any different or conflicting provisions in the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these bylaws, during such Emergency:

(a)           Notice. A meeting of the Board of Directors or a committee thereof may be called by any director, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary by such means as, in the judgment of the person calling the meeting, may be feasible at the time, and notice of any such meeting of the Board of Directors or any committee may be given, in the judgment of the person calling the meeting, only to such directors as it may be feasible to reach at the time and by such means as may be feasible at the time. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.

(b)           Quorum. The director or directors in attendance at a meeting called in accordance with Section 2.16(a) shall constitute a quorum.

(c)           Liability. No officer, director or employee acting in accordance with this Section 2.16 shall be liable except for willful misconduct. No amendment, repeal or change to this Section 2.16 shall modify the prior sentence with regard to actions taken prior to the time of such amendment, repeal or change.

ARTICLE III

OFFICERS

3.1           Titles. The officers of the corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2           Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

3.3           Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4           Tenure. Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation or removal.

3.5           Resignation and Removal. Any officer may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal executive office or to the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by the Board of Directors. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the corporation.

3.6           Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

3.7           President; Chief Executive Officer. Unless the Board of Directors has designated another person as the corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the corporation. The Chief Executive Officer shall have general charge and supervision of the business of the corporation subject to the direction of the Board of Directors, and shall perform all duties and have all powers that are commonly incident to the office of the chief executive or that are delegated to such officer by the Board of Directors. The President shall perform such other duties and shall have such other powers as the Board of Directors or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

3.8           Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

3.9           Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairman of the meeting shall designate a temporary secretary to keep a record of the meeting.

3.10           Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the corporation, to deposit funds of the corporation in depositories selected in accordance with these bylaws, to disburse such funds as ordered by the Board of Directors, to make proper accounts of such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the corporation.

The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.

3.11           Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

3.12           Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

ARTICLE IV

CAPITAL STOCK

4.1           Issuance of Stock. Subject to applicable law and the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any shares of the authorized capital stock of the corporation held in the corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine.

4.2           Stock Certificates; Uncertificated Shares. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock of the corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the General Corporation Law of the State of Delaware by or in the name of any two officers of the corporation, each of whom is an authorized officer for this purpose.

Each certificate representing shares of stock that are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated shares, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the General Corporation Law of the State of Delaware or, with respect to Section 151 of the General Corporation Law of the State of Delaware, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

4.3           Transfers. Shares of stock of the corporation shall be transferable in the manner prescribed by law and in these bylaws. Transfers of shares of stock of the corporation shall be made only on the books of the corporation or by transfer agents designated to transfer shares of stock of the corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Uncertificated shares may be transferred by delivery of a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, the Certificate of Incorporation or these bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these bylaws.

4.4           Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the corporation may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the corporation may require for the protection of the corporation or any transfer agent or registrar.

4.5           Regulations. The issue, transfer, conversion and registration of shares of stock of the corporation shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE V

GENERAL PROVISIONS

5.1           Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2           Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

5.3           Record Date for Purposes Other Than Stockholder Meetings. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action (other than with respect to determining stockholders entitled to notice of and/or to vote at a meeting of stockholders, which is addressed in Section 1.4 of these bylaws), the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

5.4           Waiver of Notice. Whenever notice is required to be given by law, the Certificate of Incorporation or these bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether provided before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.5           Voting of Securities. Except as the Board of Directors may otherwise designate, the Chief Executive Officer, the President, the Secretary or the Treasurer may waive notice of, vote, or appoint any person or persons to vote, on behalf of the corporation at, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this corporation (with or without power of substitution) at, any meeting of stockholders or securityholders of any other entity, the securities of which may be held by this corporation, or with respect to the execution of any written or electronic consent in the name of the corporation as a holder of such securities.

5.6           Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.7           Certificate of Incorporation. All references in these bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and/or restated and in effect from time to time, including the terms of any certificate of designations of any series of preferred stock.

5.8           Severability. Any determination that any provision of these bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these bylaws.

5.9           Pronouns. All pronouns used in these bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

ARTICLE VI

AMENDMENTS

These bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the Board of Directors or by the stockholders as provided in the Certificate of Incorporation

Exhibit F

Form of Company Lock-Up Agreement

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AGREED FORM

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [ ● ], 2023 between [ ● ], a [ ● ] (the “Stockholder”) and [Verde Bioresins, Corp.], a Delaware corporation (“TLGY”). The Stockholder and TLGY are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, TLGY, Verde Bioresins, Inc., a Delaware corporation (the “Company”), Virgo Merger Sub Corp. , a Delaware corporation, and, solely for certain sections and article named therein, TLGY Sponsors LLC, a Cayman Islands limited liability company (the “Sponsor”), entered into that certain Agreement and Plan of Merger, dated as of [ ● ], 2023 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates that the Stockholder will receive (i) [ ● ] ([ ● ]) shares of Acquiror Common Stock at Closing (such shares, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Closing Shares”) and (ii) following the Closing, and as additional consideration for the Merger and the transactions contemplated thereby, promptly upon the occurrence of one or more Triggering Events (as defined in the Merger Agreement), up to [ ● ] Company Stockholder Earnout Shares (such shares, if and when issued, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Conditional Shares”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement, pursuant to which the Closing Shares and the Conditional Shares shall become subject to limitations on disposition as set forth herein.

WHEREAS, the Sponsor, certain directors and officers of TLGY, TLGY and the Company have entered into a Sponsor Share Restriction Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Sponsor Agreement”), pursuant to which, among other things, the Sponsor agreed to certain restrictions, including transfer restrictions, with respect to their Sponsor Shares (as defined in the Sponsor Agreement) and/or Sponsor Warrants (as defined in the Sponsor Agreement);

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.           For purposes of this Agreement:

(a)           the term “Closing” has the meaning given to it in the Merger Agreement.

(b)           the term “Company Stockholder Earnout Shares” has the meaning given to it in the Merger Agreement.

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(c)           the term “Lock-Up Period for the Closing Shares” means, with respect to any Closing Shares, the period beginning on the Third Closing Date and ending on the date that is one-hundred (180) days after the Third Closing Date;

(d)           the term “Lock-Up Period for the Conditional Shares” means, with respect to any Conditional Shares, the period beginning on the date of the applicable Triggering Event upon which such Conditional Shares were issued and ending on the date that is three (3) months after the date of such Triggering Event;

(e)           the term “Lock-Up Shares” means (i) Closing Shares and (ii) the Conditional Shares. For the avoidance of doubt, “Lock-Up Shares” shall not include (x) Acquiror Common Stock acquired in the public market, and (y) Sponsor Shares or Sponsor Warrants (or Acquiror Common Stock issued or issuable upon the exercise thereof) that are subject to the applicable lock-up restrictions set forth in the Sponsor Agreement;

(f)           the term “Permitted Transferees” means any Person to whom the Stockholder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period for the Closing Shares or the Lock-Up Period for the Conditional Shares, as applicable, pursuant to Section 2(a);

(g)           the term “Prospectus” means the final prospectus of TLGY, filed with the United States Securities and Exchange Commission (File No. 333-260242 and 333-261431) on December 3, 2021; and

(h)           the term “Transfer” shall mean the (A) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

2.           Lock-Up Provisions.

(a)           Notwithstanding the provisions set forth in Section 2(b), the Stockholder or its Permitted Transferees may Transfer the Lock-Up Shares during, as applicable, the Lock-Up Period for the Closing Shares or the Lock-Up Period for the Conditional Shares (i) to TLGY’s officers or directors, (ii) to any Affiliates of the Stockholder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is the Stockholder, a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; or (v) by virtue of the laws of the State of Delaware or the Stockholder limited partnership agreement upon dissolution of the Stockholder, in each case, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Stockholder.

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(b)           The Stockholder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period for the Closing Shares or the Lock-Up Period for the Conditional Shares, as applicable (the “Transfer Restriction”), except that, on the date on which post-merger TLGY completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of post-merger TLGY stockholders having the right to exchange their shares for cash, securities or other property, the Transfer Restriction will terminate with respect to all Lock-Up Shares.

(c)           The per share stock prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of TLGY by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(d)           If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and TLGY shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 2, TLGY may impose stop-transfer instructions with respect to the Lock-Up Shares (and any Permitted Transferees and assigns thereof) until the end of the Lock-Up Period for the Closing Shares or the Lock-Up Period for the Conditional Shares, as applicable.

(e)           During the Lock-Up Period for the Closing Shares or the Lock-Up Period for the Conditional Shares, as applicable, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [ ● ], 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f)           For the avoidance of any doubt, the Stockholder shall retain all of its rights as a shareholder of TLGY with respect to the Lock-Up Shares during the Lock-Up Period for the Closing Shares or the Lock-Up Period for the Conditional Shares, as applicable, including the right to vote any Lock-Up Shares.

3.           Miscellaneous.

(a)           Effective Date. Section 1 of this Agreement shall become effective at the Effective Time.

(b)           Termination of the Merger Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

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(c)           Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day (as defined in the Merger Agreement) following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a party may designate by notice to the other parties in accordance with this Section 3(c)):

If to TLGY, to:

TLGY Sponsors LLC

Flat A, 6/F, Ho Lee Commercial Building, 38-44 D’Aguilar Street, Central, Hong Kong SAR Attention: Manager

E-mail: legalnotice@tlgysponsors.com

jingoon@tlgyholdings.com

With a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton

45th Floor, Fortune Financial Center

5 Dong San Huan Zhong Lu

Chaoyang District, Beijing 100020

People’s Republic of China

Attention: Denise Shiu

E-mail: dshiu@cgsh.com

and

Cleary Gottlieb Steen & Hamilton

One Liberty Plaza

New York, NY 10006

Attention: Adam Brenneman

E-mail: abrenneman@cgsh.com

Verde Bioresins, Inc 2001 Wilshire Blvd Ste 330, Santa Monica, CA 90407 Attn: Brian Gordon E-mail: brian@verdebioresins.com	Wilmer Cutler Pickering Hale and Dorr LLP 2600 El Camino Real, Suite 400 Palo Alto, CA 94306 Attn: Daniel Zimmermann E-mail: Daniel.Zimmermann@wilmerhale.com
If to the Stockholder, to: [ ● ]	With a copy to (which shall not constitute notice): [ ● ]

(d)           Incorporation by Reference. Sections 1.02 (Construction) 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Jury Trial) and 11.13 (Enforcement) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STOCKHOLDER:

[ ● ]

By:
Name:
Title:

TLGY:

[VERDE BIORESINS, CORP.]

[ ● ]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Exhibit G

Form of FIRPTA Certificate

VERDE BIORESINS, INC.

STATEMENT UNDER TREASURY REGULATIONS SECTIONS 1.897-2(h) AND 1.1445-2(c)(3) RELATING TO STATUS OF INTERESTS AS “UNITED STATES REAL PROPERTY INTERESTS”

Reference is made to the Agreement and Plan of Merger, dated as of [●], 2023 (the “Agreement”), by and among TLGY Acquisition Corporation, a Cayman Islands exempted company (“Acquiror”), Verde Merger Sub Corp., a Delaware corporation (“Merger Sub”), Verde Bioresins, Inc., a Delaware corporation (the “Company”), and solely for certain sections and article named therein, TLGY Sponsors LLC, a Cayman Islands limited liability company.

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a United States real property interest (as defined in Section 897(c) of the Code) must withhold tax if the transferor is a foreign person. This certificate is being provided pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and Section 8.03(c) of the Agreement. To inform Acquiror and Merger Sub that withholding of tax is not required under Section 1445 of the Code in connection with the transactions contemplated under the Agreement, the undersigned hereby certifies the following on behalf of the Company:

1.	The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and the applicable Treasury Regulations during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

2.	Interests in the Company are not “United States real property interests” within the meaning of Section 897(c)(1) of the Code.

3.	The Company’s registered office is at [●].

4.	The Company’s U.S. employer identification number is [●].

5.	The Company understands that this certification may be disclosed to the U.S. Internal Revenue Service by Acquiror or Merger Sub and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, the undersigned, a responsible officer of the Company, declares (i) that the undersigned has examined this certification and, to the best of the undersigned’s knowledge and belief, it is true, correct, and complete and (ii) that the undersigned has the authority to sign this document on behalf of the Company.

Verde Bioresins, Inc.

By:
Name:
Title:
Date:	[●], 2023

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[Letterhead of Company providing FIRPTA Certificate]

[Date]

CERTIFIED MAIL & RETURN RECEIPT REQUESTED

Internal Revenue Service

Ogden Service Center

P.O. Box 409101

Ogden, UT 84409

Re: NOTICE OF STATEMENT UNDER TREASURY REGULATIONS SECTIONS 1.897-2(h) AND 1.1445-2(c)(3)

Dear Sir or Madam:

At the request of TLGY Acquisition Corporation, a Cayman Islands exempted company (and predecessor of Verde Bioresins Corp., a Delaware corporation following the consummation of the transactions contemplated under the Agreement (defined below)) (“Acquiror”) and Verde Merger Sub Corp., a Delaware corporation (“Merger Sub”), in connection with the merger contemplated under the Agreement and Plan of Merger dated as of June 21, 2023 (the “Agreement”) by and among Acquiror, Merger Sub, Verde Bioresins, Inc. a Delaware corporation (the “Company”), and solely for certain sections and article named therein, TLGY Sponsors LLC, a Cayman Islands limited liability company, the Company provided the attached statement (the “Statement”) to Acquiror and Merger Sub on [ ● ], 2023. The undersigned, being a duly authorized officer of the Company, hereby affirms the following:

(i)    This notice is being provided to the Internal Revenue Service pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3);

(ii)   The following information relates to the Company providing this notice:

Name: Verde Bioresins, Inc.

Address: [●]

U.S. Employer Identification

Number: [●]

(iii)  The attached statement was not requested by a foreign interest holder. The attached statement was voluntarily provided by the Company in response to a request from Acquiror and Merger Sub in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). The following information relates to Acquiror and Merger Sub, respectively:

Name: TLGY Acquisition Corporation (and predecessor of Verde Bioresins Corp., a Delaware corporation following the consummation of the transactions contemplated under the Agreement)

Address: [●]

U.S. Employer Identification

Number: [●]

Name: Verde Merger Sub Corp.

Address: [●]

U.S. Employer Identification

Number: [●]

(iv)  The Company has provided to Acquiror and Merger Sub the attached Statement, certifying that: (A) the Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable Treasury Regulations during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and (B) interests in the Company are not “United States real property interests” within the meaning of Section 897(c)(1) of the Code.

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Under penalties of perjury, the undersigned, a responsible officer of the Company declares (i) that the undersigned has examined this affidavit and the attached Statement and, to the best of the undersigned’s knowledge and belief, this affidavit and the attached Statement are true, correct and complete and (ii) that the undersigned has the authority to execute this document on behalf of the Company.

Verde Bioresins, Inc.

By:
Name:
Title:
Date:	[●], 2023

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Exhibit H

Post-Closing Directors and Officers

Class:	Director(s)	Term
Class I	To be determined within sixty (60) days of the date of this Agreement by Brian Gordon and Cuong Do, as members of the nomination committee, subject to applicable Nasdaq listing requirements	One year (expires at the first annual meeting of stockholders held after the time at which the initial classification becomes effective)
Class II	To be determined within sixty (60) days of the date of this Agreement by Brian Gordon and Cuong Do, as members of the nomination committee, subject to applicable Nasdaq listing requirements	Two Year (expires at the second annual meeting of stockholders held after the time at which the initial classification becomes effective)
Class III	Brian D. Gordon Cuong Do Jin-Goon Kim (initially, the Chairman)	Three year (expires at the third annual meeting of stockholders held after the time at which the initial classification becomes effective)